      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 25, 2001
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                           VALERO ENERGY CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

             DELAWARE                             2911                            74-1828067
 (State or Other Jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)           Identification Number)

                                ONE VALERO PLACE
                            SAN ANTONIO, TEXAS 78212
                                 (210) 370-2000
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                             ---------------------
                                JAY D. BROWNING
                              CORPORATE SECRETARY
                           VALERO ENERGY CORPORATION
                                ONE VALERO PLACE
                            SAN ANTONIO, TEXAS 78212
                                 (210) 370-2000
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                             ---------------------

                                   Copies To:

              EDWARD D. HERLIHY, ESQ.                              LYLE G. GANSKE, ESQ.
          WACHTELL, LIPTON, ROSEN & KATZ                        JONES, DAY, REAVIS & POGUE
                51 WEST 52ND STREET                                 901 LAKESIDE AVENUE
             NEW YORK, NEW YORK 10019                              CLEVELAND, OHIO 44114
                  (212) 403-1000                                      (216) 586-3939

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the merger of Ultramar Diamond Shamrock Corporation with and into the Registrant pursuant to the Agreement and Plan of Merger described in the enclosed joint proxy statement/prospectus.

    If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                                                   PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF         AMOUNT TO BE     PROPOSED MAXIMUM OFFERING    AGGREGATE OFFERING        AMOUNT OF
  SECURITIES TO BE REGISTERED       REGISTERED(1)         PRICE PER SHARE              PRICE(2)          REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value        52,000,000                 N/A                  2,102,580,000           $525,645
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) Represents the number of shares of the Common Stock of the registrant that may be issued to former stockholders of UDS pursuant to the Merger described herein, giving effect to the exercise of outstanding options or other rights to purchase UDS Common Stock.
(2) Pursuant to Securities Act Rule 457(c), (f)(1) and (f)(3), and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $2,102,580,000, which equals (i) the product of (a) the average of the high and low prices of the common stock, par value $0.01 per share, of UDS, of $54.355, as reported on the New York Stock Exchange on May 23, 2001 and (b) the total number of shares of common stock of UDS to be canceled (which is 76,000,000), less (ii) the amount of cash paid by the Registrant in exchange for shares of common stock (which equals $2,028,400,000).
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


[VALERO LOGO]                                                                     [UDS LOGO]

                                                                          , 2001

Dear Stockholder:

     The Boards of Directors of Valero Energy Corporation and Ultramar Diamond Shamrock Corporation have each approved the merger of UDS and Valero to create the leading independent U.S. oil refining and marketing company. Our respective Boards of Directors believe that the combined company will have the balanced assets, scale and financial flexibility to enhance its continued profitable growth and will be a premier competitor in the domestic refining and marketing business. We anticipate that, immediately after we complete the merger, Valero stockholders will own approximately 60%, and UDS stockholders will own approximately 40%, of the combined company.

     Under the terms of the merger agreement, UDS stockholders will receive, at their election and subject to proration as we describe in this document, cash, Valero common stock or a combination of cash and stock, in each case with a value per UDS share equal to the sum of $27.50 and the measurement period value of 0.614 shares of Valero common stock. The measurement period value for the Valero common stock is the average closing price for Valero common stock over a ten consecutive trading-day period ending on the third business day prior to completion of the merger. We expect the merger to be, in general, tax-free to UDS stockholders, except for the cash received for shares of UDS common stock or instead of fractional shares of Valero common stock.

     Information regarding the time, date, place and matters to be considered at the Valero and UDS special stockholder meetings is set forth on the accompanying "Notice of Special Meeting of Stockholders" and described in further detail in this document. In order to complete the merger, we must obtain necessary regulatory approvals and the approval of the merger by stockholders of both Valero and UDS. The merger agreement is described in detail in this document. Valero is also proposing that its stockholders approve an amendment to its certificate of incorporation to increase Valero's authorized common stock to 300 million shares, but the merger is not conditioned on approval of this amendment.

     Valero common stock is listed on the New York Stock Exchange under the symbol "VLO," and UDS common stock is listed on the New York Stock Exchange under the symbol "UDS."

     The Board of Directors of Valero unanimously recommends that Valero stockholders vote "FOR" adoption of the merger agreement and "FOR" approval of the amendment to Valero's certificate of incorporation. The Board of Directors of UDS unanimously recommends that UDS stockholders vote "FOR" adoption of the merger agreement.

     Your vote is important, regardless of the number of shares you own. If you fail to vote or if you abstain, it will have the same effect as a vote against the merger. Please vote as soon as possible to make sure that your shares are represented at the special meeting. To vote your shares, please complete and return the enclosed proxy card. You also may cast your votes in person at the appropriate special meeting.

Very truly yours,

VALERO ENERGY CORPORATION                              ULTRAMAR DIAMOND SHAMROCK
                                                       CORPORATION

/s/                                                    /s/

-----------------------------------------------------  -----------------------------------------------------
William E. Greehey                                     Jean R. Gaulin
President, Chief Executive Officer                     President, Chief Executive Officer
and Chairman of the Board                              and Chairman of the Board


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE VALERO COMMON STOCK TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED             , 2001, AND IS
FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT             , 2001.

                                 [VALERO LOGO]

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON             , 2001

                             ---------------------

To the Stockholders of Valero Energy Corporation:

     We will hold a special meeting of stockholders of Valero Energy Corporation at Valero's headquarters at One Valero Place, San Antonio, Texas 78212, on
          ,             , 2001, at 10:00 a.m., local time, for the purposes of
considering and voting on the following matters, as described in the accompanying joint proxy statement/prospectus:

          1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 6, 2001, between Valero and Ultramar Diamond Shamrock Corporation, and the merger contemplated thereby. Pursuant to the merger agreement, among other things, UDS will merge with and into
     Valero and Valero will issue approximately        million shares of Valero
     common stock to UDS stockholders in the merger, subject to the terms and conditions of the merger agreement. This proposal is more fully described in the accompanying joint proxy statement/prospectus.

          2. To consider and vote upon a proposal to amend Valero's certificate of incorporation to increase the number of authorized shares of common stock from 150 million shares to 300 million shares. This proposal is also more fully described in the accompanying joint proxy statement/prospectus. Approval of the amendment to Valero's certificate of incorporation is not a condition to Valero's obligation to complete the merger.

          3. To transact any other business as may properly come before the special meeting or any adjournments or postponements thereof.

     Holders of record of Valero common stock at the close of business on
            , 2001 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

                                            By Order of the Board of Directors,


                                            /s/
                                            ------------------------------------
                                            Corporate Secretary

San Antonio, Texas
            , 2001

                                   [UDS LOGO]

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON             , 2001

                             ---------------------

To the Stockholders of Ultramar Diamond Shamrock Corporation:

     We will hold a special meeting of the stockholders of Ultramar Diamond
Shamrock Corporation on           ,             , 2001, at      a.m., local
time, at           , for the following purposes:

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 6, 2001, by and between Valero Energy Corporation and UDS, and the merger contemplated thereby. Pursuant to the merger agreement, among other things, UDS will merge with and into Valero, subject to the terms and conditions of the merger agreement. This proposal is more fully described in the accompanying joint proxy statement/prospectus.

          2. To transact any other business as may properly come before the special meeting or any adjournments or postponements thereof.

     Holders of record of UDS common stock at the close of business on
            , 2001 will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

                                            By Order of the Board of Directors,


                                            /s/
                                            ------------------------------------
                                            Corporate Secretary

San Antonio, Texas
            , 2001

                             ADDITIONAL INFORMATION

     This joint proxy statement/prospectus incorporates important business and financial information about Valero and UDS from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at one of the following addresses:

     VALERO                              UDS
     Valero Energy Corporation           Ultramar Diamond Shamrock
     One Valero Place                    Corporation
     San Antonio, Texas 78212            6000 North Loop 1604 West
     Attention: Jay D. Browning          San Antonio, Texas 79249
     Corporate Secretary                 Attention: Todd Walker
     (210) 370-2000                      Corporate Secretary
                                         (210) 592-2000

     or                                  or

     Georgeson Shareholder               Morrow & Co., Inc.
     Communications, Inc.                445 Park Avenue
     17 State Street, 10th Floor         New York, New York 10022
     New York, New York 10004            (212) 754-8000
     Banks and Brokers Call Collect:
     (212) 440-9800
     All Others Call Toll-Free:
     (800) 223-2064

     IF YOU WOULD LIKE TO REQUEST ANY DOCUMENTS, PLEASE DO SO BY             ,
2001, IN ORDER TO RECEIVE THEM BEFORE YOUR SPECIAL MEETING.

     See "Where You Can Find More Information" on page 94.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    5
SELECTED HISTORICAL FINANCIAL DATA..........................   11
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA........   12
COMPARATIVE PER SHARE DATA..................................   13
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................   14
VALERO SPECIAL MEETING......................................   15
  General...................................................   15
  Matters To Be Considered..................................   15
  Proxies...................................................   15
  Solicitation of Proxies...................................   16
  Record Date and Voting Rights.............................   17
  Recommendation of the Valero Board of Directors...........   18
UDS SPECIAL MEETING.........................................   18
  General...................................................   18
  Matters To Be Considered..................................   18
  Proxies...................................................   18
  Solicitation of Proxies...................................   19
  Record Date and Voting Rights.............................   19
  Recommendation of the UDS Board of Directors..............   20
THE MERGER..................................................   21
  General...................................................   21
  Background of the Merger..................................   21
  Recommendation of the Valero Board of Directors; Valero's
     Reasons for the Merger.................................   23
  Recommendation of the UDS Board of Directors; UDS's
     Reasons for the Merger.................................   24
  Opinion of Valero's Financial Advisors....................   25
  Opinion of UDS's Financial Advisor........................   37
  Regulatory Approvals Required for the Merger..............   45
  Material U.S. Federal Income Tax Consequences.............   45
  Accounting Treatment......................................   47
  Interests of Certain Persons in the Merger................   48
  Management and Operations Following the Merger............   50
  Financing the Transaction.................................   50
THE MERGER AGREEMENT........................................   51
  Consideration To Be Received in the Merger................   51
  Allocation Procedure......................................   51
  Completion of the Merger..................................   56
  Representations and Warranties............................   56
  Interim Operations........................................   57
  Additional Covenants......................................   59
  Conditions................................................   63
  Termination of the Merger Agreement.......................   63
  Amendments, Extensions and Waivers........................   66
PROPOSED AMENDMENT TO VALERO'S CERTIFICATE OF
  INCORPORATION.............................................   68
PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................   70
  Valero....................................................   70
  UDS.......................................................   71

                                                              PAGE
                                                              ----
INFORMATION ABOUT VALERO....................................   72
  General...................................................   72
  Management and Additional Information.....................   72
INFORMATION ABOUT UDS.......................................   73
  General...................................................   73
  Management and Additional Information.....................   73
DESCRIPTION OF VALERO CAPITAL STOCK.........................   74
  Valero Common Stock.......................................   74
  Valero Rights Plan........................................   74
COMPARISON OF STOCKHOLDER RIGHTS............................   75
  Authorized Capital Stock..................................   75
  Size of Board of Directors................................   75
  Cumulative Voting.........................................   76
  Classes of Directors......................................   76
  Qualifications of Directors...............................   76
  Filling Vacancies on the Board............................   77
  Removal of Directors......................................   77
  Nomination of Directors for Election......................   78
  Transactions with Interested Stockholders.................   79
  Stockholder Rights Plan...................................   81
  Stockholder Action Without a Meeting......................   81
  Calling Special Meetings of Stockholders..................   81
  Submission of Stockholder Proposals.......................   82
  Notice of Stockholder Meetings............................   82
  Dividends.................................................   83
  Stockholder Preemptive Rights.............................   83
  Indemnification...........................................   83
  Limitations on Directors' and Officers' Liability.........   84
  Charter Amendments........................................   84
  Amendment of Bylaws.......................................   85
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..........   86
LEGAL MATTERS...............................................   92
RIGHTS OF DISSENTING STOCKHOLDERS...........................   92
EXPERTS.....................................................   93
OTHER MATTERS...............................................   94
STOCKHOLDER PROPOSALS.......................................   94
INDEPENDENT AUDITORS........................................   94
WHERE YOU CAN FIND MORE INFORMATION.........................   94
Appendix A Agreement and Plan of Merger.....................  A-1
Appendix B Opinion of Morgan Stanley & Co. Incorporated.....  B-1
Appendix C Opinion of Credit Suisse First Boston
  Corporation...............................................  C-1
Appendix D Opinion of Banc of America Securities LLC........  D-1
Appendix E Section 262 of the Delaware General Corporation
  Law Appraisal Rights......................................  E-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHY ARE VALERO AND UDS PROPOSING THE MERGER?

A: The merger presents a unique opportunity for us to create the premier independent U.S. oil refining and marketing company. Following the merger, we believe we will have the balance of refining and retailing assets and the greater scale and financial flexibility to pursue opportunities for continued profitable growth. We anticipate that we will become a stronger competitor in the domestic refining and marketing business, and expect that our financial performance will benefit from potential synergies. We also expect stockholder value to be enhanced through the increased liquidity of the larger combined company's stock.

Q:   WHAT WILL HAPPEN IN THE MERGER?

A: In the merger, UDS will merge with and into Valero. Except as described under the following question, UDS stockholders will receive, at their election and subject to proration as we describe in this document, cash, Valero common stock or a combination of cash and stock, in each case with a value per UDS share equal to the sum of $27.50 and the measurement period value of 0.614 shares of Valero common stock. The measurement period value is the average closing Valero common stock price over a ten consecutive full trading-day period ending three business days prior to completing the merger. We currently expect that UDS stockholders, in the aggregate, will own approximately 40%, and Valero stockholders, in the aggregate, will own approximately 60%, of the outstanding Valero common stock following the merger.

Q:   HOW DOES THE ELECTION FEATURE WORK?

A: A UDS stockholder can elect to receive consideration in the form of cash, Valero common stock or a combination of cash and stock. Whatever the form, the per share consideration paid to each UDS stockholder will have the same pre-tax value when the stock component is valued at the measurement period value. A form UDS stockholders can use to make their elections is enclosed with this document, and this document also provides instructions for properly submitting the form and the deadline for doing so. The election and proration procedures will not apply to UDS shares held under the UDS 401(k) Retirement Savings Plan and the UDS Grantor Trust Stock Ownership Program, which will be converted into Valero common stock based on the exchange ratio.

Q:   ARE THERE ANY LIMITS ON MY ABILITY TO ELECT CASH OR STOCK?

A: Yes. Because the total number of Valero shares to be issued and the total amount of cash to be paid in the merger to UDS stockholders as a group will each be fixed in the manner described in the merger agreement, elections will be subject to proration to stay within those limits.

Q:   HOW WILL PRORATION WORK?

A: If Valero common stock is oversubscribed, then UDS stockholders who have elected stock will nevertheless receive cash for some of their stock elections, on a pro rata basis, and vice versa if cash is oversubscribed. UDS stockholders who make no election will receive, at the election of Valero, cash, Valero common stock or some combination of cash and stock based on the number of UDS shares for which stock and cash elections are made. In limited circumstances, Valero may add more stock if needed to maintain the tax-free treatment of the merger.

Q: IF SOME OF MY SHARES ARE CONVERTED INTO THE FORM OF CONSIDERATION THAT I DIDN'T ELECT OR IF I MAKE NO ELECTION, WILL I BE RECEIVING LESS VALUE AT CLOSING FOR THOSE SHARES?

A: No. All UDS stockholders will receive consideration that is of equal pre-tax value on the measurement date, whether they receive cash, Valero common stock or a combination of cash and stock.

Q:   CAN YOU PROVIDE SOME EXAMPLES OF HOW THIS WOULD WORK?

A. The following hypothetical examples illustrate the merger consideration for various values of Valero common stock:

     - Assume that the ten-day average Valero stock price at closing is the same as the closing price on the NYSE on Friday, May 4, 2001 ($45.47). The per share consideration UDS stockholders would receive would equal $55.42 ($27.50 plus $27.92, the measurement period value of 0.614 Valero shares). UDS stockholders could elect to receive for each UDS share they own either $55.42 in cash or 1.219 shares of Valero common stock (which at that price would have a value of $55.42), or a combination of the foregoing.

     - Assume that the ten-day average Valero stock price at closing is $54.00. The per share consideration UDS stockholders would receive would equal $60.66 ($27.50 plus $33.16, the measurement period value of 0.614 Valero shares). UDS stockholders could elect to receive for each UDS share they own either $60.66 in cash or 1.123 shares of Valero common stock (which at that price would have a value of $60.66), or a combination of the foregoing.

     - Assume that the ten-day average Valero stock price at closing is $41.00. The per share consideration UDS stockholders would receive would equal $52.67 ($27.50 plus $25.17, the measurement period value of 0.614 Valero shares). UDS stockholders could elect to receive for each UDS share they own either $52.67 in cash or 1.285 shares of Valero common stock (which at that price would have a value of $52.67), or a combination of the foregoing.

     These examples are not intended to indicate what the future price of Valero common stock may actually be. We will not know the exact value of the cash and/or Valero common stock you will receive in the merger at the time of the stockholder meetings or at the time you submit your election form. The measurement period value of Valero common stock is subject to change due to market and other conditions, and may be greater or less than the market price of Valero common stock on the date of this document, the date of the respective stockholder meetings or the date you submit your election form.

Q:   WHERE AND WHEN ARE THE SPECIAL MEETINGS?

A:   The Valero special meeting will take place at Valero's headquarters at One
     Valero Place, San Antonio, Texas 78212 on           ,             , 2001,
     at 10:00 a.m., local time.

     The UDS special meeting will take place at           , on           ,
                 , 2001, at      a.m., local time.

Q:   WHAT ARE STOCKHOLDERS BEING ASKED TO VOTE ON AT THE SPECIAL MEETINGS?

A: Valero and UDS stockholders will vote on a proposal to adopt the merger agreement. Valero stockholders also will vote on an amendment to Valero's certificate of incorporation to increase the number of authorized shares of Valero common stock from 150 million shares to 300 million shares. Approval of the amendment to Valero's certificate of incorporation is not a condition to completion of the merger.

     Valero and UDS stockholders also may be asked to consider other matters as may properly come before the special meetings. At the present time, Valero and UDS know of no other matters that will be presented for consideration at the special meetings.

Q:   WHAT VOTE IS REQUIRED TO OBTAIN STOCKHOLDER APPROVAL?

A: For Valero, the affirmative vote of the holders of a majority of the outstanding shares of Valero common stock entitled to vote on the merger is required to adopt the merger agreement and to approve the amendment to Valero's certificate of incorporation.

     For UDS, the affirmative vote of the holders of a majority of the outstanding shares of UDS common stock entitled to vote on the merger is required to adopt the merger agreement.

Q:   WHAT DO THE VALERO AND UDS BOARDS RECOMMEND?

A: The Valero Board of Directors unanimously recommends that Valero stockholders vote "FOR" the proposal to adopt the merger agreement and "FOR" approval of the amendment to Valero's certificate of incorporation to increase the number of authorized shares of Valero common stock.

     The UDS Board of Directors unanimously recommends that UDS stockholders vote "FOR" the proposal to adopt the merger agreement.

Q:   WHO ELSE MUST APPROVE THE MERGER?

A: In addition to the approvals of the UDS and Valero stockholders, we must also obtain regulatory approvals for the merger. We cannot provide any assurances when or if the required regulatory approvals will be obtained and, if obtained, of the absence of any litigation challenging them or the merger. Please read the more detailed description of the regulatory approvals beginning on page 45.

Q:   WHAT SHOULD I DO NOW?

A: After carefully reading and considering the information contained in this joint proxy statement/ prospectus, please respond by completing, signing and dating your proxy card or voting instructions and returning it in the enclosed, postage-paid envelope, or, if available, by submitting your proxy or voting instructions by telephone or Internet, as soon as possible so that your shares may be represented at your special meeting.

     UDS stockholders who wish to make an election to receive cash, Valero common stock or a combination in the merger should also complete the enclosed election form and return it (together with their UDS stock certificates or a form of guaranteed delivery) pursuant to the instructions in this document prior to the election deadline, which is currently 5:00 p.m. New York City time on the second business day before the closing date of the merger. If your shares are held in "street name", you must follow the instructions provided to you by your broker.

     We will notify you of the exact date and time of the election deadline by issuing a press release prior to the election deadline. If we change the election deadline, we will issue a press release or make a public announcement of the new election deadline.

Q:   WHAT IF I DON'T VOTE?

A: If you fail to respond or if you abstain, it will have the same effect as a vote against the proposals we describe in this document. If you sign and return your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote in favor of our proposals, unless your shares are held in "street name", as described below.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME OR COMPLETE MY ELECTION FORM?

A: If you do not provide your broker with instructions on how to vote any shares you hold in "street name," your broker will not be permitted to vote them. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers you the opportunity to give your voting instructions by telephone or Internet.

     If you are a UDS stockholder and your UDS shares are held in "street name", your broker must complete and deliver the election form. Your broker will provide you with instructions on how to authorize it to complete the election form on your behalf. Please be sure to provide these instructions to your broker sufficiently in advance of the election deadline to permit your broker to deliver the election form prior to the election deadline.

Q: CAN I CHANGE MY VOTE OR ELECTION AFTER I HAVE DELIVERED MY PROXY OR ELECTION FORM?

A: Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy. If you choose either of these two methods and you are a holder of record, you must submit your notice of revocation or your new proxy to the Secretary of Valero or UDS, as appropriate, before the applicable special meeting. However, if your shares are held in a street name account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. Third, if you are a holder of record, or if your shares are held in street name and you receive a valid proxy from your broker, you can attend your special meeting and vote in person.

     UDS stockholders can change their election by submitting a new election form at any time prior to the election deadline. If your shares are held in "street name", you must follow the directions provided by your broker to change your election.

Q:   SHOULD I SEND IN MY UDS STOCK CERTIFICATES NOW?

A: You do not need to send in your UDS stock certificates to vote on the merger. We have included a form of election with this document that UDS stockholders can use to indicate their preference as to the type of payment -- cash, Valero common stock or a combination of cash and stock -- they would like to receive in the merger. The election form contains instructions for sending in the UDS certificates. If you want to express a preference for receiving the merger consideration in the form of cash, stock or a combination of cash and stock, you must properly complete, sign and return the election form according to its instructions. If you do not submit an election form, after the merger is completed, you will receive written information on the exchange of your UDS certificates.

Q: WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO UDS STOCKHOLDERS?

A: In general, holders of UDS common stock are not expected to be required to pay any U.S. federal income tax on shares of Valero common stock that they receive for their shares of UDS common stock as a result of the merger. UDS stockholders will generally pay tax on cash received as merger consideration (whether as the result of an election to receive cash or proration) or instead of a fractional share of Valero common stock.

     Your tax consequences will depend on your personal situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger. A summary of the U.S. federal income tax consequences of the merger can be found on pages 45 to 47.

Q:   DO I HAVE DISSENTERS' RIGHTS?

A: Under Delaware law, if UDS stockholders comply with strict statutory procedures, they are entitled to object to the merger and to demand payment for their shares of UDS stock in an amount that a Delaware court determines is the fair value of the shares. This amount may be higher or lower than the value of the cash or stock offered by Valero in the merger. Valero stockholders do not have the right to dissent from the merger under Delaware law.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as practicable. While there can be no assurances, we currently expect to complete the merger in the fourth quarter of the calendar year 2001.

Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or how to submit your proxy or election form, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy cards, voting instructions or election form, you should contact:

     - If you are a Valero stockholder:
       Georgeson Shareholder Communications, Inc.
       Toll free: (800) 223-2064

     - If you are a UDS stockholder:
       Morrow & Co.
       (212) 754-8000

                                    SUMMARY

     This brief summary does not contain all of the information that is important to you. To fully understand the merger, you should carefully read this entire document and the other documents to which this document refers. See "Where You Can Find More Information" on page 94.

THE COMPANIES (PAGES 72 AND 73)

     VALERO ENERGY CORPORATION
     ONE VALERO PLACE
     SAN ANTONIO, TEXAS 78212
     (210) 370-2000

     Valero is one of the largest and most geographically diverse independent petroleum refining and marketing companies in the United States. Headquartered in San Antonio, Texas, Valero has over 3,000 employees and had over $4.3 billion of assets at December 31, 2000, and over $14.6 billion of revenues in 2000.

     For additional information about Valero and its business, see "Information About Valero" on page 72 and "Where You Can Find More Information" on page 94.

     ULTRAMAR DIAMOND SHAMROCK CORPORATION
     6000 NORTH LOOP 1604 WEST
     SAN ANTONIO, TEXAS 78249
     (210) 592-2000

     UDS is a leading independent refiner and retailer of high-quality refined products and convenience store merchandise in the central, southwest and northeast regions of the United States and Eastern Canada. Headquartered in San Antonio, Texas, UDS has approximately 20,000 employees, and had over $5.9 billion in assets as of December 31, 2000 and over $17.0 billion of revenues in 2000.

     For additional information about UDS and its business, see "Information About UDS" on page 73 and "Where You Can Find More Information" on page 94.

THE MERGER (PAGE 21)

     We propose that Valero acquire UDS through the merger of UDS with and into Valero, with Valero being the surviving corporation in the merger. We refer to this transaction throughout this document as the merger. We have attached the merger agreement as Appendix A to this document. We urge you to read the merger agreement. It is the legal document that governs the merger.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 51)

     If you are a UDS stockholder, upon completion of the merger, each of your shares of UDS common stock automatically will be converted into the right to receive cash, a number of shares of Valero common stock or a combination of cash and stock, in each case with a value equal to the sum of $27.50 and the measurement period value of 0.614 shares of Valero common stock. The measurement period value is the average closing Valero common stock price over a ten consecutive full trading-day period ending three business days prior to completing the merger. The amount of cash and stock received by a stockholder may be adjusted if necessary to maintain the tax-free nature of the merger. In any event, UDS shares held under the UDS 401(k) Retirement Savings Plan and the UDS Employee Grantor Trust will all be converted into Valero common stock. In addition, UDS stockholders will be paid cash instead of any fractional share of Valero common stock to which they are otherwise entitled. Shares of Valero common stock outstanding before the merger is completed will remain outstanding and will not be changed as a result of the merger.

REASONS FOR THE MERGER (PAGES 23 AND 24)

     Please see "Questions and Answers about the Merger -- Why Are Valero and UDS Proposing the Merger?" above. In addition, each of the Valero Board of Directors and the UDS Board of Directors also considered a number of other factors. See "The Merger -- Recommendation of the Valero Board of Directors; Valero's Reasons for the Merger"; "The Merger -- Recommendation of the UDS Board of Directors; UDS's Reasons for the Merger"; "The Merger -- Opinion of Valero's Financial Advisors" and "The Merger -- Opinion of UDS's Financial Advisor".

RECOMMENDATIONS TO STOCKHOLDERS (PAGES 18 TO 20)

     Please see "Questions and Answers about the Merger -- What Do the Valero and UDS Boards Recommend?" above.

  Valero Stockholders

     The Valero Board of Directors believes that the merger agreement is fair to and in the best interests of Valero and Valero stockholders, and unanimously recommends that Valero stockholders vote "FOR" adoption of the merger agreement. The Valero Board of Directors believes that the amendment to Valero's certificate of incorporation is fair to and in the best interests of Valero and Valero stockholders, and unanimously recommends that Valero stockholders vote "FOR" approval of the amendment to Valero's certificate of incorporation.

  UDS Stockholders

     The UDS Board of Directors believes that the merger agreement is fair to and in the best interests of UDS stockholders, and unanimously recommends that UDS stockholders vote "FOR" the adoption of the merger agreement.

OPINIONS OF FINANCIAL ADVISORS (PAGES 25 TO 37)

  Valero

     Among other factors considered in deciding to approve and adopt the merger agreement and the merger, the Valero Board of Directors received a written opinion from each of Valero's financial advisors, Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation, that, as of May 4, 2001, the date of the opinions, the merger consideration to be paid by Valero pursuant to the merger agreement was fair from a financial point of view to Valero. We have attached the full text of Morgan Stanley's and Credit Suisse First Boston's written opinions as Appendix B and Appendix C, respectively, to this document. You should read these opinions completely to understand the assumptions made, matters considered and limitations on the review undertaken by Morgan Stanley and Credit Suisse First Boston in providing their opinions. MORGAN STANLEY'S AND CREDIT SUISSE FIRST BOSTON'S OPINIONS ARE DIRECTED TO THE VALERO BOARD OF DIRECTORS AND DO NOT CONSTITUTE A RECOMMENDATION AS TO HOW ANY STOCKHOLDER SHOULD VOTE WITH RESPECT TO ANY MATTER RELATING TO THE MERGER.

  UDS

     UDS's financial advisor, Banc of America Securities LLC, delivered a written opinion on May 5, 2001 to the UDS Board as to the fairness, from a financial point of view, to UDS stockholders of the consideration provided for in the merger. The full text of the written opinion of Banc of America Securities which sets forth the assumptions made, matters considered and limits on review undertaken, has been attached as Appendix D to this document. You are encouraged to read this opinion carefully in its entirety. THE OPINION OF BANC OF AMERICA SECURITIES IS ADDRESSED TO THE UDS BOARD OF DIRECTORS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF UDS AS TO ANY MATTERS RELATING TO THE MERGER.

RECORD DATE; VOTE REQUIRED (PAGES 17 TO 19)

  Valero Stockholders

     You can vote at the Valero special meeting if you owned Valero common stock
at the close of business on             , 2001. On that date, there were
          shares of Valero common stock outstanding and entitled to vote. You can cast one vote for each share of Valero common stock that you owned on that date. In order to adopt the merger agreement, the holders of a majority of the outstanding shares of Valero common stock entitled to vote on the merger agreement must vote in favor of it. In order to approve the amendment to Valero's certificate of incorporation, the holders of a majority of the outstanding shares of Valero common stock entitled to vote must vote in favor of doing so.

  UDS Stockholders

     You can vote at the UDS special meeting if you owned UDS common stock at
the close of business on             , 2001. On that date, there were
shares of UDS common stock outstanding and entitled to vote. You can cast one vote for each share of UDS common stock that you owned on that date. In order to adopt the merger agreement, the holders of a majority of the outstanding shares of UDS common stock entitled to vote must vote in favor of doing so.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

     On May 4, 2001, the last trading day before we announced the merger, the closing price for Valero common stock on the NYSE was $45.47 and for UDS common
stock, $42.71. On             , 2001, Valero common stock closed at $     per
share and UDS common stock closed at $     per share.

     The market value of the shares of Valero common stock that will be issued in exchange for shares of UDS common stock upon the completion of the merger will not be known at the time you vote on the adoption of the merger agreement or UDS stockholders submit their election forms because the merger will not be completed by then. The market prices of Valero and UDS common stock will likely fluctuate prior to the merger, and the value of the per-share merger consideration, whether received in the form of cash, Valero common stock or a combination of cash and stock, will be related to the average closing price of Valero common stock during a ten consecutive full trading-day measurement period ending three business days prior to closing of the merger. You should obtain current stock price quotations for Valero common stock and UDS common stock.

LISTING OF VALERO COMMON STOCK

     Valero will apply to have the Valero common stock issued in the merger approved for listing on the NYSE, where Valero common stock currently is traded under the symbol "VLO." If the merger is completed, UDS common stock will no longer be listed on the NYSE or any other exchange.

DISSENTERS' RIGHTS OF APPRAISAL (PAGE 92)

  UDS Stockholders

     Under Delaware law, UDS stockholders who properly exercise their appraisal rights (including, but not limited to, not voting in favor of the merger) will have dissenters' rights of appraisal in connection with the merger. Dissenting stockholders who properly exercise their appraisal rights will receive such consideration as may be determined pursuant to Delaware law. If UDS stockholders lose or fail to perfect their appraisal rights, they will receive the merger consideration and will be treated under the merger agreement as not having made any election as to whether to receive consideration in the form of cash or Valero common stock.

  Valero Stockholders

     Under Delaware law, Valero stockholders will not have dissenters' rights of appraisal in connection with the merger or the amendment to Valero's certificate of incorporation.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 63)

     Completion of the merger depends on a number of conditions being met, including:

     - the approval of the merger agreement by UDS and Valero stockholders,

     - the accuracy of the representations and warranties made by each company, except where the failure to be accurate would not have a material adverse effect,

     - the performance of each party's obligations under the merger agreement,

     - each party's receipt of an opinion from its counsel that the merger will qualify as a reorganization for U.S. federal income tax purposes, and

     - the receipt of regulatory approvals, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

TERMINATION OF THE MERGER AGREEMENT; TERMINATION FEES (PAGE 63)

     We can mutually agree at any time to terminate the merger agreement without completing the merger, even if UDS and Valero stockholders have approved the merger agreement. In addition, either of us can decide, without the consent of the other, to terminate the merger agreement in a number of situations, including:

     - the final denial of a required regulatory approval or a final governmental order prohibiting the merger,

     - failure to obtain stockholder approvals,

     - specified circumstances relating to a withdrawal or modification by the other party's Board of Directors of its recommendation to its stockholders to approve the merger, or

     - failure to complete the merger on or before May 3, 2002.

     In addition, UDS may, before the UDS stockholder meeting occurs, terminate the merger agreement in certain circumstances to enter into another transaction that is financially superior to the merger in response to an unsolicited acquisition proposal (provided that UDS complies with the "no solicitation" provisions of the merger agreement and pays a termination fee, and Valero is given an opportunity to respond to the alternative offer).

     Each of Valero and UDS has agreed to pay a termination fee of $125 million to the other party in the event that the merger is terminated under specified circumstances relating to a competing acquisition proposal or a withdrawal or change in such party's Board recommendation. A $125 million termination fee is also payable by a party under specified circumstances relating to a breach by that party of certain of its obligations under the merger agreement, the failure to obtain its stockholders' approval of the merger, or the failure of the merger to occur on or before May 3, 2002, but only if the party takes certain actions regarding an alternative acquisition proposal within one year following such termination.

UDS EQUITY-BASED AWARDS (PAGE 49)

     Upon completion of the merger, each outstanding UDS employee stock option will be converted into a stock option to purchase a number of shares of Valero common stock that is equal to the product of the exchange ratio, multiplied by the number of shares of UDS common stock that would have been obtained upon the exercise of the UDS stock option before the merger, rounded to the nearest whole share. The exercise price per share will be equal to the exercise price per share of UDS common stock subject to the UDS stock option before the conversion divided by the exchange ratio, rounded to the nearest whole cent.

The exchange ratio is determined by dividing the sum of $27.50 and the value of
0.614 shares of Valero common stock (based on the average closing Valero common stock price during the ten consecutive full trading days ending on the third business day prior to the closing) by this ten-day average Valero stock price. All UDS employee stock options, restricted shares of UDS common stock and performance units are subject to accelerated vesting in connection with the merger.

WAIVER AND AMENDMENT (PAGE 66)

     We may jointly amend the merger agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the merger agreement, to the extent legally permissible.

ACCOUNTING TREATMENT (PAGE 47)

     The merger will be accounted for using the "purchase method" of accounting for business combinations under U.S. generally accepted accounting principles.

REGULATORY APPROVALS (PAGE 45)

     Under the federal antitrust law, we cannot complete the merger until we furnish specified materials and information to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and satisfy waiting period requirements. We may also be required to obtain regulatory approvals from, or make filings with, various state and foreign authorities in connection with the merger. We expect that we will be able to obtain all required regulatory approvals, but we cannot assure you when or if these regulatory approvals will be obtained or what, if any, conditions the regulatory authorities will place on the granting of such approvals.

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS (PAGE 48)

     In considering the recommendation of the UDS Board of Directors, you should be aware that certain directors and officers of UDS have interests in the merger that are different from, or in addition to, the interests of UDS stockholders as stockholders. These interests include:

     - severance and other additional benefits payable to certain UDS officers in the event their employment is involuntarily terminated other than for "cause" or terminated by the executive for "good reason" in connection with the merger;

     - the accelerated vesting of, and the payment of enhanced benefits and lump-sum cash payments under, certain incentive stock-based awards and retirement plans in which UDS officers participate; and

     - the accelerated vesting and conversion of UDS stock options into Valero stock options held by UDS officers and directors.

     When the merger is completed, Valero will expand the Valero Board of Directors to 13 members and cause four of the current members of the UDS Board of Directors to be appointed to the Valero Board of Directors.

     Also, following completion of the merger, Valero will indemnify and provide directors' and officers' insurance for the directors and officers of UDS for events occurring before the merger, including events that are related to the merger agreement.

     The members of our respective Boards of Directors knew about these additional interests, and considered them, among other matters, when they approved and adopted the merger agreement and the merger.

PROPOSED AMENDMENT TO VALERO'S RESTATED CERTIFICATE OF INCORPORATION (PAGE 68)

     Valero stockholders also will vote on a proposal to approve an amendment to Valero's certificate of incorporation to increase the number of shares of authorized Valero common stock from 150 million shares to 300 million shares. Approval of the amendment is not a condition to completion of the merger.

FINANCING OF THE MERGER (PAGE 50)

     Valero currently intends to finance the cash portion of the merger consideration through borrowings under various bank credit agreements that are expected to be put in place over the next several months.

                       SELECTED HISTORICAL FINANCIAL DATA
                (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

HOW WE PREPARED THE FINANCIAL STATEMENTS

     We are providing the following information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited financial statements of Valero and UDS for the years 1996 through 2000 and the unaudited financial statements of Valero and UDS for the three months ended March 31, 2001 and 2000. This information is only a summary, and you should read it together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the Securities and Exchange Commission, or SEC, and incorporated by reference in this document. See "Where You Can Find More Information."

VALERO ENERGY CORPORATION

                                      THREE MONTHS ENDED
                                           MARCH 31,                       YEAR ENDED DECEMBER 31,
                                      -------------------   -----------------------------------------------------
                                        2001       2000       2000        1999       1998       1997       1996
                                      --------   --------   ---------   --------   --------   --------   --------
                                          (UNAUDITED)
Operating revenues..................  $3,769.3   $2,928.6   $14,671.1   $7,961.2   $5,539.3   $5,756.2   $2,757.9
Income (loss) from continuing
  operations........................  $  136.1   $   30.7   $   339.1   $   14.3   $  (47.3)  $  111.8   $   22.5
Earnings (loss) per share of common
  stock from continuing
  operations........................  $   2.23   $    .55   $    5.79   $    .25   $   (.84)  $   2.16   $    .51
Earnings (loss) per share of common
  stock from continuing
  operations -- assuming dilution...  $   2.13   $    .54   $    5.60   $    .25   $   (.84)  $   2.03   $    .44
Total assets........................  $4,559.6   $3,121.2   $ 4,307.7   $2,979.3   $2,725.7   $2,493.0   $1,985.6
Long-term debt, less current
  maturities, and redeemable
  preferred stock...................  $1,042.1   $  645.2   $ 1,042.4   $  785.5   $  822.3   $  430.2   $  354.5
Company-obligated mandatorily
  redeemable preferred securities of
  subsidiary trust..................  $  172.5   $     --   $   172.5   $     --   $     --   $     --   $     --
Dividends per share of common
  stock.............................  $    .08   $    .08   $     .32   $    .32   $    .32   $    .42   $    .52

ULTRAMAR DIAMOND SHAMROCK CORPORATION

                                  THREE MONTHS ENDED
                                       MARCH 31,                         YEAR ENDED DECEMBER 31,
                                  -------------------   ---------------------------------------------------------
                                    2001       2000       2000        1999        1998        1997        1996
                                  --------   --------   ---------   ---------   ---------   ---------   ---------
                                      (UNAUDITED)
Operating revenues..............  $4,214.1   $3,645.4   $17,061.1   $13,939.3   $11,113.1   $10,860.5   $10,190.8
Income (loss) before
  extraordinary loss............  $  136.7   $   69.1   $   444.3   $   173.2   $   (78.1)  $   159.6   $   (35.9)
Earnings (loss) per share of
  common stock before
  extraordinary loss............  $   1.77   $    .80   $    5.12   $    2.00   $    (.89)  $    1.99   $    (.54)
Earnings (loss) per share of
  common stock before
  extraordinary loss -- assuming
  dilution......................  $   1.73   $    .80   $    5.11   $    2.00   $    (.89)  $    1.94   $    (.54)
Total assets....................  $5,644.3   $5,182.4   $ 5,988.4   $ 4,936.0   $ 5,315.0   $ 5,594.7   $ 4,420.0
Long-term debt, less current
  maturities....................  $1,917.8   $1,532.0   $ 1,659.8   $ 1,327.6   $ 1,937.0   $ 1,877.5   $ 1,657.8
Company-obligated mandatorily
  redeemable preferred
  securities of subsidiary
  trust.........................  $  200.0   $  200.0   $   200.0   $   200.0   $   200.0   $   200.0   $      --
Dividends per share of common
  stock.........................  $   .275   $   .275   $    1.10   $    1.10   $    1.10   $    1.10   $    1.10

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following selected unaudited pro forma combined financial data has been derived from and should be read together with the unaudited pro forma combined financial statements and related notes on page 86 through page 91. This information is based on the historical consolidated balance sheets and related historical consolidated statements of income of Valero (as adjusted to reflect the effect of Valero's acquisition of its Benicia refinery and retail assets and related financings, which were completed during the second quarter of 2000, as if they had occurred on January 1, 2000) and UDS, giving effect to the merger using the purchase method of accounting for business combinations. This information is for illustrative purposes only.

     The companies may have performed differently had they always been combined. You should not rely on the selected unaudited pro forma combined financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Valero will experience after the merger.

                                                          THREE MONTHS
                                                             ENDED           YEAR ENDED
                                                         MARCH 31, 2001   DECEMBER 31, 2000
                                                         --------------   -----------------
                                                               (MILLIONS OF DOLLARS,
                                                             EXCEPT PER SHARE AMOUNTS)
Operating revenues.....................................     $7,307.1          $29,777.1
Operating income.......................................        470.0            1,389.1
Net income(1)..........................................        222.4              604.5
Earnings per common share(1)...........................         2.14               5.81
Earnings per common share -- assuming dilution(1)......         2.06               5.69

                                                               AT MARCH 31, 2001
                                                               -----------------
                                                                 (MILLIONS OF
                                                                   DOLLARS)
Total assets................................................      $ 13,470.2
Long-term debt, less current maturities.....................         4,988.8
Company-obligated mandatorily redeemable preferred
  securities of subsidiary trust............................           372.5

-------------------------

(1) These amounts reflect the amortization of goodwill resulting from the merger on a straight-line basis over an estimated useful life of 40 years. If goodwill were not amortized, as currently proposed by the Financial Accounting Standards Board (See "The Merger -- Accounting Treatment"), pro forma combined net income would be $237.5 million and $664.8 million, earnings per common share would be $2.29 and $6.39, and earnings per common share assuming dilution would be $2.20 and $6.25, for the three months ended March 31, 2001 and the year ended December 31, 2000, respectively. None of these amounts reflect the effect of anticipated synergies expected to result from the merger.

                           COMPARATIVE PER SHARE DATA

     Set forth below are net income, cash dividends and book value per common share amounts for Valero and UDS on a historical basis, for Valero on a pro forma combined basis, and on a pro forma combined basis per UDS-equivalent common share. The exchange ratio is assumed to be 1.225 shares of Valero common stock for each share of UDS common stock, based on the average of the closing prices of Valero common stock during the period from two trading days prior to announcement of the merger to two trading days following the announcement.

     The Valero pro forma combined data was derived by combining the adjusted historical consolidated financial information of Valero and the historical consolidated financial information of UDS using the purchase method of accounting for business combinations as described under "Unaudited Pro Forma Combined Financial Information." Valero's historical statement of income for the year ended December 31, 2000 has been adjusted to reflect the pro forma impact of the Benicia acquisition and related financings, which were completed during the second quarter of 2000, as if they had occurred on January 1, 2000.

     The UDS-equivalent common share pro forma information shows the effect of the merger from the perspective of an owner of UDS common stock. The information was computed by multiplying the Valero pro forma information by the assumed exchange ratio of 1.225.

     You should read the information below together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and that we have incorporated by reference in this document. See "Where You Can Find More Information." The unaudited pro forma combined data below is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on this information to be indicative of the historical results that would have been achieved had the companies always been combined or the future results that Valero will experience after the merger.

                                                              THREE MONTHS
                                                                 ENDED        YEAR ENDED
                                                               MARCH 31,     DECEMBER 31,
                                                                  2001           2000
                                                              ------------   ------------
Valero historical data, per common share:
  Earnings per common share.................................     $ 2.23         $ 5.79
  Earnings per common share -- assuming dilution............       2.13           5.60
  Cash dividends............................................        .08            .32
  Book value at end of period...............................      27.94          25.10
Valero pro forma combined data, per Valero common share:
  Earnings per common share(1)..............................       2.14           5.81
  Earnings per common share -- assuming dilution(1).........       2.06           5.69
  Cash dividends............................................        .08            .32
  Book value at end of period...............................      37.33             --
UDS historical data, per common share:
  Earnings per common share.................................       1.77           5.12
  Earnings per common share -- assuming dilution............       1.73           5.11
  Cash dividends............................................       .275           1.10
  Book value at end of period...............................      19.71          20.98
Valero pro forma combined data, per UDS-equivalent common
  share:
  Earnings per common share.................................       2.62           7.12
  Earnings per common share -- assuming dilution............       2.52           6.97
  Cash dividends............................................        .10            .39
  Book value at end of period...............................      45.73             --

-------------------------

(1) These amounts reflect the amortization of goodwill resulting from the merger on a straight-line basis over an estimated useful life of 40 years. If goodwill were not amortized, as currently proposed by the Financial Accounting Standards Board (See "The Merger -- Accounting Treatment"), pro forma combined earnings per common share would be $2.29 and $6.39, and earnings per common share assuming dilution would be $2.20 and $6.25, for the three months ended March 31, 2001 and the year ended December 31, 2000, respectively. None of these amounts reflect the effect of anticipated synergies expected to result from the merger.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This joint proxy statement/prospectus, including information incorporated by reference in this document (see "Where You Can Find More Information"), contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Valero and UDS, as well as certain information relating to the merger, including, without limitation:

     - statements relating to the synergies and accretion to reported earnings estimated to result from the merger;

     - statements with respect to various actions to be taken or requirements to be met in connection with completing the merger or integrating Valero and UDS after the merger;

     - statements relating to revenue, income and operations of the combined company after the merger; and

     - statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions.

     These statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

     - expected cost savings from the merger may not be fully realized or realized within the expected time frame;

     - revenues following the merger may be lower than expected;

     - changes may occur in the supply and demand for and the price of crude oil, refined products or the other products or services provided or consumed by our companies;

     - costs or difficulties related to obtaining regulatory approvals for and to completing the merger and, following the merger, to the integration of the businesses of Valero and UDS, may be greater than expected;

     - general economic conditions, either internationally or nationally or in the jurisdictions in which Valero and UDS are doing business, may be less favorable than expected;

     - legislative or regulatory changes, including changes in environmental regulation, may adversely affect the businesses in which Valero and UDS are engaged;

     - there may be environmental risks and liability under federal, state and foreign environmental laws and regulations;

     - changes may occur in the securities or capital markets; and

     - other economic, business, competitive and/or regulatory factors may affect Valero's and UDS's businesses generally as described in Valero's and UDS's filings with the SEC.

                             VALERO SPECIAL MEETING

GENERAL

     This document is first being mailed by Valero to the holders of Valero
common stock on or about           , and is accompanied by the notice of the
Valero special meeting and a form of proxy that is solicited by the Valero Board of Directors for use at the Valero special meeting, to be held at Valero's
headquarters at One Valero Place, San Antonio, Texas 78212, on             ,
            , 2001, at 10:00 a.m., local time, and at any adjournments or postponements of the Valero special meeting.

MATTERS TO BE CONSIDERED

     The purpose of the Valero special meeting is:

          (1) to consider and vote on a proposal to adopt the merger agreement;

          (2) to consider and vote on a proposal to approve an amendment to Valero's certificate of incorporation to increase the number of authorized shares of Valero common stock from 150 million shares to 300 million shares; and

          (3) to consider any other matters that may properly come before the Valero special meeting.

     Valero stockholders also may be asked to vote upon a proposal to adjourn or postpone the Valero special meeting. Valero could use any adjournment or postponement of the Valero special meeting for the purpose, among others, of allowing additional time for soliciting additional votes to adopt the merger agreement or approve the increase in the number of authorized shares of Valero common stock.

PROXIES

     The Valero Board of Directors is soliciting your proxy to give you the opportunity to vote at the Valero special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions.

     You may grant a proxy by:

          (a) signing and mailing your proxy card;

          (b) calling the toll-free telephone number shown on your proxy or voting instruction card and following the recorded instructions; or

          (c) transmitting your voting instructions over the Internet by going to the address shown on your proxy or voting instruction card.

If you are a holder of record, or if your shares are held in street name and you have a valid proxy from your broker, you also may cast your vote in person at the meeting.

  Mail

     To grant your proxy by mail, please complete your proxy card, and sign, date and return it in the enclosed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated. If you vote by telephone or the Internet, do not mail back your proxy card.

  Telephone

     You may use the toll-free telephone number listed on your proxy card to grant your proxy. You must have your proxy card ready and:

          (a) dial the toll-free number;

          (b) enter the control number located on your proxy card; and

          (c) follow the recorded instructions.

  Internet

     You may transmit your voting instructions over the Internet by going to the website address shown on your proxy card. You will be asked to enter the six-digit control number you will find on your proxy card. Then follow the instructions. (As with all Internet usage, the user must pay all access fees and telephone charges).

  In Person

     If you attend the Valero special meeting in person, you may vote your shares by ballot at the Valero special meeting if you are a holder of record, or if your shares are held in street name and you have a valid proxy from your broker.

     You may revoke your proxy at any time prior to the closing of the polls at the Valero special meeting by delivering to the Secretary of Valero a signed notice of revocation or a later-dated signed proxy or by attending the Valero special meeting and voting in person. Attendance at the Valero special meeting will not in itself constitute the revocation of your proxy.

     Written notices of revocation and other communications with respect to the revocation of Valero proxies should be addressed to Valero Energy Corporation, One Valero Place, San Antonio, Texas 78212, Attention: Corporate Secretary. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified in the proxies.

     IF YOU MAKE NO SPECIFICATION ON YOUR PROXY, YOUR PROXY WILL BE VOTED IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT AND IN FAVOR OF THE APPROVAL OF THE AMENDMENT TO VALERO'S CERTIFICATE OF INCORPORATION.

     The Valero Board of Directors currently is unaware of any matters, other than the matters we have described in this document, that may be presented for action at the Valero special meeting. If other matters do properly come before the Valero special meeting, however, it is intended that shares represented by proxies will be voted, or not voted, by the individuals named in the proxies in their discretion. No proxy that is voted against adoption of the merger agreement or approval of the amendment to the Valero certificate of incorporation will be voted in favor of any adjournment or postponement of the Valero special meeting for the purpose of soliciting additional proxies for such adoption or approval, as the case may be.

  Participants in the Valero Thrift Plan

     If you participate in the Valero Thrift Plan, your proxy card will represent (in addition to any shares you held individually of record on the record date) the number of shares allocated to your account under the Thrift Plan. For those shares held under the Thrift Plan, the proxy card will constitute an instruction to the Trustee of the Thrift Plan as to how those shares are to be voted. Shares for which instructions are not received may be voted by the Trustee in accordance with the terms of the Thrift Plan.

SOLICITATION OF PROXIES

     Valero will bear the entire cost of soliciting proxies from Valero stockholders, except that Valero and UDS each has agreed to pay one-half the costs of filing, printing and mailing this joint proxy statement/ prospectus and related proxy materials. In addition to the solicitation of proxies by mail, Valero will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of Valero common stock held by them and secure their voting instructions if necessary. Valero will reimburse those record holders for their reasonable expenses in so doing. Valero has also made arrangements with Georgeson Shareholder Communications, Inc. to assist it in soliciting proxies, and has agreed to pay customary fees plus expenses for those services. Valero also may use several of its regular employees, who will not be specially compensated, to solicit proxies from Valero stockholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS

     In accordance with the provisions of Delaware law, Valero's bylaws and the
rules of the New York Stock Exchange, Valero has fixed             , 2001, as
the record date for determining those Valero stockholders entitled to notice of and to vote at the Valero special meeting. Accordingly, only Valero stockholders of record at the close of business on the record date will be entitled to notice of and to vote at the Valero special meeting. At the close of business on the
record date, there were           shares of Valero common stock outstanding held
by           holders of record. The presence, in person or by proxy, of a majority of shares of Valero common stock outstanding and entitled to vote on the record date is necessary to constitute a quorum at the Valero special meeting. Each share of Valero common stock outstanding on the record date entitles its holder to one vote.

     Shares of Valero common stock held by persons attending the Valero special meeting but not voting, and shares of Valero common stock for which Valero has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the Valero special meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the Valero special meeting, but will have the same effect as votes cast at the Valero special meeting against adoption of the merger agreement or approval of the amendment of Valero's certificate of incorporation. Brokers that hold shares of Valero common stock in nominee or street name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on the matters to be considered and voted upon at the Valero special meeting without specific instructions from those customers. These "broker non-votes" will be counted for purposes of determining whether a quorum exists.

     Under applicable Delaware law, Valero's certificate of incorporation and Valero's bylaws, adoption of the merger agreement and approval of the amendment to Valero's certificate of incorporation each requires the affirmative vote of the holders of a majority of the shares of Valero common stock outstanding and entitled to vote. Because adoption of each of these proposals requires the affirmative vote of a majority of the shares of Valero common stock outstanding and entitled to vote thereon, abstentions and broker non-votes have the same effect as a vote against adoption of the merger agreement or approval of the amendment of the certificate of incorporation, as the case may be.

     THE VALERO BOARD OF DIRECTORS URGES VALERO STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE, TRANSMIT YOUR VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE.

     As of the Valero record date, directors and executive officers of Valero
beneficially owned           shares of Valero common stock (including shares
held in Valero thrift plans and           shares subject to Valero stock options
exercisable within 60 days). As of the Valero record date, shares held by directors and executive officers of Valero entitle them to exercise
approximately [          ] percent of the voting power of the Valero common
stock entitled to vote at the Valero special meeting. As of the Valero record date, directors and executive officers of UDS owned [less than 1% of the outstanding] shares of Valero common stock.

     Additional information with respect to beneficial ownership of Valero common stock by directors and executive officers of Valero is incorporated by reference to Valero's Annual Report on Form 10-K for the year ended December 31, 2000. See "Where You Can Find More Information."

RECOMMENDATION OF THE VALERO BOARD OF DIRECTORS

     The Valero Board of Directors has unanimously declared the merger agreement to be advisable and approved and adopted the merger agreement and the merger. The Valero Board of Directors believes that the merger agreement is fair to and in the best interests of Valero and Valero stockholders, and unanimously recommends that Valero stockholders vote "FOR" adoption of the merger agreement and "FOR" approval of the amendment to Valero's certificate of incorporation. See "The Merger -- Recommendation of the Valero Board of Directors; Valero's Reasons for the Merger."

                              UDS SPECIAL MEETING

GENERAL

     This document is first being mailed by UDS to the holders of UDS common
stock on or about             , 2001, and is accompanied by the notice of the
UDS special meeting and a form of proxy that is solicited by the UDS Board of
Directors for use at the UDS special meeting, to be held on           ,
                      , 2001, at           a.m., local time, at           ,
          , and at any adjournments or postponements of the UDS special meeting.

MATTERS TO BE CONSIDERED

     The purpose of the UDS special meeting is to adopt the merger agreement, and to consider any other matters that may properly come before the UDS special meeting.

     UDS stockholders also may be asked to vote upon a proposal to adjourn or postpone the UDS special meeting. UDS could use any adjournment or postponement of the UDS special meeting for the purpose, among others, of allowing additional time for soliciting additional votes to adopt the merger agreement.

PROXIES

     The UDS Board of Directors is soliciting your proxy to give you the opportunity to vote at the UDS special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions.

     You may grant a proxy by:

          (a) signing and mailing your proxy card; or

          (b) transmitting your voting instructions over the Internet by going to the address: www.proxyvote.com.

If you are a holder of record, or if your shares are held in street name and you have a valid proxy from your broker, you also may cast your vote in person at the meeting.

  Mail

     To grant your proxy by mail, please complete your proxy card, and sign, date and return it in the enclosed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated.

  Internet

     You may transmit your voting instructions over the Internet by going to the address: www.proxyvote.com. You will be asked to enter the control number you will find on your proxy card. Then follow the instructions. You may also indicate if you would like to receive future proxy materials through the Internet. (As with all Internet usage, the user must pay all access fees and telephone charges).

  In Person

     If you attend the UDS special meeting in person, you may vote your shares by ballot at the UDS special meeting if you are a holder of record, or if your shares are held in street name and you have a valid proxy from your broker.

     You may revoke your proxy at any time prior to the closing of the polls at the UDS special meeting by delivering to the Corporate Secretary of UDS a signed notice of revocation or a later-dated signed proxy or by attending the UDS special meeting and voting in person. Attendance at the UDS special meeting will not in itself constitute the revocation of a proxy.

     Written notices of revocation and other communications with respect to the revocation of UDS proxies should be addressed to Ultramar Diamond Shamrock Corporation, 6000 North Loop 1604 West, San Antonio, Texas 78249, Attention:
Corporate Secretary. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified in the proxies.

     IF YOU MAKE NO SPECIFICATION ON YOUR PROXY CARD, YOUR PROXY WILL BE VOTED IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT.

     The UDS Board of Directors currently is unaware of any other matters that may be presented for action at the UDS special meeting. If other matters do properly come before the UDS special meeting, however, it is intended that the shares represented by proxies will be voted, or not voted, by the individuals named in the proxies in their discretion. No proxy that is voted against adoption of the merger agreement will be voted in favor of any adjournment or postponement of the UDS special meeting for the purpose of soliciting additional proxies.

  Participants in the UDS 401(k) Retirement Savings Plan and UDS Grantor Trust Stock Ownership Program

     If you participate in the UDS 401(k) Retirement Savings Plan or the UDS Grantor Trust Stock Ownership Program, you will receive a separate proxy card (in addition to a proxy card with respect to any shares you held individually of record on the record date) with respect to the number of shares allocated to your accounts under such plans. For those shares, your proxy card will constitute an instruction to the applicable trustee of such plan as to how your shares are to be voted. Shares for which instructions are not received may be voted by the applicable trustee of the plan in accordance with the terms of the plan.

SOLICITATION OF PROXIES

     UDS will bear the entire cost of soliciting proxies from UDS stockholders, except that Valero and UDS each has agreed to pay one-half the costs of filing, printing and mailing this joint proxy statement/ prospectus and related proxy materials. In addition to the solicitation of proxies by mail, UDS will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of UDS common stock held by them and secure their voting instructions if necessary. UDS will reimburse those record holders for their reasonable expenses in so doing. UDS has also made arrangements with Morrow & Co., Inc. to assist it in soliciting proxies, and has agreed to pay customary fees plus expenses for those services. UDS also may use several of its regular employees, who will not be specially compensated, to solicit proxies from UDS stockholders, either personally or by telephone, telegram, facsimile, Internet or special delivery letter.

RECORD DATE AND VOTING RIGHTS

     In accordance with the provisions of Delaware law, UDS's bylaws and the
rules of the New York Stock Exchange, UDS has fixed             , 2001, as the
record date for determining those UDS stockholders entitled to notice of and to vote at the UDS special meeting. Accordingly, only UDS stockholders of record at the close of business on the UDS record date will be entitled to notice of and to vote at the UDS special meeting. At the close of business on the UDS record date, there were
        shares of UDS common stock outstanding held by           holders of
record. The presence, in person or by proxy, of shares of UDS common stock representing a majority of UDS shares outstanding and entitled to vote on the UDS record date is necessary to constitute a quorum at the UDS special meeting. Each share of UDS common stock outstanding on the UDS record date entitles its holder to one vote.

     Shares of UDS common stock held by persons attending the UDS special meeting but not voting, and shares of UDS common stock for which UDS has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the UDS special meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the UDS special meeting, but will have the same effect as votes against adoption of the merger agreement. Brokers that hold shares of UDS common stock in nominee or street name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on the matters to be considered and voted upon at the UDS special meeting without specific instructions from those customers. These so-called broker non-votes will be counted for purposes of determining whether a quorum exists and will not be voted at the UDS special meeting.

     Under applicable Delaware law and UDS's certificate of incorporation and bylaws, the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of UDS common stock entitled to vote at the UDS special meeting. Because adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of UDS common stock entitled to vote at the UDS special meeting, abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement.

     THE UDS BOARD OF DIRECTORS URGES UDS STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE OR TRANSMIT YOUR VOTING INSTRUCTIONS OVER THE INTERNET.

     As of the UDS record date, directors and executive officers of UDS
beneficially owned           shares of UDS common stock (including shares held
in UDS employee savings plans and           shares subject to UDS stock options
exercisable within 60 days). As of the UDS record date, shares held by directors
and executive officers of UDS entitle them to exercise approximately   % of the
voting power of UDS common stock entitled to vote at the UDS special meeting. As of the UDS record date, directors and executive officers of Valero owned less than 1% of the outstanding shares of UDS common stock. Additional information with respect to beneficial ownership of UDS common stock by directors and executive officers of UDS is incorporated by reference to UDS's Annual Report on Form 10-K for the year ended December 31, 2000. See "Where You Can Find More Information."

RECOMMENDATION OF THE UDS BOARD OF DIRECTORS

     The UDS Board of Directors has unanimously adopted the merger agreement and approved the merger. The UDS Board of Directors believes that the merger agreement and the merger are fair to and in the best interests of UDS and UDS stockholders, and unanimously recommends that UDS stockholders vote "FOR" adoption of the merger agreement. See "The Merger -- Recommendation of the UDS Board of Directors; UDS's Reasons for the Merger."

                                   THE MERGER

GENERAL

     Each of the Valero Board of Directors and the UDS Board of Directors has approved and adopted the merger agreement and the merger. As a result of the merger, UDS will merge with and into Valero, with Valero the surviving corporation in the merger, and UDS stockholders will receive for each share of UDS common stock they hold cash, Valero common stock or a combination thereof with a value equal to the sum of $27.50 and 0.614 shares of Valero common stock (based on the average Valero common stock price over a ten trading-day period ending three days prior to completing the merger). Shares of Valero common stock outstanding immediately before we complete the merger will remain outstanding and will not be changed as a result of the merger.

BACKGROUND OF THE MERGER

     At each of our companies, the Board of Directors and management have periodically had internal discussions regarding the evolving environment in which our respective company conducts business and strategic options that may be potentially available to enhance our company's competitive position and to enhance stockholder value. These discussions have included, among other things, exploratory analyses of various potential acquisition or business combination transactions, including possible transactions with each other. In addition, representatives of Valero and UDS have, from time to time, informally discussed the potential merits of a combination of the two companies.

     Since the merger of Ultramar Corporation and Diamond Shamrock, Inc. in 1996, UDS has pursued various potential asset acquisitions and engaged in exploratory discussions from time to time with several refining and marketing companies about the potential merits of a business combination transaction. The UDS Board of Directors believed that it was important for UDS to carefully consider the options available for participating in the consolidation of the refining and marketing industry for the reasons stated in "-- Recommendation of the UDS Board of Directors; UDS's Reasons for the Merger." Except for discussions regarding the formation of a joint venture that led to the execution of a letter of intent in 1998 but were terminated in 1999, none of UDS's discussions in the past three years resulted in an agreement for a business combination transaction.

     In mid-April 2001, executives of UDS and Valero and their investment bankers, Banc of America Securities and Morgan Stanley, respectively, had discussions concerning the potential merits of a combination of Valero and UDS. Following these meetings, Jean R. Gaulin, Chairman and Chief Executive Officer of UDS, and William E. Greehey, Chairman and Chief Executive Officer of Valero, met to discuss a potential business combination of Valero and UDS. Following this meeting, Mr. Greehey and Mr. Gaulin determined that a merger of Valero and UDS appeared to have potential merit and that further discussions between the companies about this possibility would be appropriate. Subsequently, representatives of Valero and UDS met to discuss the two companies, the potential strategic and operational fit between them and the possible terms of a business combination. Although no agreement was reached at the time, the discussions included a price range that represented a 20-30% premium to the then-current trading range for UDS common stock.

     On April 23, 2001, representatives of the companies met and determined that, based on their prior discussions, a merger of Valero and UDS would likely have strategic benefits and the potential to enhance stockholder value, and determined to commence mutual due diligence investigations and negotiations regarding the terms of a potential merger. Also on this date, Valero and UDS entered into a mutual confidentiality agreement.

     During the following period, representatives of Valero and UDS conducted due diligence investigations of each other and engaged in negotiations regarding the terms of a merger agreement. During this time, Valero and UDS preliminarily determined that the transaction would take the form of a part-stock, part-cash merger in which Valero would issue aggregate consideration equating to $55 per share in cash for half of the outstanding shares of UDS common stock and 1.228 shares of Valero common stock per UDS share for the other half of the outstanding shares of UDS common stock, which represented a premium of approximately 30% to the then-current trading range for UDS common stock. Valero and UDS also discussed the other key terms of an agreement, including appropriate transaction protection provisions and representation of UDS directors on the board of directors of the combined company.

     On April 30, 2001, the Valero Board of Directors held a special meeting at which Valero management, together with representatives of Wachtell, Lipton, Rosen & Katz and Morgan Stanley, reviewed the status of negotiations with UDS and the preliminary proposed terms of the merger and reviewed in detail the strategic rationale for the transaction, the anticipated financial impact of the merger based on the preliminary analysis of each party and the anticipated timetable and milestones for completing a transaction. Following questions regarding the presentations and discussion among the members of the Valero Board of Directors, the Board authorized Valero's management to continue discussions with UDS and to negotiate a definitive agreement with respect to a merger of Valero and UDS.

     On April 30 and May 1, 2001, the UDS Board of Directors held a meeting at which UDS management, together with representatives of Jones Day, Reavis & Pogue and Banc of America Securities, reviewed the status of negotiations with Valero and the preliminary proposed terms of the merger. UDS management and its financial advisor reviewed the strategic rationale for the transaction, the strategic alternatives available to UDS separately and if it were to combine with Valero, the anticipated financial impact of the merger and the anticipated timetable and milestones for completing a transaction. Jones Day reviewed the duties of directors in considering a possible business combination transaction. Following questions regarding the presentations and discussion among the members of the UDS Board of Directors, the Board authorized UDS's management to continue discussions with Valero and to negotiate a definitive agreement with respect to a merger of UDS and Valero.

     During the period that followed, mutual due diligence investigations continued and management of Valero and UDS and their respective legal counsel commenced drafting and negotiating the terms of a definitive merger agreement, including discussions concerning the ability of UDS stockholders to elect the form of consideration they would receive in the merger (subject to the 50/50 aggregate mix of stock and cash). Also at this time Valero engaged Credit Suisse First Boston for the purpose of rendering a fairness opinion to the Valero Board of Directors in connection with the proposed transaction.

     On the morning of May 4, 2001, the Valero Board of Directors held a special meeting in San Antonio, Texas, at which senior management and advisors of Valero reviewed their discussions and negotiations with UDS regarding a merger, as well as the results of their due diligence investigation of UDS. Senior management reviewed with the Valero Board of Directors detailed information with respect to UDS, Valero and the proposed transaction. Morgan Stanley and Credit Suisse First Boston each made a presentation to the Valero Board of Directors about financial matters with respect to the proposed transaction and delivered their opinions that the merger consideration to be paid by Valero pursuant to the merger agreement was fair, from a financial point of view, to Valero. Wachtell, Lipton, Rosen & Katz, Valero's legal counsel, reviewed with the Valero Board of Directors its duties under Delaware law in connection with its consideration of the proposed merger agreement, the terms of the proposed merger agreement and the actions necessary to approve the transaction. Following questions regarding the presentations and discussion among the directors, the Valero Board of Directors unanimously resolved to approve and adopt the merger agreement and the merger.

     On the morning of May 5, 2001, the UDS Board of Directors held a special meeting at which senior management and advisors of UDS reviewed their discussions and negotiations with Valero regarding a merger and the principal terms of the draft merger agreement. Senior management and UDS's financial advisor, Banc of America Securities, reviewed with the UDS Board of Directors detailed financial information with respect to Valero, UDS and the potential transaction. Senior management also reviewed the matters related to the transaction in which certain directors or senior management had an interest which could be said to be different from or in addition to the interests of UDS stockholders in general.

Banc of America Securities delivered its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, to the UDS Board of Directors that, as of such date, and based on and subject to the limitations and considerations stated therein, the consideration in the merger was fair, from a financial point of view, to UDS stockholders. Jones Day, counsel to UDS, reviewed with the UDS Board of Directors its duties under Delaware law in connection with its consideration of the proposed merger agreement, the terms of the proposed merger agreement and the actions necessary to approve the transaction. Following questions regarding the presentations and discussion among the directors, the UDS Board of Directors unanimously resolved to approve and adopt the merger agreement and the merger.

     Thereafter, representatives of Valero and UDS resolved final technical drafting points in the merger agreement. The merger agreement was executed by Valero and UDS effective May 6, 2001 and the transaction was publicly announced on the morning of Monday, May 7, 2001.

RECOMMENDATION OF THE VALERO BOARD OF DIRECTORS; VALERO'S REASONS FOR THE MERGER

     The Valero Board of Directors believes that the merger is fair to and in the best interests of Valero and Valero stockholders, has unanimously approved and adopted the merger agreement and declared it to be advisable and unanimously recommends that Valero stockholders vote "FOR" adoption of the merger agreement.

     In reaching its decision, the Valero Board of Directors consulted with Valero's management and its financial and legal advisors, and considered a variety of factors, including the following:

     - The Valero Board's familiarity with and review of conditions in the refining and marketing industry and Valero's business, operations, financial condition, earnings and prospects.

     - The anticipated effectiveness of the merger in implementing and accelerating Valero's strategy to be a leading refiner and marketer and undertake favorable-return projects to grow its business.

     - The business, operations, financial condition, earnings and prospects of Valero and UDS, taking into account the results of Valero's due diligence review of UDS.

     - The scale, scope and strength of the combined company, including that it is expected to be the leading independent U.S. refining and marketing company, and the potential greater access to capital and greater liquidity of the combined company's common stock.

     - The expectation that the combined company's earnings would exhibit less cyclicality relative to Valero on a stand-alone basis as a result of greater asset diversification, including through UDS's extensive retail operations.

     - The anticipated financial impact of the proposed transaction on the combined company's financial performance, including the anticipated immediately accretive impact on the combined company's earnings per share and the resulting company's capital structure.

     - The expectation that the merger would result in synergies for the combined company's operations. The Valero Board noted that, although no assurances could be given that any particular level of cost synergies will be achieved, the managements of Valero and UDS had identified potential pretax synergies, when fully phased in, of approximately $240 million annually.

     - The complementary nature of the businesses and geographical footprints of Valero and UDS.

     - The Board's belief and that of Valero's senior management that Valero and UDS share a compatible business culture and a common vision as to the importance of delivering financial performance and stockholder value and that the management and employees of Valero and UDS possess complementary skills and expertise.

     - The structure of the merger and the financial and other terms of the merger agreement.

     - The anticipated tax and accounting treatment of the merger.

     - The anticipated management of the combined company, including that the board of directors of the combined company would initially consist of four members of the UDS Board and nine members of the Valero Board.

     - The expected impact of the merger under employment agreements, benefit plans and other compensatory arrangements of the companies.

     - The regulatory approvals that would be required in order to complete the merger.

     - The opinions of Morgan Stanley and Credit Suisse First Boston that, as of the date of and based on and subject to the matters described in the opinions, the merger consideration to be paid by Valero pursuant to the merger agreement was fair from a financial point of view to Valero. See "-- Opinion of Valero's Financial Advisors."

     The foregoing discussion of the information and factors considered by the Valero Board of Directors is not exhaustive but does include the material factors considered by the Valero Board of Directors. The Valero Board of Directors did not quantify or assign any relative or specific weights to the various factors that it considered. Rather, the Valero Board of Directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Valero Board of Directors may have given differing weights to different factors.

     THE VALERO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT VALERO STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

RECOMMENDATION OF THE UDS BOARD OF DIRECTORS; UDS'S REASONS FOR THE MERGER

     The UDS Board of Directors believes that the merger is fair to and in the best interests of UDS and UDS stockholders, has unanimously approved and adopted the merger agreement and declared it to be advisable and unanimously recommends that UDS stockholders vote "FOR" adoption of the merger agreement.

     In reaching its decision, the UDS Board of Directors consulted with UDS's management and its financial and legal advisors, and considered a variety of factors, including the following:

     - The per share merger consideration in relation to historical and market trading prices for UDS common stock and the fact that the merger consideration represents a premium of approximately 30% based on the closing sales price for the UDS common stock prior to the announcement of the signing of the merger agreement.

     - The fact that the merger consideration offers UDS stockholders both the opportunity to participate in the growth and opportunities of the combined company through the stock component and to realize cash for the value of their shares through the cash component.

     - The UDS Board's familiarity with and review of conditions in the refining and marketing industry and UDS's business, operations, financial condition, earnings and prospects as an independent company, and its Board's consideration of the trend of further consolidation in the refining and marketing industry and the number of suitable strategic partners for UDS.

     - The UDS Board's consideration of UDS's strategic plan as an independent company, the constraints on UDS's ability to pursue its strategic objectives due to its present size, and the belief that UDS's ability to pursue its plan would be enhanced by the merger.

     - The anticipated effectiveness of the merger in implementing and accelerating UDS's strategy to be a leading refiner and marketer.

     - The increased scale, scope and financial strength of the combined company, the potential greater liquidity of the combined company's common stock and the increased access to capital to pursue other opportunities and to undertake capital-intensive and high-return projects to grow the combined company's business.

     - The business, operations, financial condition, earnings and prospects of UDS and Valero, taking into account the results of UDS's due diligence review of Valero.

     - The anticipated financial impact of the proposed transaction on the combined company's financial performance, including the anticipated immediately accretive impact on the combined company's earnings per share and the resulting company's capital structure.

     - The expectation that the merger would result in synergies for the combined company's operations. The UDS Board noted that, although no assurances could be given that any particular level of cost synergies will be achieved, the managements of Valero and UDS had identified potential pretax synergies, when fully phased in, of approximately $240 million annually.

     - The complementary nature of the businesses and geographical footprints of UDS and Valero.

     - The Board's belief and that of UDS's senior management that UDS and Valero share a compatible business culture and a common vision as to the importance of delivering financial performance and stockholder value and that the management and employees of UDS and Valero possess complementary skills and expertise.

     - The structure of the merger and the financial and other terms of the merger agreement, including the ability of UDS stockholders to elect the form of merger consideration, subject to the allocation procedures in the merger agreement.

     - The anticipated tax and accounting treatment of the merger.

     - That the board of directors of the combined company would initially consist of four members of the UDS Board and nine members of the Valero Board.

     - The fact that Valero agreed to honor all UDS employment agreements, benefit plans and other compensatory arrangements and, for a period of time following the merger, agreed to provide benefits to all UDS employees that are, in the aggregate, not less favorable to UDS employees than the benefits currently provided by UDS.

     - The regulatory approvals that would be required in order to complete the merger.

     - The opinion of Banc of America Securities that, as of the date of its opinion, and based on and subject to the limitations and considerations stated therein, the consideration provided for in the merger agreement was fair, from a financial point of view, to UDS's stockholders. See "-- Opinion of UDS's Financial Advisor."

     The foregoing discussion of the information and factors considered by the UDS Board of Directors is not exhaustive but does include the material factors considered by the UDS Board of Directors. The UDS Board of Directors did not quantify or assign any relative or specific weights to the various factors that it considered. Rather, the UDS Board of Directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the UDS Board of Directors may have given differing weights to different factors.

     THE UDS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT UDS STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

OPINION OF VALERO'S FINANCIAL ADVISORS

  Opinion of Morgan Stanley

     Pursuant to an engagement letter dated April 24, 2001, Valero retained Morgan Stanley to act as its financial advisor in connection with a possible acquisition of UDS. Morgan Stanley was selected by the Valero Board of Directors to act as Valero's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of Valero and of UDS. At the May 4, 2001 meeting of the Valero Board of Directors, Morgan Stanley rendered to the Valero Board of

Directors an oral opinion, which was confirmed in writing as of May 4, 2001, to the effect that as of such date and based upon and subject to the various considerations set forth in its opinion, the merger consideration to be paid by Valero pursuant to the merger agreement was fair from a financial point of view to Valero.

     THE FULL TEXT OF THE WRITTEN OPINION OF MORGAN STANLEY, DATED MAY 4, 2001, DESCRIBES AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION. THE OPINION IS ATTACHED TO THIS DOCUMENT AS APPENDIX B AND IS INCORPORATED INTO THIS DOCUMENT BY REFERENCE. THIS OPINION SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO THE VALERO BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO VALERO AS OF ITS DATE. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY PERSON AS TO HOW TO VOTE WITH RESPECT TO THE MERGER. THE SUMMARY OF THE OPINION OF MORGAN STANLEY DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In connection with rendering its opinion, Morgan Stanley, among other things:

     - reviewed certain publicly-available financial statements and other information of Valero and UDS;

     - reviewed certain internal financial statements and other financial and operating data concerning Valero and UDS prepared by the managements of Valero and UDS, respectively;

     - reviewed certain financial projections of Valero and UDS prepared by the managements of Valero and UDS, respectively;

     - discussed the past and current operations and financial condition and the prospects of Valero and UDS, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Valero and UDS, respectively;

     - reviewed the pro forma impact of the merger on Valero's present and projected financial performance and other financial ratios;

     - discussed potential strategic and operational benefits of the merger with senior executives of Valero and UDS;

     - reviewed the reported prices and trading activity for Valero common stock and UDS common stock;

     - compared the financial performance of Valero and UDS and the prices and trading activity of Valero common stock and UDS common stock with those of certain other comparable publicly-traded companies and their securities;

     - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

     - participated in discussions and negotiations among representatives of Valero and UDS and their financial and legal advisors;

     - reviewed a draft of the merger agreement and certain related documents;
       and

     - considered such other factors and performed such other analysis as Morgan Stanley deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, including information relating to strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Valero and UDS. Morgan Stanley assumed that, in connection with the receipt of all necessary regulatory approvals, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger.

     In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, including among other things, that the merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986, as amended. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of UDS, nor was it furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

     The following is a brief summary of the material analyses performed by Morgan Stanley in connection with rendering its oral opinion to the Valero Board of Directors and its written opinion letter dated May 4, 2001. The market price information used by Morgan Stanley in its analyses was as of May 2, 2001. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

     Historical Exchange Ratio Analysis. Morgan Stanley compared the daily closing share price of UDS common stock to the corresponding price of Valero common stock over various periods during a two-year period beginning May 2, 1999, and ending May 2, 2001, and reviewed and analyzed the historical exchange ratios implied by these comparisons. The following table presents the implied exchange ratios during the periods covered and as of May 2, 2001. The table also presents, for each implied exchange ratio other than that as of May 2, 2001, the premium implied to the implied exchange ratio as of May 2, 2001 by the implied historical exchange ratios.

                  PREMIUM OF CURRENT IMPLIED EXCHANGE RATIO TO
                   HISTORICAL AVERAGE IMPLIED EXCHANGE RATIO

                                                                            EXCHANGE RATIO
                                                              IMPLIED        OVER IMPLIED
              PERIOD ENDING ON MAY 2, 2001                 EXCHANGE RATIO   EXCHANGE RATIO
              ----------------------------                 --------------   --------------
May 2, 2001..............................................      0.950               --
Last 10 Days.............................................      0.939             -1.1%
Last 30 Days.............................................      0.974              2.5%
Last 60 Days.............................................      0.978              3.0%
Last 90 Days.............................................      0.937             -1.3%
One Year.................................................      0.871             -8.4%
Two Years................................................      0.984              3.6%

     No company used in the peer group comparison analysis is identical to UDS. In evaluating the peer group, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of UDS. These other matters include the impact of competition on the business of UDS and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of UDS or in the industry or financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

     UDS Common Stock Trading Range Analysis. Morgan Stanley determined the present value of the anticipated pro forma pre-tax synergies to be realized by Valero following the merger, as estimated by Valero's management. Morgan Stanley then estimated the capitalized value of these synergies using three methods, including discounted present value analysis and applying a range of multiples deemed appropriate by Morgan Stanley to earnings before interest, taxes, depreciation and amortization, or EBITDA, and the price-to-earnings multiple for 2001. Morgan Stanley assumed in its analyses 72.3 million outstanding shares of UDS common stock on a fully diluted basis and a tax rate of 40%. Using this method, the capitalized value of the anticipated merger synergies was estimated to range from $10 to $14 per share of

UDS common stock. Morgan Stanley then applied the range of per share synergy values to the price of UDS common stock as of May 2, 2001 of $41.24, which yielded a resulting valuation range of $51.24 to $55.24 per share of UDS common stock. Morgan Stanley noted that the implied offer price as of May 2, 2001 was $54.14 per share.

     Equity Research Analyst Price Targets Analysis. Morgan Stanley performed a net present value analysis of the 12-month price target estimates for UDS of several published equity research analysts, which Morgan Stanley determined have a mean value of $47.93. This present value was then adjusted for the capitalized value of the anticipated pro forma synergies resulting from the merger as described under "-- UDS Common Stock Trading Range Analysis." The resulting valuation range computed by Morgan Stanley implied a value per share of UDS common stock, incorporating synergies, of $57.93 to $61.93.

     Component Asset Purchase Analysis. Morgan Stanley analyzed operational and financial information for each of UDS's substantial assets to arrive at an equity valuation for the entire UDS business. The valuations for each of UDS's refining, marketing and other assets were implied from several different methodologies, depending on the type of asset.

     For the refining assets, Morgan Stanley used a complexity valuation methodology (which takes into consideration the relative degree of processing required to produce various output products from a given barrel of crude oil input) based on publicly available information on UDS's refinery capacity and complexity. Morgan Stanley applied multiples of cost per daily complexity barrel implied from precedent refinery asset sales that share similar characteristics with various UDS refineries to the product of the corresponding UDS refinery's daily crude oil capacity and its complexity. The multiples used in this analysis ranged from $125 to $450 per daily complexity barrel.

     As an additional reference, Morgan Stanley also calculated the value of UDS's refining assets using a replacement cost valuation methodology. In this method, Morgan Stanley based its replacement cost estimate for each of UDS's refining assets on a Solomon Associates replacement cost study. A valuation percentage was then applied to this replacement cost estimate based on precedent refinery asset sales that shared similar characteristics with the various UDS refineries. The multiples used in this analysis ranged from 15% to 40% of replacement cost.

     For the marketing segment, Morgan Stanley used a valuation methodology based on publicly available information on precedent sales involving service stations. Morgan Stanley applied the average price per service station (which based on such precedent sales ranged between $250,000-$600,000 per service station) to the various categories of UDS owned service stations.

     The sum of these asset valuations implied an equity value, post adjustment of net debt, for the entire UDS business. This resulting equity value was then adjusted for 50% of the anticipated pro forma synergies to be realized by Valero following the merger, as described under "-- UDS Common Stock Trading Range Analysis." The resulting valuation range computed by Morgan Stanley implied a valuation per share of UDS common stock of between $42.23 and $61.49.

     Precedent Transactions Analysis. Morgan Stanley used publicly available information to calculate multiples of selected financial data paid in several precedent transactions and applied these multiples to comparable financial data of UDS. The transactions reviewed included Tosco Corporation/Phillips Petroleum Company, Holly Corporation/Giant Industries Inc., Total Fina/Ultramar Diamond Shamrock Corporation, Basis Petroleum/Valero Energy Corporation, Unocal Corporation/Tosco Corporation and Diamond Shamrock, Inc./Ultramar Corporation.

     For the acquired corporation in each of these transactions, Morgan Stanley calculated (a) EBITDA, (b) cash flow and (c) earnings, in each case realized or projected during the applicable transaction year and following year, without giving effect to the impact of the transaction. Morgan Stanley then calculated the multiples of the amounts paid by the acquiror applicable in each precedent transaction and compared these multiples (ranging from 5.8x to 10.8x realized EBITDA, 4.3x to 7.5x projected EBITDA, 5.7x to 8.3x realized cash flows, 4.9x to 7.1x projected cash flows, 13.7x to 28.5x realized earnings and 9.6x to 20.7x projected earnings) to the corresponding UDS statistic estimate based on publicly available Morgan

Stanley equity research and assuming the repurchase by UDS of 17 million shares of UDS common stock for an aggregate of $620 million pursuant to UDS's announced share repurchase program. Based on this comparison, Morgan Stanley determined an indicative valuation range per share of UDS common stock of $55.00 to $70.00.

     No transaction used as a comparison in the precedent transactions analysis is identical to the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of UDS. These other matters include the impact of competition on UDS and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of UDS or in the industry or financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using precedent transaction data.

     Premiums Paid for Public Targets. Morgan Stanley reviewed the associated premiums to unaffected stock price (the stock price four weeks prior to the earliest of the deal announcement, announcement of a competing bid and market rumors) as prepared by Thomson Financial Securities Data with respect to transactions in which the acquisition consideration was all stock, all cash or a mix of stock and cash. The transactions examined included a number of public acquisitions announced during the period commencing January 1, 1990 through March 31, 2001. Based on the foregoing data, Morgan Stanley determined that a premium range of 30% to 40% over the unaffected stock price to be appropriate. Applying this premium range to the price of UDS common stock as of May 2, 2001 of $41.24, Morgan Stanley determined a valuation range of $53.61 to $57.74 per share of UDS common stock.

     Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis to determine an indicative range of present values per share of UDS common stock, assuming UDS continued to operate as a standalone entity. This range was determined by adding (a) the present value of the estimated future unlevered free cash flows that UDS could generate over the four-year period from 2001 to 2005, and (b) the present value of UDS's "terminal value" at the end of year 2005, and then adjusting these aggregate values to equity values by subtracting net debt. To determine the unlevered free cash flows and the UDS terminal value, Morgan Stanley used financial projections provided by UDS management, adjusted to reflect Morgan Stanley's pricing assumptions. The UDS "terminal value" at the end of the period was determined by applying a range of multiples of estimated 12-month trailing EBITDA for 2005. Morgan Stanley used a multiple range of 4x to 6x and a discount rate range to discount cash flows back to present value, reflecting UDS's weighted average cost of capital, of 8% to 9%. Based on this analysis, Morgan Stanley estimated a valuation range per share of UDS common stock of $45.37 to $71.63.

     Pro Forma Earnings and Cash Flow Impact Analysis. Morgan Stanley analyzed the pro forma effects of the merger and computed the resulting accretion/dilution to Valero's projected earnings per share and cash flow per share during 2001 and 2002, based on the merger consideration. Such computations used earnings and cash flow projections for both Valero and UDS based on (a) a scenario using publicly available Morgan Stanley equity research estimates, (b) a management scenario using estimates provided by Valero's management and (c) a "normalized case" in which earnings were calculated based on five-year historical average prices for both feedstocks and products. In connection with its pro forma analysis, Morgan Stanley assumed pre-tax synergies as estimated by Valero's management, a 40% tax rate and an interest rate of 8.0% on borrowings used to finance the merger. With respect to the pro forma analysis of earnings per share, Morgan Stanley also assumed that goodwill created as a result of the merger would not be amortized, in accordance with the anticipated changes in applicable generally accepted accounting principles for accounting for mergers. The analysis indicated that, whether or not anticipated merger synergies were taken into account, the merger would be accretive to Valero's earnings and cash flow per share under each of the Morgan Stanley Equity Research scenario, the management scenario and the "normalized case."

     In connection with the review of the merger by the Valero Board of Directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Valero or UDS.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic condition and other matters, many of which are beyond the control of UDS or Valero. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness to Valero, from a financial point of view, of the merger consideration to be paid pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which Valero common stock or UDS common stock might actually trade. The merger consideration and other terms of the merger agreement were determined through arm's-length negotiations between Valero and UDS and were approved by the Valero Board of Directors. Morgan Stanley provided advice to Valero during such negotiations. However, Morgan Stanley did not recommend any specific consideration to Valero or that any specific consideration constituted the only appropriate consideration for the merger.

     Morgan Stanley's opinion was one of the many factors taken into consideration by the Valero Board of Directors in making its determination to approve the merger. Morgan Stanley's analyses summarized above should not be viewed as determinative of the opinion of the Valero Board of Directors with respect to the value of UDS or of whether the Valero Board of Directors would have been willing to agree to a different amount or form of merger consideration.

     Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, Morgan Stanley is a full-service securities firm engaged in securities trading, brokerage and financing activities. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions for its own account or the accounts of customers, in debt or equity securities or senior loans of Valero or UDS.

     Pursuant to an engagement letter, Valero agreed to pay Morgan Stanley a customary fee, which is contingent upon the closing of the merger, and to reimburse Morgan Stanley for any reasonable expenses incurred in connection with Morgan Stanley's engagement. Valero also agreed to indemnify Morgan Stanley and related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of Morgan Stanley's engagement. In the past, Morgan Stanley and its affiliates have provided financial advisory services to UDS and Valero and have received fees for the rendering of these services.

  Opinion of Credit Suisse First Boston

     On May 4, 2001, at a meeting of Valero's Board of Directors held to consider the merger, Credit Suisse First Boston delivered its written opinion to Valero's Board of Directors to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be paid by Valero in the merger was fair from a financial point of view to Valero.

     THE FULL TEXT OF CREDIT SUISSE FIRST BOSTON'S WRITTEN OPINION, DATED MAY 4, 2001, TO VALERO'S BOARD OF DIRECTORS IS ATTACHED AS APPENDIX C AND IS INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS. VALERO STOCKHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. CREDIT SUISSE FIRST BOSTON'S OPINION WAS RENDERED FOR THE INFORMATION OF VALERO'S BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER AND RELATES ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW TO VALERO OF THE CONSIDERATION TO BE PAID BY VALERO IN THE MERGER. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF VALERO AS TO HOW TO VOTE OR ACT ON ANY MATTER RELATING TO THE MERGER. THE SUMMARY OF CREDIT SUISSE FIRST BOSTON'S OPINION IN THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING THE SUMMARY OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY CREDIT SUISSE FIRST BOSTON, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In arriving at its opinion, Credit Suisse First Boston reviewed a draft of the merger agreement dated May 1, 2001, and certain related documents, as well as publicly available business and financial information relating to UDS and Valero. Credit Suisse First Boston also reviewed other information relating to UDS and Valero, including financial forecasts, which UDS and Valero provided to or discussed with Credit Suisse First Boston, and met with the managements of UDS and Valero to discuss the businesses and prospects of UDS and Valero.

     Credit Suisse First Boston also considered financial and stock market data of UDS and Valero and compared those data with similar data for other publicly held companies in businesses similar to UDS and Valero and considered, to the extent publicly available, the financial terms of other business combinations and other transactions that have recently been effected or announced. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

     In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that was provided to, or otherwise reviewed by, it and relied on that information being complete and accurate in all material respects. With respect to financial forecasts, Credit Suisse First Boston was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of UDS and Valero as to the future financial performance of UDS and Valero, respectively, and the potential synergies and strategic benefits anticipated to result from the merger, including the amount, timing and achievability of those synergies and benefits. Credit Suisse First Boston also assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. In addition, Credit Suisse First Boston assumed that the merger would be completed in accordance with the terms of the merger agreement without any waiver, amendment or modification and also assumed that in the course of obtaining the necessary regulatory and third party approvals and consents for the proposed merger, there will be no modifications, delays, limitations, restrictions or conditions imposed that will have a material adverse effect on the contemplated benefits to Valero of the proposed merger.

     Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of UDS or Valero, and was not furnished with any such evaluations or appraisals. Credit Suisse First Boston's opinion was based on financial, economic, market and other conditions as they existed and could be evaluated by Credit Suisse First Boston on the date of its opinion. Credit Suisse First Boston's opinion did not address the relative merits of the merger as compared to alternative transactions and business strategies that may be available to Valero and did not address Valero's underlying business decision to engage in the merger. Credit Suisse First Boston did not express any opinion as to the actual value of Valero common stock when issued in the merger or the prices at which shares of Valero common stock will trade at any time.

     In preparing its opinion to Valero's Board of Directors, Credit Suisse First Boston performed a variety of financial analyses, including those described below. The preparation of a fairness opinion is a complex analytical process and is not readily susceptible to summary description. In arriving at its opinion, Credit

Suisse First Boston considered the results of all of the analyses it performed. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses could create a misleading or incomplete view of the analyses underlying its opinion.

     No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to UDS or Valero or the proposed merger. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

     Analyses based on forecasts of future results are not necessarily indicative of actual values or predictive of future results or values, which are based on numerous factors and events beyond the control of the parties and their financial advisors and inherently subject to uncertainty. Actual values and future results may be significantly more or less favorable than those suggested by the analyses. The analyses do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold.

     Credit Suisse First Boston's opinion was one of many factors considered by Valero's Board of Directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Valero's Board of Directors with respect to the consideration paid by Valero pursuant to the merger.

     The following is a summary of the material analyses underlying Credit Suisse First Boston's opinion to Valero's Board of Directors in connection with the merger. The financial analyses summarized below include information presented in tabular format which should be read together with the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses of each summary. Not doing so could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

     Credit Suisse First Boston was engaged by Valero solely to render its opinion with respect to the fairness from a financial point of view to Valero of the consideration to be paid by Valero pursuant to the merger and did not participate in the negotiation of the merger agreement or the determination of the consideration. Valero selected Credit Suisse First Boston based on Credit Suisse First Boston's experience as a financial advisor in connection with transactions similar to the merger and familiarity with Valero's business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     UDS Valuation Analyses. Credit Suisse First Boston conducted three types of valuation analyses with respect to UDS:

     - a discounted cash flow analysis;

     - a comparable companies analysis; and

     - a comparable transactions analysis.

     Discounted Cash Flow Analysis. Credit Suisse First Boston analyzed the present value of UDS's estimated stand-alone, unlevered, after-tax free cash flows based on estimates of future financial and operating performance for calendar years 2001 through 2005 provided by or discussed with the management of UDS, as well as an adjusted case, based on discussions with UDS management, to reflect, among other things, a possible decline in refining margins.

     Ranges of estimated terminal values were calculated by multiplying estimated calendar year 2006 earnings before interest, taxes, depreciation and amortization, commonly referred to as "EBITDA," by terminal EBITDA multiples of 4.5x to 5.0x. The estimated unlevered after-tax free cash flows and estimated terminal values were then discounted to present value using discount rates of
9.0 percent to 10.0 percent. This analysis indicated a valuation reference range for UDS of $56.86 to $63.23 per share of UDS common stock for the base case and $49.64 to $55.68 per share of UDS common stock for the adjusted case.

     In addition, Valero and UDS management identified synergies expected to be realized as a result of the merger. Credit Suisse First Boston estimated that the present value of these anticipated synergies was approximately $7.13 to $12.22 per share of UDS common stock.

     Comparable Companies Analysis. Credit Suisse First Boston compared financial, operating and stock market data of UDS to corresponding data of the following major independent refining and marketing companies:

     - Sunoco Inc.;

     - Ashland Inc.;

     - Tosco Corporation; and

     - Valero Energy Corporation.

     Credit Suisse First Boston's analysis involved a review of the following multiples for the comparable companies:

     - enterprise value as a multiple of estimated EBITDA for calendar years 2001 and 2002;

     - market value as a multiple of estimated after-tax cash flow for calendar years 2001 and 2002; and

     - market value as a multiple of estimated net income for calendar years 2001 and 2002.

     Market values were calculated by multiplying the May 2, 2001 stock price for the relevant company by the fully diluted number of shares outstanding, after taking into account option proceeds, and enterprise values were calculated as market value plus net debt (including preferred stock and minority interests). Estimated EBITDA, estimated after-tax cash flow and estimated net income for purposes of determining public trading multiples for the selected companies and for UDS were based on estimates published by Credit Suisse First Boston equity research.

     The analysis suggested the following reference ranges for the selected multiples:

                                                              COMPARABLE COMPANIES
                                                                REFERENCE RANGE
                                                              --------------------
VALUATION PARAMETER                                           LOW            HIGH
-------------------                                           ----           -----
Enterprise Value/2001E EBITDA...............................  4.5x      -     5.2x
Enterprise Value/2002E EBITDA...............................  5.5x      -     6.5x
Market Value/2001E After-tax Cash Flow......................  3.8x      -     4.3x
Market Value/2002E After-tax Cash Flow......................  4.0x      -     5.0x
Market Value/2001E Net Income...............................  8.0x      -    10.0x
Market Value/2002E Net Income...............................  9.5x      -    12.0x

     Applying the indicated reference ranges of the selected multiples to corresponding estimated financial data of UDS published by Credit Suisse First Boston equity research indicated a valuation reference range for UDS of $38.99 to $51.20 per share of UDS common stock.

     Comparable Transactions Analysis. Credit Suisse First Boston compared the implied transaction multiples paid (or to be paid) in the following selected merger and acquisition transactions involving major refining and marketing companies and refining assets announced since September 1996:

DATE                                  ACQUIROR              ACQUIRED COMPANY OR ASSET
----                                  --------              -------------------------
September 23, 1996.........  Ultramar Corporation          Diamond Shamrock Inc.
November 18, 1996..........  Tosco Corporation             Unocal Corporation's
                                                           Refining and Marketing
                                                             Assets
April 15, 1997.............  Ultramar Diamond Shamrock     Total Petroleum (North
                               Corporation                   America), Ltd.
November 3, 1997...........  Blackstone Capital Partners   Clark USA Inc.
                               L.P.
April 1, 1998..............  Tesoro Petroleum              Shell Refining Holding
                             Corporation                     Company's Anacortes
                                                             Refinery
July 5, 2000...............  Ultramar Diamond Shamrock     Tosco Corporation's Avon
                               Corporation                   Refinery
July 13, 2000..............  Tosco Corporation             BP Plc's Alliance Refinery
February 5, 2001*..........  Phillips Petroleum Company    Tosco Corporation

---------------

* Pending.

     Credit Suisse First Boston's analysis of the comparable transactions involved a review of the purchase price as a multiple of "LTM" EBITDA (LTM being the results of the latest 12 months through the end of the most recent publicly available quarter) and the adjusted purchase price as a multiple of refining capacity measured in barrels per day of total crude distillation capacity. The purchase price for stock transactions was calculated by multiplying the publicly announced transaction price per share of the acquired company's common stock by the diluted number of shares outstanding, after taking into account option proceeds, plus net debt assumed (including preferred stock and minority interest). The purchase price for asset transactions was calculated as the publicly announced total consideration paid, plus net debt assumed (including preferred stock and minority interest). The adjusted purchase price was determined by adjusting the purchase price to exclude the estimated value of any retail assets associated with the acquired company or assets.

     The analysis suggested the following reference ranges for the selected multiples:

                                                              COMPARABLE TRANSACTIONS
                                                                  REFERENCE RANGE
                                                              ------------------------
VALUATION PARAMETER                                             LOW             HIGH
-------------------                                           -------          -------
Purchase Price/LTM EBITDA...................................    5.5x      -      6.5x
Adjusted Purchase Price/Capacity............................  $4,500      -    $5,500

     Applying the indicated reference ranges of the selected multiples to corresponding financial and operating data of UDS indicated a valuation reference range for UDS of $52.56 to $66.13 per share of UDS common stock.

     Valero Energy Corporation Valuation Analyses. Credit Suisse First Boston conducted three types of valuation analyses with respect to Valero:

     - a discounted cash flow analysis;

     - a comparable companies analysis; and

     - a comparable transactions analysis.

     Discounted Cash Flow Analysis. Credit Suisse First Boston analyzed the present value of Valero's estimated stand-alone, unlevered, after-tax free cash flows based on estimates of future financial and operating performance for calendar years 2001 through 2005 provided by or discussed with the management of Valero, as well as an adjusted case, based on discussions with Valero management, to reflect, among other things, a possible decline in refining margins.

     Ranges of estimated terminal values were calculated by multiplying estimated calendar year 2006 EBITDA by terminal EBITDA multiples of 4.5x to 5.0x. The estimated unlevered after-tax free cash flows and estimated terminal values were then discounted to present value using discount rates of 9.0 percent to 10.0 percent. This analysis indicated a valuation reference range for Valero of $65.05 to $72.34 per share of Valero common stock for the base case and $43.05 to $49.15 per share of Valero common stock for the adjusted case.

     Comparable Companies Analysis. Credit Suisse First Boston compared financial, operating and stock market data of Valero to corresponding data of the following major independent refining and marketing companies:

     - Sunoco Inc.;

     - Ashland Inc.;

     - Tosco Corporation; and

     - Ultramar Diamond Shamrock Corporation.

     Credit Suisse First Boston's analysis involved a review of the following multiples for the comparable companies:

     - enterprise value as a multiple of estimated EBITDA for calendar years 2001 and 2002;

     - market value as a multiple of estimated after-tax cash flow for calendar years 2001 and 2002; and

     - market value as a multiple of estimated net income for calendar years 2001 and 2002.

     Market values were calculated by multiplying the May 2, 2001 stock price for the relevant company by the fully diluted number of shares outstanding, after taking into account option proceeds, and enterprise values were calculated as market value plus net debt (including preferred stock and minority interests). Estimated EBITDA, estimated after-tax cash flow and estimated net income for purposes of determining public trading multiples for the selected companies and for Valero were based on estimates published by Credit Suisse First Boston equity research.

     The analysis suggested the following reference ranges for the selected multiples:

                                                                   COMPARABLE
                                                               COMPANIES REFERENCE
                                                                      RANGE
                                                              ---------------------
VALUATION PARAMETER                                            LOW            HIGH
-------------------                                           -----          ------
Enterprise Value/2001E EBITDA...............................  3.8x      -     4.5x
Enterprise Value/2002E EBITDA...............................  5.5x      -     6.5x
Market Value/2001E After-tax Cash Flow......................  3.8x      -     4.3x
Market Value/2002E After-tax Cash Flow......................  4.0x      -     5.0x
Market Value/2001E Net Income...............................  8.0x      -    10.0x
Market Value/2002E Net Income...............................  9.5x      -    12.0x

     Applying the indicated reference ranges of the selected multiples to corresponding estimated financial data of Valero published by Credit Suisse First Boston equity research indicated a valuation reference range for Valero of $41.94 to $51.22 per share of Valero common stock.

     Comparable Transactions Analysis. Credit Suisse First Boston compared the implied transaction multiples paid (or to be paid) in the following selected merger and acquisition transactions involving major refining and marketing companies and refining assets announced since September 1996:

DATE                                  ACQUIROR              ACQUIRED COMPANY OR ASSET
----                                  --------              -------------------------
September 23, 1996.........  Ultramar Corporation          Diamond Shamrock Inc.
November 18, 1996..........  Tosco Corporation             Unocal Corporation's
                                                           Refining and Marketing
                                                             Assets
April 15, 1997.............  Ultramar Diamond Shamrock     Total Petroleum (North
                               Corporation                   America), Ltd.
November 3, 1997...........  Blackstone Capital Partners   Clark USA Inc.
                               L.P.
April 1, 1998..............  Tesoro Petroleum              Shell Refining Holding
                             Corporation                     Company's Anacortes
                                                             Refinery
July 5, 2000...............  Ultramar Diamond Shamrock     Tosco Corporation's Avon
                               Corporation                   Refinery
July 13, 2000..............  Tosco Corporation             BP Plc's Alliance Refinery
February 5, 2001*..........  Phillips Petroleum Company    Tosco Corporation

---------------

 *  Pending.

     Credit Suisse First Boston's analysis of the comparable transactions involved a review of the purchase price as a multiple of LTM EBITDA and the adjusted purchase price as a multiple of refining capacity measured in barrels per day of total crude oil distillation capacity. The purchase price for stock transactions was calculated by multiplying the publicly announced transaction price per share of the acquired company's common stock by the diluted number of shares outstanding, after taking into account option proceeds, plus net debt assumed (including preferred stock and minority interest). The purchase price for asset transactions was calculated as the publicly announced total consideration paid, plus net debt assumed (including preferred stock and minority interest). The adjusted purchase price was determined by adjusting the purchase price to exclude the estimated value of any retail assets associated with the acquired company or assets.

     The analysis suggested the following reference ranges for the selected multiples:

                                                                   COMPARABLE
                                                                  TRANSACTIONS
                                                                 REFERENCE RANGE
                                                              ---------------------
VALUATION PARAMETER                                            LOW            HIGH
-------------------                                           ------         ------
Purchase Price/LTM EBITDA...................................    5.2x   -       6.2x
Adjusted Purchase Price/Capacity............................  $4,500   -     $5,500

     Applying the indicated reference ranges of the selected multiples to corresponding financial and operating data of Valero indicated a valuation reference range for Valero of $57.41 to $72.88 per share of Valero common stock.

     Historical Stock Trading Analysis. Credit Suisse First Boston reviewed the historical exchange ratios implied by average daily closing stock prices for UDS common stock and Valero common stock on May 2, 2001, and during the 30-day, 60-day, 90-day, 180-day, one-year and two-year periods preceding May 2, 2001. The analysis indicated the following implied exchange ratios:

PERIOD                                             IMPLIED EXCHANGE RATIO
------                                             ----------------------
May 2, 2001.....................................           0.95x
30-day preceding................................           0.98x
60-day preceding................................           0.97x
90-day preceding................................           0.93x
180-day preceding...............................           0.87x
One year preceding..............................           0.87x
Two years preceding.............................           0.98x

     Pro Forma Merger Analysis. Credit Suisse First Boston analyzed the potential pro forma effect of the merger on Valero's estimated diluted earnings per share, commonly referred to as "diluted EPS," and estimated diluted after-tax cash flow per share for calendar years 2001 and 2002, based on management estimates of future financial and operating performance for Valero and UDS, both before and after giving effect to potential cost savings and other synergies anticipated by the managements of Valero and UDS to result from the merger. Assuming a transaction in which 50% of the consideration paid is in cash and 50% of the consideration paid is in shares of Valero common stock, the analysis indicated that, in each of the years analyzed, the merger would be accretive, both with and without synergies, to Valero on a diluted EPS basis and on a diluted after-tax cash flow per share basis. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Miscellaneous. Pursuant to an engagement letter dated May 2, 2001, Valero has agreed to pay Credit Suisse First Boston $3,000,000 for rendering its opinion. In addition, Valero has agreed to reimburse Credit Suisse First Boston periodically for all reasonable out-of-pocket expenses, including the fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities arising out of its engagement.

     Credit Suisse First Boston and its affiliates have in the past provided, and may in the future provide, investment banking and financial services to Valero and its affiliates, for which services Credit Suisse First Boston and its affiliates have received, and expect to receive, compensation. Credit Suisse First Boston may also provide or otherwise assist Valero in obtaining all or a portion of the financing Valero requires in connection with the merger, for which Credit Suisse First Boston would expect to receive compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both UDS and Valero for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

OPINION OF UDS'S FINANCIAL ADVISOR

     In April 2001, the UDS Board of Directors retained Banc of America Securities LLC to act as its financial advisor in connection with the merger. Banc of America Securities is a nationally recognized investment banking firm and regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. UDS selected Banc of America Securities to act as its financial advisor on the basis of Banc of America Securities' experience and expertise in transactions similar to the merger, its reputation in the investment community and its historical investment banking relationship with UDS.

     On May 5, 2001, Banc of America Securities delivered its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated May 5, 2001, to the UDS Board that, as of such date, and based on and subject to the limitations and considerations stated therein, the consideration in the merger was fair from a financial point of view to UDS stockholders.

     WE HAVE ATTACHED THE FULL TEXT OF BANC OF AMERICA SECURITIES' WRITTEN OPINION TO THE UDS BOARD OF DIRECTORS AS APPENDIX D, WHICH IS INCORPORATED IN ITS ENTIRETY. YOU SHOULD READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT/PROSPECTUS. HOWEVER, WE HAVE ALSO INCLUDED THE FOLLOWING SUMMARY OF BANC OF AMERICA SECURITIES' OPINION, WHICH IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     BANC OF AMERICA SECURITIES' OPINION IS ADDRESSED TO THE UDS BOARD OF DIRECTORS. IT DOES NOT CONSTITUTE A RECOMMENDATION TO UDS STOCKHOLDERS ON HOW TO VOTE OR ACT WITH RESPECT TO ANY MATTERS RELATING TO THE PROPOSED MERGER OR AS TO THE FORM OF CONSIDERATION TO BE ELECTED BY SUCH STOCKHOLDERS. THE OPINION ADDRESSES ONLY THE FINANCIAL FAIRNESS OF THE CONSIDERATION TO UDS STOCKHOLDERS. THE OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER OR ANY ALTERNATIVES TO THE MERGER, THE UNDERLYING DECISION OF THE UDS BOARD OF DIRECTORS TO PROCEED WITH OR EFFECT THE MERGER OR ANY OTHER ASPECT OF THE MERGER. THE OPINION DOES NOT ADDRESS THE PRICES AT WHICH UDS COMMON STOCK OR VALERO COMMON STOCK WILL TRADE FOLLOWING THE ANNOUNCEMENT OR CONSUMMATION OF THE MERGER. IN FURNISHING ITS OPINION, BANC OF AMERICA SECURITIES DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT OF 1933, AS AMENDED, NOR DID BANC OF AMERICA SECURITIES ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED. STATEMENTS TO THAT EFFECT ARE INCLUDED IN THE BANC OF AMERICA SECURITIES OPINION.

     Banc of America Securities:

     - reviewed publicly available financial statements and other business and financial information of UDS and Valero;

     - reviewed internal financial statements and other financial and operating data concerning UDS and Valero;

     - analyzed financial forecasts prepared by the managements of UDS and Valero;

     - reviewed and discussed with the managements of UDS and Valero information relating to strategic, financial and operational benefits anticipated from the merger, prepared by the managements of UDS and Valero;

     - discussed the past and current operations, financial condition and prospects of UDS with senior executives of UDS and discussed the past and current operations, financial condition and prospects of Valero with senior executives of Valero;

     - reviewed the pro forma impact of the merger on Valero's earnings per share, cash flow, consolidated capitalization and financial ratios;

     - reviewed the reported prices and trading activity for the UDS common stock and the Valero common stock;

     - compared the financial performance of UDS and Valero and the prices and trading activity of the UDS common stock and the Valero common stock with that of other publicly traded companies that Banc of America Securities deemed relevant;

     - compared financial terms of the merger to corresponding financial terms, to the extent publicly available, of other business combination transactions that Banc of America Securities deemed relevant;

     - participated in discussions among representatives of UDS and Valero and their financial and legal advisors;

     - reviewed a draft dated May 3, 2001 of the merger agreement and related documents; and

     - performed other analyses and considered other factors as Banc of America Securities deemed appropriate.

     Banc of America Securities assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with or reviewed by it for the purposes of its opinion. Banc of America Securities also made the following assumptions:

     - with respect to the financial forecasts, including information relating to strategic, financial and operational benefits anticipated from the merger, Banc of America Securities assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future performance of UDS and Valero;

     - with respect to adjustments to the financial forecasts relating to Valero provided to or discussed with us by the management of UDS, Banc of America Securities assumed, at the direction of the management of UDS, without independent verification or investigation, that such adjustments and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of UDS;

     - that the final form of the merger agreement was substantially identical to the May 3, 2001 draft reviewed by Banc of America Securities and that no changes contained in the final form of such document was materially adverse to UDS;

     - that the merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986, as amended; and

     - that the terms of the merger and the transactions contemplated by the merger agreement are the most beneficial terms from the perspective of UDS that could under the circumstances be negotiated between the parties to the merger.

     In addition, for purposes of its opinion, Banc of America Securities:

     - was not requested to and did not solicit any expressions of interest from any other parties with respect to UDS or any other alternative transaction;

     - did not participate in negotiations with respect to the terms of the merger or the transactions contemplated by the merger agreement, and does not express any opinion as to whether any alternative transaction might produce consideration for UDS's stockholders in an amount in excess of that contemplated in the merger;

     - was not requested to and did not provide advice concerning the structure, the specific amount of the consideration, or any other aspect of the merger or the transactions contemplated by the merger agreement, or to provide services other than financial advisory services in connection with the merger and the delivery of its opinion; and

     - did not assume responsibility for making an independent valuation or appraisal of the assets or liabilities of UDS, nor did Banc of America Securities receive any appraisals. In addition, Banc of America Securities has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of UDS or Valero.

     Banc of America Securities' opinion was necessarily based on economic, monetary and market and other conditions in effect on, and the information made available to it as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion.

     The following represents a brief summary of the material financial analyses performed by Banc of America Securities in connection with providing its opinion to the UDS Board of Directors. Some of the summaries of financial analyses performed by Banc of America Securities include information presented in tabular format. In order to understand fully the financial analyses performed by Banc of America Securities, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities. The following information, to the extent based on market data, is as of May 2, 2001, and does not necessarily indicate current or future market conditions.

  Analysis of UDS

     Banc of America Securities performed a "Latest Twelve-Month Trading Range Analysis," a "Selected Comparable Public Companies Analysis," a "Precedent Transactions Analysis," a "Selected Premiums Paid Analysis," a "Discounted Cash Flow Analysis" and a "Sum-of-the-Parts Analysis" for UDS as described below. Based on these valuation methodologies, Banc of America Securities derived the following aggregate implied per share equity reference range for UDS common stock, as compared to the merger consideration based on the closing price of UDS common stock on May 2, 2001:

      AGGREGATE IMPLIED       MERGER CONSIDERATION
          PER SHARE          BASED ON CLOSING STOCK
    EQUITY REFERENCE RANGE   PRICES ON MAY 2, 2001
    ----------------------   ----------------------
       $45.00 to $60.00              $54.15

     Latest Twelve-Month Trading Range Analysis. Banc of America Securities reviewed the share trading range of UDS common stock to provide a perspective on current public market value based on UDS's trading performance for the latest twelve-month trading period. Banc of America Securities reviewed the number of shares of UDS common stock traded at specified prices during the twelve-month period prior to May 2, 2001, as set forth below:

                                                            PERCENT OF
                          PRICE                            SHARES TRADED
                          -----                            -------------
$21.81 - $26.64..........................................      33.2%
$26.64 - $31.47..........................................      25.4%
$31.47 - $36.29..........................................      15.6%
$36.29 - $41.12..........................................      15.7%
$41.12 - $45.95..........................................      10.1%

     Selected Comparable Public Companies Analysis. Based on public and other available information, Banc of America Securities calculated the multiples of the aggregate value of UDS, which Banc of America Securities defined as equity value plus debt, less cash and cash equivalents, to UDS's earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and the multiples of share price to earnings per share, commonly referred to as EPS, for each of the latest 12 months, estimated calendar year 2001 and projected calendar year 2002, in each case under two scenarios. Scenario I was based on publicly available research analysts estimates and Scenario II was based on estimates of the management of UDS. Banc of America Securities then compared those results to the results of similar calculations made with respect to the following oil refining and marketing companies that Banc of America Securities deemed to be comparable to UDS:

     - Sunoco, Inc.

     - Tesoro Petroleum Corporation

     - Valero

     Each company was selected because it had an active public trading market for its equity securities, was an oil refining and marketing company and Banc of America Securities believed the company had operating characteristics similar to those of UDS. The comparable company analysis compared UDS to the comparable companies on the basis that the companies selected were the most relevant given the factors considered above. Consequently, Banc of America Securities did not include every company that could be deemed to be a participant in the same industry.

     The following table sets forth multiples indicated by this analysis:

                                               SELECTED COMPANIES                   VALERO
                                         -------------------------------   ------------------------
                                            RANGE       MEDIAN   AVERAGE   SCENARIO I   SCENARIO II
                                         ------------   ------   -------   ----------   -----------
Aggregate Value to:
  Latest twelve months EBITDA..........  3.9x to 4.2x    4.0x     4.0x        4.1x          N/A
  Estimated calendar year 2001
     EBITDA............................  3.8x to 4.6x    4.1x     4.2x        3.9x         3.4x
  Projected calendar year 2002
     EBITDA............................  5.0x to 5.0x    5.0x     5.0x        4.7x         3.5x

Share Price to:
  Latest twelve months EPS.............  6.0x to 6.7x    6.5x     6.4x        6.9x          N/A
  Estimated calendar year 2001 EPS.....  5.9x to 7.7x    7.1x     6.9x        6.3x         4.7x
  Projected calendar year 2002 EPS.....  8.6x to 9.8x    9.0x     9.1x        7.7x         4.7x

     Banc of America Securities then applied a range of selected multiples for the selected companies to corresponding data of UDS.

     No company used in the comparable company analysis is identical to UDS. Accordingly, an analysis of the foregoing results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of UDS and other factors that could affect the public trading value of the companies to which UDS is being compared.

     Precedent Transactions Analysis. Banc of America Securities reviewed the consideration offered in the following 7 transactions:

    ANNOUNCEMENT DATE            ACQUIROR                        TARGET
    -----------------            --------                        ------
        02/04/01        Phillips Petroleum Company          Tosco Corporation
        01/18/00        El Paso Energy Corporation       The Coastal Corporation
        04/15/98          Giant Industries, Inc.            Holly Corporation
        04/15/97                   UDS              Total Petroleum (North America),
                                                                  Ltd.
        03/17/97                  Valero                  Basis Petroleum, Inc.
        11/18/96            Tosco Corporation       76 Products (Union Oil Company of
                                                               California)
        09/23/96           Ultramar Corporation          Diamond Shamrock, Inc.

The selected transactions were chosen because the target companies were oil refining and marketing companies that, for purposes of this analysis, Banc of America Securities considered generally comparable to UDS.

     Banc of America Securities in particular focused on the Phillips Petroleum Company/Tosco Corporation transaction and the El Paso Energy Corporation/The Coastal Corporation transaction. Banc of America Securities calculated the premiums offered relative to the stock prices of the acquired companies one day and four weeks prior to the announcement of these two transactions. The following table sets forth the premium paid in these two transactions:

                                                               PREMIUM TO STOCK PRICE
                                                          ---------------------------------
                                                          1 DAY PRIOR TO   4 WEEKS PRIOR TO
                                                           ANNOUNCEMENT      ANNOUNCEMENT
                                                          --------------   ----------------
Phillips/Tosco..........................................      34.4%             45.0%
El Paso/Coastal.........................................      26.8%             27.3%

     Banc of America Securities noted that the per share value of the consideration to be received by UDS stockholders in connection with the merger implied a premium of 31.3% over UDS's closing stock price on May 2, 2001 and 48.2% over UDS's closing stock price on April 3, 2001. Banc of America Securities then applied a range of selected premiums for the selected transactions to corresponding data of UDS.

     No transaction used in the precedent transaction analysis is identical to the merger. Accordingly, an analysis of the foregoing results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of UDS and other factors that could affect the transactions to which the merger is being compared.

     Selected Premiums Paid Analysis. Banc of America Securities analyzed the premiums paid in 53 all-cash acquisitions announced since 1997 in which 100% of the target's stock was purchased and that had an aggregate value greater than $1 billion and 152 cash and stock acquisitions announced since 1997 in which 100% of the target's stock was purchased and that had an aggregate value greater than $1 billion. Banc of America Securities calculated the premiums offered relative to the stock prices of the acquired companies one day and four weeks prior to the announcement of the transactions. The following table sets forth the median and mean of the premiums paid in these transactions:

                                                               PREMIUM TO STOCK PRICE
                                                          ---------------------------------
                                                          1 DAY PRIOR TO   4 WEEKS PRIOR TO
                                                           ANNOUNCEMENT      ANNOUNCEMENT
                                                          --------------   ----------------
53 All Cash Transactions
  Median................................................      26.1%             46.7%
  Mean..................................................      38.1%             48.4%
152 Cash and Stock Transactions
  Median................................................      26.1%             36.4%
  Mean..................................................      29.9%             41.6%

     Banc of America Securities noted that the per share value of the consideration to be received by UDS stockholders in connection with the merger implied a premium of 31.3% over UDS's closing stock price on May 2, 2001 and 48.2% over UDS's closing stock price on April 3, 2001. Banc of America Securities then applied a range of selected premiums for the selected transactions to corresponding data of UDS.

     Discounted Cash Flow Analysis. Banc of America Securities performed a discounted cash flow analysis by using financial cash flow projections of UDS for the second half of fiscal year 2001 through fiscal year 2005 prepared by the management of UDS. In conducting this analysis, Banc of America Securities assumed that the company would perform in accordance with these projections. Banc of America Securities first estimated the terminal value of the projected cash flows by applying multiples to UDS's projected 2005 EBITDA, which multiples ranged from 4.0x to 5.0x. Banc of America Securities then calculated the present values of the projected cash flows and the terminal values using discount rates ranging from 9.0% to 11.0%.

     Sum-of-the-Parts Analysis. Banc of America Securities separately reviewed the following primary business segments of UDS to derive implied enterprise and per share equity value reference ranges of UDS: the refining assets segment, the retail business segment, the pipelines and terminals segment and the petrochemical business segment. In the case of the refining asset segment, Banc of America Securities applied a range of prices per barrel to the complexity adjusted barrels per day output of UDS, which was provided to Banc of America Securities by the management of UDS. In the case of the retail business segment, Banc of America Securities applied a range of selected multiples, derived from selected comparable acquisitions and selected comparable companies, to the estimated 2001 EBITDA of UDS, which was provided to Banc of America Securities by the management of UDS. In the case of the pipelines and terminals segment, Banc of America Securities received publicly available preliminary valuations of the business. In the case of the petrochemicals business segment, Banc of America Securities considered the proceeds estimated by management of UDS to be received in a sale of the Diamond-Koch joint venture and the value of the residual petrochemicals business. In addition, Banc of America Securities analyzed the corporate overhead of UDS not attributable to any specific segment.

  Pro Forma Analyses

     In addition, Banc of America Securities performed a "Contribution Analysis" and an "Accretion/ Dilution Analysis" for the combined company as described below.

     Contribution Analysis. Banc of America Securities utilized the projections of the management of UDS and the projections of the management of Valero, which were then adjusted to reflect the margin assumptions of the management of UDS, to review the estimated contribution of each company to the EBITDA and net income for each of estimated calendar year 2001 and projected calendar year 2002, for the combined company. This analysis did not take into account any potential synergies following completion of the merger. The analysis indicated that UDS would contribute the following percentages of the metric observed for the combined company:

                                                 ON AN ESTIMATED             ON A PROJECTED
                                             CALENDAR YEAR 2001 BASIS   CALENDAR YEAR 2002 BASIS
                                             ------------------------   ------------------------
Contribution to:
  EBITDA...................................           50.9%                      47.8%
  Net Income...............................           54.2%                      43.2%

     Banc of America Securities then compared these percentages to the pro forma share ownership of UDS stockholders in the combined company implied by the transaction, based on UDS's and Valero's closing stock prices on May 2, 2001. Banc of America Securities noted that on a pro forma basis, the implied ownership of UDS stockholders in the combined company on a fully diluted basis was 41.1%.

     Accretion/Dilution Analysis. Using financial forecasts based on the projections of the management of UDS and the projections of the management of Valero, which were then adjusted to reflect the margin assumptions of the management of UDS, and assuming pre-tax operating synergies as estimated by UDS management, Banc of America Securities reviewed the pro forma effects of the merger. Banc of America Securities compared the estimated EPS on a stand-alone basis for Valero to the estimated EPS of the combined company for projected calendar years 2002 through 2005. Banc of America Securities also compared the estimated EPS on a stand-alone basis for UDS to the pro forma estimated EPS of the combined company for projected calendar years 2002 through 2005 on a UDS equivalent share basis. This analysis indicated that the proposed merger would be accretive to Valero's estimated EPS in calendar years 2002 through 2005. This analysis also indicated that the proposed merger, on a UDS equivalent share basis, would be accretive to UDS's estimated EPS in calendar years 2002 through 2005. The actual results achieved by the combined company may vary from projected results and the variations may be material.

  Other Factors

     In the course of preparing its opinion, Banc of America Securities also reviewed and considered other information and data, including:

     - research analysts' reports for UDS common stock, including estimates of various operational metrics;

     - the historical price performance of Valero common stock;

     - the relative price performance and trading characteristics of UDS common stock and Valero common stock and the relationship between movements in UDS common stock, movements in Valero common stock and movements in selected stock indices; and

     - the present value of the stand-alone, unlevered, after-tax free cash flows that Valero could produce for the second half of fiscal year 2001 through fiscal year 2005 based on the projections of the management of Valero, which were then adjusted to reflect the margin assumptions of the management of UDS.

     As noted above, the foregoing discussion is merely a summary of the analyses and examinations that Banc of America Securities considered to be material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Banc of America Securities. The preparation of a fairness opinion is not susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses and the summary above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the UDS Board of Directors. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that that analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Banc of America Securities' view of the actual value of UDS or Valero.

     In performing its analyses, Banc of America Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of UDS and Valero, and involve the application of complex methodologies and educated judgment. The analyses performed by Banc of America Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of Banc of America Securities' analysis of the financial fairness of the consideration to be received by UDS stockholders in the merger and were provided to the UDS Board of Directors in connection with the delivery of Banc of America Securities' opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future, and these estimates are inherently subject to uncertainty.

     As described above, Banc of America Securities' opinion and presentation to the UDS Board of Directors were among the many factors taken into consideration by the UDS Board of Directors in making its determination to approve the merger, and to recommend that UDS stockholders approve the merger agreement.

     Under an engagement letter dated April 26, 2001, UDS agreed to pay Banc of America Securities a fee of $12,500,000, of which $2,000,000 was payable upon execution of the merger agreement and $10,500,000 of which is payable upon consummation of the merger. The UDS Board of Directors was aware of this fee structure and took it into account in considering Banc of America Securities' fairness opinion and in approving the merger. The engagement letter calls for UDS to reimburse Banc of America Securities for its reasonable out-of-pocket expenses, including reasonable fees and disbursement of Banc of America Securities' counsel, and UDS has agreed to indemnify Banc of America Securities and related persons against certain liabilities, including liabilities under the federal securities laws.

     In the ordinary course of its business, Banc of America Securities or its affiliates actively trade the debt and equity securities of UDS and Valero for their own account and for the accounts of customers. Accordingly, Banc of America Securities or its affiliates may at any time hold a long or short position in those securities. Banc of America Securities and its affiliates have, in the past, performed various financial advisory and financing services for UDS, including acting as agent and a lender under UDS's senior credit facility, and has received fees for such services.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

     Valero and UDS have agreed to use their reasonable best efforts to obtain all regulatory approvals required in order to consummate the merger. Valero and UDS have either filed, or intend to file promptly after the date of this document, applications and notifications to obtain the required regulatory approvals. Valero and UDS cannot provide any assurances that the required regulatory approvals will be obtained, as to what, if any, conditions the regulatory authorities will place on the granting of the approvals that may affect the combined company and, if obtained, as to the date of any of these approvals or the absence of any litigation challenging them or the merger.

     The HSR Act prohibits Valero and UDS from completing the merger until certain information and materials have been provided to the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and
certain waiting periods have expired or been terminated. On May   , 2001, Valero
and UDS filed their Premerger Notification and Report Forms pursuant to the HSR Act with the FTC and the Antitrust Division. The waiting period will expire at
11:59 p.m. New York City Time on June   , 2001, although the waiting period will
be extended if the FTC or the Antitrust Division requests additional information or documentary material. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the thirtieth day after substantial compliance by Valero and UDS with the request. Even after the waiting period expires or has been terminated, the FTC or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or to compel a divestiture of the shares being acquired or substantial assets of Valero or UDS. Other parties, including State Attorneys General, could also seek to review and/or challenge the merger on antitrust grounds. We can give no assurance that a challenge to the merger on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

     Under the Competition Act (Canada), the merger is a notifiable transaction and may not be completed unless: (a) Valero obtains an advance ruling certificate ("ARC") or a waiver from pre-merger notification; or (b) Valero and UDS provide certain information to the Canadian Commissioner of Competition and await the expiration or early termination of the applicable waiting period. If an ARC or a waiver is not issued by the Commissioner, notification must be made either on the basis of a short-form filing (for which there is a 14-day waiting period) or a long-form filing (for which there is a 42-day waiting period). If a short-form filing is made, the Commissioner may, within the 14-day waiting period, require that the parties make a long-form filing, thereby extending the waiting period for a further 42 days following receipt of the complete long-form filing. The Commissioner may challenge a merger if he is of the view that it prevents or lessens, or is likely to prevent or lessen, competition substantially in Canada. Valero applied for an ARC and a waiver from pre-merger
notification on           , 2001.

     We also may be required to make filings and obtain regulatory approvals from various other governmental authorities. Where necessary, the parties intend to make such filings. See "The Merger Agreement -- Additional
Covenants -- Reasonable Best Efforts" and "The Merger Agreement -- Conditions."

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of UDS common stock who hold their shares of UDS common stock as capital assets. This discussion does not address all of the U.S. federal income tax consequences that may be important to you in light of your particular circumstances; nor does this discussion address the U.S. federal income tax consequences that may be applicable to taxpayers subject to special treatment under the Internal Revenue Code, such as:

     - insurance companies

     - financial institutions

     - dealers in securities

     - traders in securities that elect to apply a mark-to-market method of accounting

     - tax-exempt organizations

     - stockholders who hold their shares as part of a hedge, constructive sale, straddle or conversion transaction

     - stockholders who acquired their shares through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan

     - UDS stockholders who dissent from the merger, and

     - foreign persons.

     No information is provided in this document or the tax opinions referred to below with respect to the tax consequences, if any, of the merger under applicable foreign, state, local and other tax laws. This discussion and the tax opinions are based upon the provisions of the Internal Revenue Code, applicable Treasury regulations, IRS rulings and judicial decisions, as in effect as of the date of this document. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes could apply retroactively, will not affect the accuracy of this discussion or the statements or conclusions set forth in the tax opinions referred to below. No rulings have been or will be sought from the IRS concerning the tax consequences of the merger, and none of the opinions of counsel received in connection with the merger will be binding on the IRS.

     [In connection with the filing of the registration statement of which this document is a part, Jones, Day, Reavis & Pogue has provided an opinion to UDS, and Wachtell, Lipton, Rosen & Katz has provided an opinion to Valero to the effect that the merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code.] The opinions rely on facts, assumptions and representations set forth or referred to in the opinions, including representations contained in officer's certificates of UDS and Valero. If any of these facts, assumptions or representations are inaccurate, the conclusions contained in the opinions could be affected. Based upon the conclusion that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, the material federal income tax consequences of the merger will be as follows:

     Holders Receiving Only Valero Common Stock. No gain or loss will be recognized by a holder of UDS common stock as a result of the surrender of shares of UDS common stock solely in exchange for shares of Valero common stock pursuant to the merger, if such holder receives no cash pursuant to the merger, except as discussed below with respect to cash received instead of fractional shares of Valero common stock. The aggregate tax basis of the shares of Valero common stock received in the merger (including any fractional shares of Valero common stock deemed received) will be the same as the aggregate tax basis of the shares of UDS common stock surrendered in exchange for the Valero common stock. The holding period of the shares of Valero common stock received (including any fractional shares of Valero common stock deemed received) will include the holding period of shares of UDS common stock surrendered in exchange for the Valero common stock.

     Holders Receiving Only Cash. A holder of UDS common stock that does not receive any shares of Valero common stock pursuant to the merger will generally recognize gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the shares of UDS common stock exchanged in the merger. Such gain or loss will generally be a capital gain or loss, and will generally be a long-term capital gain or loss to the extent that, at the effective time of the merger, the holder has a holding period in such UDS common stock of more than one year.

     Holders Receiving Both Cash and Valero Common Stock. If a holder of UDS common stock receives both Valero common stock and cash (other than cash in lieu of a fractional interest in Valero common stock) in the merger, that holder will recognize gain equal to the lesser of

          (a) the amount of cash received and

          (b) the amount by which the sum of the amount of cash received and the value of the Valero common stock received exceeds the holder's adjusted tax basis in the shares of UDS common stock exchanged in the merger.

     This gain will generally be capital gain unless the holder's exchange of UDS common stock for cash and Valero common stock "has the effect of the distribution of a dividend" after giving effect to the constructive ownership rules of the Internal Revenue Code. This gain will generally be capital gain to a holder of UDS common stock that, following the merger, actually or constructively owns only a small percentage of the total outstanding Valero common stock and exercises no control over Valero's affairs. The capital gain recognized generally will be long-term capital gain to the extent that, at the effective time of the merger, the holder has a holding period in the UDS common stock exchanged in the merger of more than one year. The aggregate tax basis to such a holder of the shares of Valero common stock received in the merger (including any fractional shares of Valero common stock deemed received) will be the same as the aggregate tax basis of the shares of UDS common stock surrendered in exchange therefor in the merger, increased by the amount of gain recognized and reduced by the amount of cash received. The holding period of the shares of Valero common stock received (including any fractional share of Valero common stock deemed received) will include the holding period of shares of UDS common stock surrendered in exchange for the Valero common stock.

     If a holder's tax basis in shares of UDS common stock exceeds the sum of the amount of cash received and the value of the Valero common stock received in exchange for the shares of UDS common stock, such a holder will not recognize loss.

     Holders Receiving Cash Instead of a Fractional Share. Holders of UDS common stock who receive cash instead of a fractional share of Valero common stock will be treated as having received the fractional share in the merger and then as having the fractional share redeemed by Valero. These holders will generally recognize gain or loss equal to the difference between the tax basis of the fractional share and the amount of cash received. The gain or loss generally will be capital gain or loss and long-term capital gain or loss if the UDS stock exchanged has been held for more than one year.

     The parties will not be required to consummate the merger unless they receive additional opinions of their respective counsel. In rendering its opinion dated the closing date of the merger, each counsel may rely upon customary assumptions and representations reasonably satisfactory to that counsel, including representations contained in certificates of officers of Valero and UDS.

     THE PRECEDING SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. ACCORDINGLY, UDS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT

     The merger is expected to be accounted for using purchase accounting. The purchase price (based on the price of Valero common stock on or about
            , 2001) will be allocated to UDS's identifiable assets and liabilities based on their estimated fair market values at the date of the completion of the merger, and any excess of the purchase price over those fair market values will be accounted for as goodwill. The results of final valuations of property, plant and equipment, and intangible and other assets and the finalization of any potential plans of restructuring have not yet been completed. We may revise the allocation of the purchase price when additional information becomes available.

     Under present U.S. generally accepted accounting principles, goodwill is amortized over its useful life, not to exceed 40 years. The Financial Accounting Standards Board has issued a proposal to replace amortization of goodwill with a periodic assessment for impairment. While final adoption of this proposal is currently expected to occur prior to completion of the merger, there can be no assurance as to whether or when this proposal will be finally adopted by the FASB.

     The unaudited pro forma combined financial information contained in this document has been prepared using the purchase method to account for the merger, without taking into account the potential
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

impact of any changes in accounting rules for goodwill. See "Unaudited Pro Forma Combined Financial Information."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the UDS Board of Directors with respect to the merger, you should be aware that certain officers and directors of UDS have interests in the merger that are different from, or in addition to, your interests.

  UDS Directors

     Following the merger, four UDS directors, to be determined by UDS and Valero, will join the Valero Board of Directors.

  UDS Change in Control Arrangements

     Executive Severance. Certain officers of UDS, including Messrs. Gaulin, Eisman, Fretthold, Havens, Klesse and Shapard, have employment agreements that provide severance benefits in the event their employment is involuntarily terminated by UDS other than for "cause" or is terminated by the executive for "good reason" (each as defined in the executive's employment agreement). If a qualifying termination occurs after a "change in control" (as defined in the employment agreements), the severance is the same as if the termination had occurred prior to the change in control, but certain post-employment covenants cease to apply or are limited as to duration. The filing by UDS with the SEC of a Form 8-K on May 10, 2001 constituted a "change in control" for purposes of each executive's employment agreement.

     Under the terms of the executives' employment agreements, UDS is required to pay and provide each executive officer who is terminated under circumstances constituting a qualifying termination certain payments and benefits, including:
(a) the executive's annual base salary and benefits through the date of termination, (b) a lump sum payment equal to three times the executive's highest base salary and bonus over the three year period prior to termination, (c) a lump sum payment equal to the present value of the additional benefits the executive would have accrued had he been credited with, generally, three years of additional age and service under the UDS tax-qualified and nonqualified defined benefit pension plans in which the executive participates on the date of his termination, (d) a lump sum payment equal to three times the maximum amount UDS could have contributed to the qualified and nonqualified defined contribution retirement plans the executive participated in on the date of his termination, and (e) certain extended welfare benefits. No benefit will be paid or made available unless the executive first executes a release and thereafter does not revoke it within seven days of execution.

     Under the employment agreements, the aggregate amount estimated to be payable to the six highest paid UDS officers upon a qualifying termination is
approximately $     (excluding the payments made under UDS's supplemental
executive retirement plans, which are described below under "-- Supplemental Executive Retirement Plans").

     In the event that any of the payments or benefits described above (or any payment made pursuant to UDS's supplemental executive retirement plans or its long-term incentive plans, each as discussed below, or any other payment or benefit) would subject the executive to an excise tax because such payments or benefits are deemed to be "excess parachute payments" within the meaning of
Section 280G of the Internal Revenue Code, then the executive will be entitled under the employment agreements to a tax gross-up payment for any excise tax incurred on any parachute payment.

     Supplemental Executive Retirement Plans. Certain officers of UDS are entitled to retirement benefits under various supplemental executive retirement plans. Under certain plans, the amount of the supplemental retirement benefit is based upon the amount of additional benefit that could otherwise have been paid to the executive under the UDS tax-qualified defined benefit pension plan, in the absence of applicable Internal Revenue Code limitations. Under other plans, the amount of the supplemental retirement benefit is based on a percentage of the executive's final average monthly compensation and the

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

number of years of service with UDS, as offset by the amount of benefits payable to the executive from other UDS defined benefit pension plans.

     In connection with the merger, unvested benefits under the supplemental retirement plans will become fully vested. Because stockholder approval of the merger will result in a "change in control" under the supplemental executive retirement plans, each executive will receive a lump sum payment equal to the present value of that executive's supplemental executive retirement plan benefit, even if that person remains employed with Valero following completion of the merger. The lump sum amounts will be determined after giving the executive credit, as provided in the executive's employment agreement, for a specified number of additional years of service (generally, three additional years), and taking into account various additional changes in calculation methodology which apply in connection with the merger (including, depending upon the executive, a change in the specified interest and mortality assumptions, and elimination of any reduction for early payment).

     The aggregate amount estimated to be payable to UDS's six highest paid officers pursuant to the supplemental executive retirement plans, excluding the
retention payments described below, is $          .

     Messrs. Eisman, Fretthold, Havens, Klesse and Shapard will each receive a
$            lump sum retention payment under the supplemental executive retirement plans as of the earlier of 12 months after the date of stockholder approval of the merger (provided they are still employed with Valero) or the involuntary termination of the executive's employment.

  UDS Equity-Based Awards Held by UDS Directors and Officers

     In connection with the merger, all stock options awarded to UDS executives and directors under the UDS stock option plans will become fully vested and will be converted into options to purchase Valero common stock on the same terms and conditions that were applicable to the options issued under UDS's long-term incentive plans.

     Certain of the option plans have special provisions that are triggered upon a change in control (including the transactions contemplated by the merger). The Ultramar Corporation 1992 Long-Term Incentive Plan and the award agreements under the Ultramar Diamond Shamrock Corporation 1996 Long-Term Incentive Plan provide that, if an executive's employment is involuntarily terminated without cause within two years of a change in control, then the executive will be entitled to exercise any outstanding stock options granted under those option plans and agreements for a period equal to the shorter of (a) five years from the date the executive's employment is terminated or (b) the expiration date of the original term of the stock option.

     For each intermediate incentive award granted to an executive under the UDS Intermediate Incentive Program, the executive will receive in connection with a change in control a lump-sum cash payment equal to one hundred percent of the target payout amount for each award. In addition, all restrictions on the restricted shares awarded under the Performance-Based Restricted Stock Incentive Program will lapse in connection with a change in control.

     The aggregate amount estimated to be payable to UDS's six highest paid officers under the Intermediate Incentive and Performance-Based Restricted Stock Incentive Programs, including the value of restricted stock that will vest in
connection with the merger, based on the $     closing stock price of UDS common
stock on             , 2001, is $     .

  UDS Director and Officer Indemnification and Insurance

     The merger agreement provides for the indemnification of UDS directors and officers after closing as to matters arising before completion of the merger as well as the provision of directors' and officers' insurance after closing. See "The Merger Agreement -- Additional Covenants -- Insurance and Indemnification."

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

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

     Valero expects that, initially following completion of the merger, the businesses and operations of UDS will, except as described in this joint proxy statement/prospectus, be continued substantially as they are currently being conducted. Valero will continue to evaluate the business and operations of UDS while the merger is pending and after the merger is completed, and will take those actions it deems appropriate under the circumstances that then exist. Valero intends to undertake a comprehensive review of UDS's business, operations, capitalization and management with a view to optimizing development of UDS's potential in conjunction with Valero's business.

     As described above, at the time the merger is completed, Valero will appoint four of the members of the UDS Board of Directors to serve as directors of Valero.

FINANCING THE TRANSACTION

     Valero currently intends to finance the cash portion of the merger consideration through borrowings under various bank credit agreements that are expected to be put in place over the next several months.

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

                              THE MERGER AGREEMENT

     The following is a summary of the material terms and provisions of the merger agreement. The merger agreement is attached as Appendix A to this document and incorporated by reference in this document. We encourage you to carefully read the complete merger agreement for the precise legal terms of the merger agreement and other information that may be important to you.

CONSIDERATION TO BE RECEIVED IN THE MERGER

     At the effective time of the merger, each UDS stockholder will have the right to receive, based on the election of that stockholder as indicated below (subject to the allocation formulas described under the heading "-- Allocation Procedure"), the following merger consideration:

     Cash Election. You may elect to receive for each of your UDS common shares an amount of cash equal to the sum (which we refer to in this document as the MERGER CONSIDERATION VALUE) of (1) $27.50 and (2) the product of (a)
     0.614 and (b) the average closing price of Valero common stock for the ten consecutive full trading days ending three business days prior to the closing date (which we refer to in this document as the Valero average closing price or the measurement period value). We refer to this amount of cash in this document as the CASH CONSIDERATION.

     Stock Election. You may elect to receive for each of your UDS common shares a number of shares of Valero common stock equal to the merger consideration value divided by the Valero average closing price. We refer to this number of Valero common stock in this document as the EXCHANGE RATIO. Valero will not issue fractional shares. Instead, you will receive cash for any fractional share of Valero common stock owed to you based on the closing price of a share of Valero common stock on the last full trading day immediately preceding the merger.

     Mixed Election. You may elect to receive a combination of (a) cash in the amount indicated above for a specified number of your UDS shares and (b) the number of Valero shares indicated above for each of your remaining shares.

     Non-Election. If you fail to make an election or fail to submit a valid Form of Election prior to the election deadline described under the heading "-- Allocation Procedure -- Election Procedure" for any of your UDS shares, you will receive merger consideration for those shares according to the allocation formulas described under the heading "-- Allocation Procedure." We refer to such shares in this document as NON-ELECTING SHARES.

     Shares of UDS common stock held under the UDS 401(k) Retirement Savings Plan, whether in the UDS stock account or the ESOP I or II accounts, and the UDS Grantor Trust Stock Ownership Program will not be subject to the election and proration procedures described above and will be converted into Valero common stock based on the exchange ratio. Accompanying this document is a Form of Election and Letter of Transmittal, which was sent to each holder of record of UDS common shares on the record date for voting at the UDS special meeting. The Form of Election will permit you to make a cash, stock or mixed election.

     YOU SHOULD CAREFULLY CONSIDER THE TAX CONSEQUENCES OF MAKING AN ELECTION. WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF THE MERGER. SEE "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES."

ALLOCATION PROCEDURE

     The elections made by UDS stockholders to receive shares of Valero common stock, cash or a combination of cash and stock will be subject to limits on the total number of shares of UDS common stock that will be converted into the cash or stock consideration. These limits will generally result in the aggregate amount of cash and shares of Valero common stock being issued in the merger being the same as would be the case if Valero were to pay $55.00 per share in cash for half of the shares of UDS common stock outstanding immediately before the merger is completed and issue 1.228 shares of Valero

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

common stock for each of the remaining shares of UDS common stock outstanding immediately before the merger is completed.

     Limit on Number of UDS Shares to be Converted to Cash. The maximum number of UDS shares that will be converted into the right to receive the cash consideration in the merger (plus the number of shares of UDS common stock as to which dissenter's rights are perfected under Delaware law) will be equal to a quotient obtained by dividing

     - the product of 27.5 and the number of shares of UDS common stock outstanding immediately prior to completion of the merger, by

     - the cash consideration.

     However, if the quotient described above exceeds 50% of the number of shares of UDS common stock outstanding immediately prior to completion of the merger, Valero may, in its discretion, reduce the maximum number of UDS shares to be converted into the right to receive cash consideration to any lower number, as long as it is not below 50% of the number of shares of UDS common stock outstanding immediately prior to completion of the merger. If this happens, UDS shares would be converted into the right to receive additional stock consideration to the extent of the reduction in value of the aggregate amount of cash consideration as a result of this adjustment.

     Also, in no event will the number of UDS shares to be converted into the cash consideration be greater than the number that would permit Valero and UDS to receive the tax opinions described below under "-- Conditions." If necessary, the number of shares of UDS common stock to be converted into the right to receive Valero common stock will be increased, and an equal number of shares of UDS common stock to be converted into the right to receive cash will be decreased, to the extent required to satisfy the condition.

     We refer to this limit in this document as the CASH ELECTION LIMIT.

     Limit on the Number of UDS Shares to be Converted to Valero Stock. The limit on the aggregate number of UDS shares that will be converted into the right to receive shares of Valero common stock in the merger will be equal to the number of shares of UDS common stock outstanding immediately prior to completion of the merger, minus the cash election limit. We refer to this limit in this document as the STOCK ELECTION LIMIT.

     For purposes of determining the cash election limit and the stock election limit, we will not count as outstanding shares of UDS common stock that will be cancelled in the merger without any consideration being paid for them. These include any shares of UDS common stock, or other capital stock, that are held by UDS in treasury or that are owned by either of Valero or UDS or their wholly-owned subsidiaries.

     Cash Over-Election. If the aggregate number of shares of UDS common stock for which cash is elected, plus shares of UDS common stock as to which dissenters' rights are perfected under Delaware law, exceeds the cash election limit, then:

     - those shares of UDS common stock for which Valero common stock is elected and non-electing shares will be converted into the right to receive Valero common stock; and

     - those shares of UDS common stock for which cash is elected (but not including any dissenting shares) will be converted into the right to receive (a) an amount of cash (rounded to the nearest cent), without interest, equal to the product of (i) the cash consideration and (ii) a fraction, the numerator of which is the cash election limit and the denominator of which is the number of shares of UDS common stock for which cash was elected plus any dissenting shares and (b) a number of shares of Valero common stock equal to the product of (i) the exchange ratio and (ii) a fraction equal to one (1) minus the fraction described in clause (a)(ii) of this paragraph.

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

     Stock Over-Election. If the aggregate number of shares of UDS common stock for which Valero common stock is elected exceeds the stock election limit, then:

     - those shares of UDS common stock for which cash is elected and non-electing shares will be converted into the right to receive the cash consideration; and

     - those shares of UDS common stock for which Valero common stock is elected will be converted into the right to receive (a) a number of shares of Valero common stock equal to the product of (i) the exchange ratio and
       (ii) a fraction, the numerator of which is the stock election limit and the denominator of which is the number of shares of UDS common stock for which Valero common stock was elected and (b) an amount of cash (rounded to the nearest cent), without interest, equal to the product of (i) the cash consideration and (ii) a fraction equal to one (1) minus the fraction described in clause (a)(ii) of this paragraph.

     No Over-Election for Either Cash or Stock. In the event there is neither an over-election of cash nor an over-election of Valero common stock, then:

     - those shares of UDS common stock for which cash was elected will be converted into the right to receive the cash consideration;

     - those shares of UDS common stock for which Valero common stock was elected will be converted into the right to receive Valero common stock based on the exchange ratio; and

     - non-electing shares will be converted into the right to receive (a) an amount of cash (rounded to the nearest cent), without interest, equal to the product of (i) the cash consideration and (ii) a fraction, the numerator of which is the cash election limit minus the sum of the number of shares of UDS common stock for which cash was elected plus any dissenting shares, and the denominator of which is the number of non-electing shares, and (b) a number of shares of Valero common stock equal to the product of (i) the exchange ratio and (ii) a fraction, the numerator of which is the stock election limit less the number of shares of UDS common stock for which Valero common stock was elected and the denominator of which is the number of non-electing shares.

     Valero will make all computations related to the allocation formulas described in this section, and all of those computations will be binding and conclusive on all holders of UDS common shares.

     UDS Stock Options. Upon completion of the merger, each outstanding UDS stock option will be converted into an option to purchase a number of shares of Valero common stock that is equal to the product of the exchange ratio multiplied by the number of shares of UDS common stock that would have been obtained before the merger upon the exercise of the UDS stock option, rounded to the nearest whole share. The exercise price per share will be equal to the exercise price per share of UDS common stock subject to the UDS stock option before the conversion divided by the exchange ratio, rounded to the nearest whole cent. All UDS stock options that have not vested under the UDS stock option plans will vest upon completion of the merger. The other terms of each UDS stock option will continue to apply. Notwithstanding the foregoing, the conversion of UDS stock options that qualify as "incentive stock options" under the Internal Revenue Code will be effected in a manner that is consistent with
Section 424(a) of the Internal Revenue Code. UDS stock options are not subject to the election and proration procedures described above.

     UDS Common Shares Held in Certain Benefit Plans. Each share of UDS common stock that is held as of the completion of the merger under the UDS Grantor Trust Stock Ownership Program and under the UDS 401(k) Retirement Savings Plan, whether in the UDS stock account or the ESOP I or II accounts, will be converted into the right to receive a number of shares of Valero common stock equal to the exchange ratio. Such shares are not subject to the election and proration procedures described above.

  Exchange of Shares

     Prior to the completion of the merger, Valero will appoint Computershare Investor Services, LLC, or a commercial bank or trust company that is acceptable to UDS, to act as the exchange agent. At or prior

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

to the completion of the merger, Valero will deposit with the exchange agent certificates representing shares of Valero common stock and cash. Holders of unexchanged shares of UDS common stock will not be entitled to receive any dividends or other distributions payable by Valero until their certificates are surrendered after the merger is completed. Upon surrender, however, subject to applicable laws, the holders will receive accumulated dividends and distributions, without interest, together with cash in lieu of fractional shares.

  Election Procedure

     Accompanying this proxy statement/prospectus is a Form of Election and Letter of Transmittal, which includes instructions. All elections must be made on the Form of Election. Any Form of Election submitted by a dissenting stockholder will be invalid and will be rejected. If any dissenting stockholder ceases to be a dissenting stockholder but does not submit a valid Form of Election prior to the election deadline, then each UDS common share held by that dissenting stockholder will be treated as a non-electing share.

     If you hold UDS common stock in "street name" through a broker or other nominee, your broker or other nominee must make an election on your behalf. You will receive separate instructions from your broker or other nominee instructing you on how to instruct your broker or other nominee to fill out the form of election. You will need to provide these instructions to your broker sufficiently in advance of the election deadline to permit your broker to deliver the form of election prior to the election deadline.

     Holders of UDS common shares who "constructively own" shares held by each other by virtue of Section 318(a) of the Internal Revenue Code and who so certify to Valero's satisfaction, and any single holder of UDS common shares who holds the shares in two or more different names and who so certifies to Valero's satisfaction, may submit a joint Form of Election covering the aggregate number of UDS common shares owned by the holders or single holder and will be considered a single holder for purposes of the allocation formulas described above. Record holders who are nominees, and who certify at the request of Valero that they hold UDS common shares as a nominee, may submit a separate Form of Election for each beneficial owner of UDS common shares held by that nominee, and each of those beneficial owners will be treated as a separate holder for purposes of the allocation formulas described above.

     You may change or revoke your election by submitting a properly completed and signed Form of Election that is received by the Exchange Agent prior to the election deadline. You may revoke your election and withdraw the share certificates representing your UDS common shares by providing written notice to the Exchange Agent by the close of business on the day prior to the election deadline. If your shares are held in "street name," you must follow the directions provided by your broker to change your election. The Exchange Agent will upon request make a Form of Election available to all UDS stockholders who become holders of UDS common stock after the record date for the UDS special meeting and before the election deadline.

     For an election to be validly made, the Exchange Agent must have received a valid, properly completed and executed Form of Election by the election deadline. An election will be validly made only if the Form of Election is properly completed and executed by the stockholder in accordance with the instructions contained in that form (with the signature or signatures guaranteed to the extent required by the Form of Election) accompanied by the share certificate or certificates representing all of the UDS common shares owned by that stockholder, duly endorsed in blank or in another form acceptable to Valero. If share certificates are not available when the Form of Election is sent to the Exchange Agent, the stockholder may provide a Guarantee of Delivery from a member of a national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company located in the United States. A Guarantee of Delivery in effect guarantees to Valero that those share certificates will be delivered to the Exchange Agent.

     The election deadline will be 5:00 p.m., New York City time, on the second business day preceding the date that the merger is consummated. Valero will issue a press release or make some other form of

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

public announcement of the election deadline. Valero may extend the election deadline by similar notice to another date and time following the previously scheduled election deadline.

     Valero has the right to make reasonable determinations and to establish reasonable procedures in guiding the Exchange Agent in its determination as to the validity of Forms of Election. None of UDS, Valero or the Exchange Agent is under any obligation to notify any UDS stockholder of any defect in a Form of Election. If you have questions related to the Form of Election and Letter of Transmittal, or if you require additional copies of the Form of Election and Letter of Transmittal, please contact the Exchange Agent at (800)
[               ].

     THE FORM OF ELECTION AND LETTER OF TRANSMITTAL IS INCLUDED WITH THIS PROXY STATEMENT/PROSPECTUS. YOU SHOULD COMPLETE IT IN ACCORDANCE WITH ITS INSTRUCTIONS AND RETURN IT TO THE EXCHANGE AGENT PRIOR TO THE ELECTION DEADLINE. YOU SHOULD INCLUDE YOUR SHARE CERTIFICATES OR AN APPROPRIATE GUARANTEE OF DELIVERY OF YOUR SHARE CERTIFICATES AS SET FORTH IN THE FORM OF ELECTION. IF YOU DO NOT PROPERLY COMPLETE AND RETURN TO THE EXCHANGE AGENT A FORM OF ELECTION PRIOR TO THE ELECTION DEADLINE, YOUR UDS COMMON SHARES WILL BE TREATED AS NON-ELECTING SHARES, AND THE FORM OF MERGER CONSIDERATION YOU WILL BE ENTITLED TO RECEIVE WILL BE DETERMINED BY THE APPROPRIATE ALLOCATION PROVISIONS OF THE MERGER AGREEMENT.

  Dividends

     Holders of UDS common stock will not be entitled to receive any dividends or other distributions payable by Valero in respect of Valero common stock until they exchange their UDS stock certificates for shares of Valero common stock. After they deliver their UDS stock certificates to the exchange agent, those stockholders will receive, subject to applicable law, accumulated dividends and distributions, and cash in lieu of any fractional shares of Valero common stock, without interest.

  Fractional Shares

     No fractional shares of Valero common stock will be issued upon the surrender of UDS stock certificates. No dividend or other distribution of Valero will relate to any fractional share of Valero common stock that would otherwise be issuable in the merger, and those fractional shares of Valero common stock will not entitle the owner thereof to any voting or other rights of a Valero stockholder.

     Holders of UDS common stock otherwise entitled to fractional shares of Valero common stock will receive, upon surrender of all of their UDS common stock certificates, a cash payment instead of the fractional shares of Valero common stock they would otherwise be entitled to. The amount of cash they receive will be equal to the value of their fractional interests, determined based on the closing price of a share of Valero common stock on the NYSE on the last full trading day before the completion of the merger.

  Antidilution Adjustments

     If, before the merger is completed, there is a reclassification, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, UDS common stock or Valero common stock, the exchange ratio and the formula for determining the cash consideration will be adjusted to provide the holders of UDS common stock the same economic effect as of immediately before the relevant event.

  Additional Exchange Related Matters

     Promptly after the completion of the merger, the Exchange Agent will mail to holders of unexchanged UDS stock certificates (other than UDS stock certificates representing dissenting shares) a letter of transmittal and instructions for surrendering UDS stock certificates in exchange for the merger consideration that a holder of non-electing shares is entitled to receive, along with any dividends and other distributions and any cash in lieu of fractional shares. After a holder of UDS stock certificates sends the UDS stock certificates to the Exchange Agent together with the properly completed letter of transmittal or

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

form of election, and any other documents that the Exchange Agent may reasonably require, the holder of UDS stock certificates will be entitled to receive such consideration. No interest will be paid or will accrue on any cash paid to holders of UDS stock certificates.

     If there has been a transfer of ownership of UDS common stock that is not registered in the transfer records of UDS, such holder must present to the Exchange Agent the certificate representing such shares of UDS common stock, along with all documents required to evidence and effect the transfer of ownership and to evidence that any applicable stock transfer taxes have been paid prior to receiving any merger consideration.

     For a description of the differences between the rights of holders of Valero common stock and holders of UDS common stock, see "Comparison of Stockholder Rights."

COMPLETION OF THE MERGER

     The merger will be completed at the time and date stated in the certificate of merger that will be filed with the Secretary of State of the State of Delaware (the state of incorporation of UDS and Valero). Under the merger agreement, this will occur on the second business day following the satisfaction or waiver of all conditions to the merger, unless otherwise agreed to by the parties. We currently anticipate that the merger will be completed by October 31, 2001.

     Completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. There can be no assurances as to whether, and on what date, Valero and UDS will obtain those approvals or that Valero and UDS will complete the merger. If the merger is not completed on or before May 3, 2002, either Valero or UDS may terminate the agreement, with the exception that a party may not terminate the merger agreement if that party's failure to perform its obligations under the merger agreement is the primary cause of the merger not being completed by that date. See "-- Conditions."

REPRESENTATIONS AND WARRANTIES

     In the merger agreement, Valero and UDS make representations and warranties to each other about their respective companies related to, among other things:

     - corporate existence, qualification to conduct business and corporate power;

     - ownership of subsidiaries;

     - capital structure;

     - corporate authority to enter into, and carry out the obligations under, the merger agreement, and enforceability of the merger agreement;

     - absence of a breach of charter documents, bylaws, laws or material agreements as a result of the merger;

     - required governmental consents and approvals;

     - filings with the SEC;

     - financial statements;

     - absence of undisclosed liabilities;

     - absence of specified changes or events since December 31, 2000;

     - legal proceedings;

     - compliance with laws;

     - material contracts;

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     - environmental liability;

     - employee benefit plans;

     - intellectual property;

     - inapplicability to the merger of state anti-takeover laws;

     - inapplicability to the merger of its rights plan;

     - receipt of an opinion from its financial advisor;

     - Board of Directors approval;

     - payment of fees to finders or brokers in connection with the merger;

     - tax matters;

     - qualification of the merger as a reorganization under U.S. federal tax laws;

     - information supplied for use in this joint proxy statement/prospectus;
       and

     - labor relations.

     Valero also represented and warranted to UDS that Valero would have available on the date of completion of the merger sufficient funds to enable it to consummate the transactions contemplated by the merger agreement.

     The representations and warranties contained in the merger agreement are subject to materiality and knowledge qualifications in many respects, and do not survive the completion of the merger.

INTERIM OPERATIONS

  Restrictions on Valero's and UDS's Interim Operations

     In the merger agreement, Valero and UDS have agreed to specified restrictions on their respective activities until either the completion of the merger or the termination of the merger agreement. In general, they are required to conduct their respective businesses in the ordinary course consistent with past practices in all material respects, in substantially the same manner as previously conducted, and to use their reasonable best efforts to:

     - keep available the services of their current officers and other key employees;

     - preserve intact their present lines of business, maintain their rights and franchises; and

     - preserve their relationships with customers, suppliers and others having business dealings with them;

in each case, with the intention that their ongoing businesses are not impaired.

  Additional Restrictions on UDS's Interim Operations

     Subject to specified exceptions, UDS has agreed to specific restrictions that prohibit it from:

     - entering into any new material lines of business;

     - without the prior written consent of Valero, not to be unreasonably withheld, incurring or committing to any capital expenditures or related liabilities, other than those not exceeding $25 million individually or $100 million in the aggregate, or as contemplated by UDS's 2001 capital budget;

     - declaring or paying dividends other than regular quarterly dividends not in excess of $0.125 per share of UDS common stock, accrued amounts on the 8.32% Trust Originated Preferred Securities of UDS Capital I, a wholly owned subsidiary of UDS, or intracompany dividends, in accordance with past practice;

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     - splitting, combining or reclassifying its capital stock or issuing securities in respect of, in lieu of or in substitution for its capital stock;

     - repurchasing, redeeming or otherwise acquiring its capital stock;

     - issuing, delivering, selling, pledging or disposing of any shares of its capital stock, voting debt or convertible securities (or corporate actions related thereto), other than in connection with the exercise of UDS stock options or other stock-based awards, in connection with UDS's rights plan, or in connection with certain issuances by its subsidiaries;

     - amending UDS's corporate governance documents;

     - making any acquisitions, other than acquisitions in the ordinary course of business consistent with past practice that do not exceed $25 million individually or $100 million in the aggregate, without prior written consent of Valero, not to be unreasonably withheld;

     - disposing of assets (including the capital stock of its subsidiaries), other than in the ordinary course of business consistent with past practice;

     - making loans, advances, capital contributions or investments in any person other than specified intercompany loans or immaterial loans made in the ordinary course of business consistent with past practice, and only if those otherwise permitted loans do not present a material risk of making it more difficult to obtain any regulatory approval that is required in connection with the merger;

     - incurring debt, other than in the ordinary course of business consistent with past practice;

     - taking any action that would prevent or impede the merger from qualifying as a reorganization under U.S. federal tax laws;

     - increasing the compensation or paying any severance to any director, officer or key employee, or increasing any employee benefits, granting any options to purchase UDS common stock, amending or adopting any UDS benefit plan, other than in the ordinary course consistent with past practice or as required by applicable law or an agreement existing on May 6, 2001;

     - changing its accounting methods, changing its fiscal year, or making any material tax election, except as disclosed in UDS's SEC documents filed prior to May 6, 2001 or except as may be required by a governmental authority or by changes in U.S. generally accepted accounting principles; and

     - taking any action for the purpose of preventing, delaying or impeding completion of the merger.

  Additional Restrictions on Valero's Interim Operations

     Subject to specified exceptions, Valero has agreed to specific restrictions that prohibit it from:

     - declaring or paying dividends other than regular quarterly dividends or intracompany dividends consistent with past dividend practice;

     - splitting, combining or reclassifying its capital stock, or issuing securities in respect of, in lieu of or in substitution for its capital stock;

     - amending Valero's corporate governance documents (other than to increase the number of shares of Valero common stock authorized by Valero's Restated Certificate of Incorporation or as otherwise permitted by the merger agreement);

     - taking any action that would prevent or impede the merger from qualifying as a reorganization under U.S. federal tax laws; and

     - taking any action for the purpose of preventing, delaying or impeding the completion of the merger.

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ADDITIONAL COVENANTS

     In addition to the covenants relating to the conduct of the parties' businesses before completion of the merger, each of Valero and UDS has agreed to perform additional specified covenants in the merger agreement. The principal additional covenants are as follows.

  Valero Board of Directors

     Valero has agreed to expand its Board of Directors by up to four members at the completion of the merger and cause four of the current members of the UDS Board of Directors to be appointed to its Board of Directors. Valero has agreed to nominate and recommend the UDS Board designees for reelection to the Valero Board of Directors at the next annual meeting of Valero stockholders following completion of the merger, with at least one of the UDS Board designees serving in each class of Valero Directors and no more than two UDS Board designees in the same class of Valero Directors.

  No Solicitation

     UDS has agreed that neither it nor any of its subsidiaries, officers or directors will, and that it will use reasonable best efforts to ensure that it and its subsidiaries' employees, agents and representatives do not, directly or indirectly:

     - initiate, solicit, encourage or knowingly facilitate any inquiries or the making of an acquisition proposal;

     - have any discussion with, or provide any confidential information or data to, any person relating to an acquisition proposal, or engage in any negotiations concerning an acquisition proposal, or knowingly facilitate any effort or attempt to make or implement an acquisition proposal;

     - approve or recommend, or propose publicly to approve or recommend, an acquisition proposal; or

     - approve or recommend, or propose to approve or recommend, or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to an acquisition proposal.

     An "acquisition proposal" means any proposal or offer relating to, or a transaction to effect:

     - a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving UDS or any of its significant subsidiaries;

     - any purchase or sale of 20% or more of the consolidated assets of UDS, including stock of its subsidiaries, taken as a whole; or

     - any purchase or sale of, or tender or exchange offer for, the equity securities of UDS that, if completed, would result in any other person (or stockholders of such other person) beneficially owning securities representing 20% or more of the total voting power of UDS (or of the surviving parent entity in the transaction) or any of its significant subsidiaries.

     The merger agreement permits UDS, subject to the conditions described below, to:

     - engage in discussions or negotiations with, or provide information to, a person who submits an unsolicited bona fide written acquisition proposal that the UDS Board of Directors concludes in good faith is reasonably likely to constitute a "superior proposal"; and/or

     - make a change in board recommendation, if UDS has received an unsolicited bona fide written acquisition proposal and the UDS Board of Directors concludes in good faith that the acquisition proposal constitutes a "superior proposal."

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     A "superior proposal" means a bona fide written acquisition proposal for
UDS that is on terms that the UDS Board of Directors in good faith concludes, after receipt of the advice of its financial advisors and outside counsel:

     - would, if consummated, result in a transaction more favorable to UDS stockholders from a financial point of view than the merger; and

     - is reasonably capable of being consummated.

     A "change in board recommendation" means withdrawing, modifying or qualifying, or proposing to withdraw, modify or qualify, in any manner adverse to the other party, the recommendation of the party's Board of Directors that its stockholders vote in favor of the approval of the merger agreement and the merger, or take any action or make any statement in connection with the stockholders' meeting inconsistent with such recommendation. Each of the Valero Board of Directors and the UDS Board of Directors may make a change in board recommendation only as provided in the merger agreement.

     UDS may take the actions described immediately above only if, and only to the extent that:

     - the special meeting of its stockholders to vote on the approval of the merger agreement and the merger has not occurred;

     - the UDS Board of Directors determines in good faith, after consultation with outside counsel, that there is a reasonable probability that the failure to take that action would be inconsistent with its fiduciary duties under law;

     - before providing any information or data to any person in connection with an acquisition proposal by that person, the person making the proposal enters into a customary confidentiality agreement (provided that, if the confidentiality agreement contains terms that are less restrictive than the confidentiality agreement between Valero and UDS, the confidentiality agreement between Valero and UDS automatically will be deemed changed to reflect those less restrictive terms); and

     - before providing any information or data to any person or entering into discussions with any person, UDS promptly:

       -- notifies Valero of inquiries, proposals or offers received by, any information requested from, or any discussions sought to be initiated or continued with, any of its representatives, and

       -- notifies Valero of the name of the person and the material terms and conditions of any inquiries, proposals or offers.

     In addition, the merger agreement permits UDS to disclose to its stockholders a position with respect to a tender offer, as required by law.

     UDS has agreed that:

     - it will promptly keep Valero reasonably informed of the status and terms of any inquiries, proposals, offers, discussions or negotiations, including the identity of the person making the inquiry, proposal or offer;

     - it will, and its officers, directors and representatives will, immediately cease and terminate any activities, discussions or negotiations existing as of May 6, 2001, the date of the merger agreement, with any persons conducted before that date in relation to any acquisition proposal; and

     - it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations under the "no solicitation" provisions of the merger agreement.

  Special Meetings

     Each of Valero and UDS has agreed to hold special meetings of their respective stockholders as soon as practicable to consider and vote upon approval of the merger agreement and the merger. Valero has

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

agreed, subject to the proper exercise of its fiduciary duties, that it will recommend to its stockholders the adoption of the merger agreement and not change its recommendation or take any action inconsistent with its recommendation unless UDS changes its recommendation to its stockholders. UDS has agreed that, except as described under "-- No Solicitation" above, it will recommend to its stockholders the adoption of the merger agreement and not change its recommendation or take any action inconsistent with its recommendation.

  Reasonable Best Efforts

     Each of Valero and UDS has agreed to use its reasonable best efforts to take all actions and do all things necessary or advisable under the merger agreement or applicable law to complete the merger and the other transactions contemplated by the merger agreement as soon as practicable. This cooperation may include contesting and resisting any action or proceeding that would make the merger illegal or would otherwise prohibit or materially impair or delay the consummation of the merger or holding separate or otherwise disposing of assets, or conducting business in a specified manner, in response to the requirements imposed by antitrust authorities.

  Employee Matters

     Until the earlier of one year after completion of the merger or December 31, 2002, Valero has agreed with UDS to maintain compensation and employee benefits that are no less favorable in the aggregate than those generally provided to UDS employees as of May 6, 2001. After that period has expired, Valero will provide compensation and benefit plans to UDS employees that are, in the aggregate, no less favorable than those generally provided to similarly situated employees of Valero. During the period referred to above, Valero has agreed with UDS to provide severance benefits to UDS employees that are not less than the severance benefits payable to those employees under the UDS severance plans or policies disclosed to Valero before May 6, 2001.

     Valero has also agreed with UDS to:

     - make each UDS employee eligible to participate, without any waiting time, in any and all Valero employee benefit plans replacing benefit plans of UDS employees after completion of the merger;

     - credit each UDS employee for his or her years of service with UDS and its subsidiaries and predecessor employers before the completion of the merger, to the same extent as the UDS employee was entitled, before the merger, to credit for that service under any similar UDS benefit plans, except to the extent that credit would result in a duplication of benefits;

     - generally waive any limitations regarding preexisting conditions and actively-at-work requirements under the welfare benefit plans in which UDS employees may participate after completion of the merger; and

     - credit the eligible expenses incurred by the UDS employees under the UDS plans for purposes of satisfying their annual deductibles, co-insurance and out-of-pocket requirements under any plans that replace the UDS welfare benefit plans.

  Insurance and Indemnification

     Valero has agreed to:

     - indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of UDS and its subsidiaries, to the same extent those individuals were indemnified or had a right to advancement of expenses on May 6, 2001, under UDS's certificate of incorporation, bylaws and indemnification agreements, for acts or omissions occurring on or before the completion of the merger;

     - for a period of six years after the merger, cause Valero's certificate of incorporation and bylaws to contain provisions regarding elimination of liability for directors and indemnification of officers,

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

       directors and employees that, in the aggregate, are no less advantageous than those included in the current UDS certificate of incorporation and bylaws; and

     - for a period of six years after the merger, cause to be maintained the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by UDS, or policies of at least the same coverage and amounts containing terms and conditions that are, in the aggregate, no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the merger. Valero will not be required to expend in any one year an amount in excess of 200% of the current annual premiums for this insurance, and if the annual premiums exceed this limit, Valero will obtain a policy with the greatest coverage available for such amount.

  Expenses

     Each of UDS and Valero has agreed to pay its own costs and expenses incurred in connection with the merger and the merger agreement. UDS and Valero will, however, share equally the costs associated with printing and mailing this joint proxy statement/prospectus and the expenses incurred in connection with filing with the SEC the registration statement of which this joint proxy statement/prospectus is a part.

  Section 16 Matters

     Each of Valero and UDS has agreed to take, before completion of the merger, all required steps to exempt under SEC Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any dispositions of UDS common stock or acquisitions of Valero common stock in connection with the merger, including any derivative securities, by each individual that is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to UDS, or that will become subject to those reporting requirements with respect to Valero.

  New York Stock Exchange

     Valero has agreed to use its reasonable best efforts to cause the Valero common stock to be issued in the merger to be approved for listing on the New York Stock Exchange.

  Affiliates

     UDS has agreed to identify all persons who may be deemed "affiliates" of UDS at the time of the UDS special meeting for purposes of Rule 145 under the Securities Act of 1933, as amended, or the Securities Act, and to use its reasonable best efforts to cause each of those affiliates to enter into a written agreement providing that they will not offer, sell or otherwise dispose of any of the shares of Valero common stock issued to them in the merger in violation of the Securities Act or the related SEC rules.

  Rights Plans

     UDS and Valero have each agreed to take all necessary action, including amending their respective rights plans, to render the UDS and Valero rights inapplicable to the merger. UDS has further agreed not to take any action relating to UDS's rights plan, without the prior written consent of Valero, in order to facilitate an acquisition proposal.

  Indebtedness

     Upon completion of the merger, Valero has agreed with UDS to assume, by supplemental indenture or other instrument, any UDS indebtedness issued under indentures qualified under the Trust Indenture Act of 1939, as amended, and any other UDS indebtedness that by its terms Valero is required to assume in order to prevent a default under the applicable debt instrument.

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CONDITIONS

     Each of our respective obligations to complete the merger is subject to the satisfaction or waiver of various conditions, including:

     - the approval of the merger agreement and the merger by UDS and Valero stockholders;

     - the absence of any law, order or injunction having the effect of making the merger illegal or otherwise prohibiting completion of the merger;

     - the expiration or termination of the applicable waiting period under the HSR Act;

     - the receipt of all other governmental and regulatory consents, approvals and authorizations required to complete the merger, unless not obtaining those consents or approvals would not reasonably be expected to have a material adverse effect on Valero or UDS;

     - the approval for listing on the New York Stock Exchange of the Valero common stock to be issued in the merger, subject to official notice of issuance;

     - the absence of any stop order issued by the SEC suspending the effectiveness of this joint proxy statement/prospectus and the absence of any proceedings initiated or threatened by the SEC for that purpose;

     - each representation and warranty of the other party in the merger agreement that is qualified as to materiality or material adverse effect being true and correct, and each representation or warranty of each party that is not so qualified being true and correct in all material respects, in each case on the date of the merger agreement and on the date of the completion of the merger as though made on and as of that date (except to the extent that the representations and warranties speak as of another date, in which case they must be so true as of that other date), except that no representations and warranties will be deemed to have failed to be true and correct unless that failure, disregarding all qualifications and exceptions as to materiality or material adverse effect would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the party making such representation and warranty, and the other party has received a certificate of an executive officer of the representing party to that effect;

     - the other party having performed or complied with its agreements and covenants in the merger agreement in all material respects, and the receipt of a certificate of an executive officer of the other party to that effect; and

     - the receipt of an opinion from the party's counsel that the merger will qualify as a reorganization for U.S. federal income tax purposes.

TERMINATION OF THE MERGER AGREEMENT

  Termination by Valero or UDS

     Either UDS or Valero, by action of our respective Boards of Directors, may terminate the merger agreement and abandon the merger at any time prior to completion of the merger if:

     - UDS and Valero agree to terminate by mutual written consent;

     - the merger has not been completed on or before May 3, 2002, except that a party may not terminate the merger agreement if that party's failure to perform its obligations under the merger agreement is the primary cause of the merger not being completed by that date;

     - a court or another governmental authority has issued a final and nonappealable order, decree or ruling or taken other action permanently restraining, enjoining or otherwise prohibiting the merger, but only if the terminating party has used its reasonable best efforts to avoid or remove the prohibition and the terminating party's failure, if any, to comply with the reasonable best efforts

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       provisions in the merger agreement has not been the primary cause of the action of the court or other governmental authority;

     - a court or another governmental authority has failed to issue an order or ruling that is necessary to satisfy the conditions to the merger, and the denial of a request to issue this order or ruling has become final and nonappealable, but only if the terminating party has used its reasonable best efforts to obtain the order or ruling and the terminating party's failure, if any, to comply with the reasonable best efforts provisions in the merger agreement has not been the primary cause of the inaction of the court or other governmental authority; or

     - UDS or Valero stockholders have failed to approve the merger agreement, at the applicable special meeting.

  Termination by Valero

     Valero, by action of the Valero Board of Directors, may terminate the merger agreement and abandon the merger at any time prior to completion of the merger if:

     - the UDS Board of Directors:

      -- fails to recommend to UDS stockholders the approval of the merger agreement and the merger;

      -- withdraws (or proposes to withdraw) its recommendation to UDS stockholders to approve the merger agreement and the merger; or

      -- modifies or qualifies (or proposes to modify or qualify), in any manner adverse to Valero, its recommendation to UDS stockholders to approve the merger agreement and the merger;

     - UDS breaches its obligation to call the UDS special meeting; or

     - UDS breaches its representations, warranties or covenants contained in the merger agreement so that the conditions described above relating to the absence of a breach of representation, warranty or covenant by UDS are not capable of being satisfied on or before May 3, 2002.

  Termination by UDS

     UDS, by action of the UDS Board of Directors, may terminate the merger agreement and abandon the merger at any time prior to completion of the merger if:

     - the Valero Board of Directors:

      -- fails to recommend to Valero stockholders the approval of the merger agreement and the merger;

      -- withdraws (or proposes to withdraw) its recommendation to Valero stockholders to approve the merger agreement and the merger; or

      -- modifies or qualifies (or proposes to modify or qualify), in any manner adverse to UDS, its recommendation to Valero stockholders to approve the merger agreement and the merger;

     - Valero breaches its obligation to call the Valero special meeting;

     - Valero breaches its representations, warranties or covenants contained in the merger agreement so that the conditions described above relating to the absence of a breach of representation, warranty or covenant by Valero are not capable of being satisfied on or before May 3, 2002; or

     - the UDS Board of Directors gives written notice to Valero that it intends to enter into a binding written agreement for a superior proposal, but only if:

      -- UDS has complied with the no solicitation provisions of the merger agreement in all material respects;

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      -- UDS has notified Valero in writing that it has received a superior proposal and that it intends to enter into a binding agreement with respect to that superior proposal, and has attached the most current version (or a summary of material terms) of the superior proposal to that notice;

      -- Valero does not make, within five business days after receipt of UDS's written notice, an offer that the UDS Board of Directors reasonably concludes in good faith (following consultation with its financial advisor and legal counsel) to be as favorable to UDS stockholders as the superior proposal; and

      -- UDS pays the termination fee described below upon entering into a binding written agreement for the superior proposal.

  Termination Fee To Be Paid by UDS

     UDS has agreed to pay Valero a termination fee of $125 million if:

     - Valero terminates the merger agreement as the result of the UDS Board of
       Directors:

      -- failing to recommend that UDS stockholders approve the merger agreement and the merger,

      -- withdrawing its recommendation to UDS stockholders to approve the merger agreement and the merger, or

      -- modifying or qualifying, in any manner adverse to Valero, its recommendation to UDS stockholders to approve the merger agreement and the merger;

     - Valero terminates the merger agreement because UDS has breached its obligation to call the UDS special meeting;

     - either party terminates the merger agreement because UDS stockholders have failed to approve the merger agreement and the merger at the UDS special meeting, or because the merger has not been completed on or before May 3, 2002 and the UDS special meeting has not occurred, and

      -- at any time after May 6, 2001, and before the termination of the merger agreement, an acquisition proposal with respect to UDS has been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of UDS, and

      -- within 12 months of the termination of the merger agreement, UDS or any of its subsidiaries enters into a definitive agreement with respect to or completes an acquisition proposal or UDS's Board of Directors recommends that its stockholders approve, adopt or accept an acquisition proposal;

     - Valero terminates the merger agreement after UDS has breached its representations, warranties or covenants contained in the merger agreement so that the condition described above relating to the absence of a breach of representation, warranty or covenant by UDS is not capable of being satisfied on or before May 3, 2002, and

      -- at any time after May 6, 2001, and before the termination of the merger agreement, an acquisition proposal with respect to UDS has been publicly announced or otherwise communicated to the senior management, UDS Board of Directors or UDS stockholders, and

      -- within 12 months of the termination of the merger agreement, UDS or any of its subsidiaries enters into a definitive agreement with respect to or completes an acquisition proposal or UDS's Board of Directors recommends that its stockholders approve, adopt or accept an acquisition proposal; or

     - UDS terminates the merger agreement upon entering into a definitive agreement in response to an unsolicited superior proposal (provided that UDS has complied with the applicable restrictions in the merger agreement relating to a termination for this reason).

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  Termination Fee To Be Paid by Valero

     Valero has agreed to pay UDS a termination fee of $125 million if:

     - UDS terminates the merger agreement as the result of the Valero Board of
       Directors:

      -- failing to recommend that Valero stockholders approve the merger agreement and the merger;

      -- withdrawing its recommendation to Valero stockholders to approve the merger agreement and the merger; or

      -- modifying or qualifying, in any manner adverse to UDS, its recommendation to Valero stockholders to approve the merger agreement and the merger;

     - UDS terminates the merger agreement because Valero has breached its obligation to call the Valero special meeting;

     - either party terminates the merger agreement because Valero stockholders have failed to approve the merger agreement at the Valero special meeting, or because the merger has not been completed on or before May 3, 2002 and the Valero special meeting has not occurred, and

      -- at any time after May 6, 2001, and before the termination of the merger agreement, an acquisition proposal for 50% or more of the consolidated assets or 50% or more of the total voting power of Valero has been publicly announced or otherwise communicated to the senior management, Valero Board of Directors or Valero stockholders; and

      -- within 12 months of the termination of the merger agreement, Valero or any of its subsidiaries enters into a definitive agreement with respect to or completes an acquisition proposal or Valero's Board of Directors recommends that its stockholders approve, adopt or accept such an acquisition proposal; or

     - UDS terminates the merger agreement after Valero has breached its representations, warranties or covenants contained in the merger agreement so that the condition described above relating to the absence of a breach of representation, warranty or covenant by Valero is not capable of being satisfied on or before May 3, 2002, and

      -- at any time after May 6, 2001, and before the termination of the merger agreement, an acquisition proposal of a type described in the immediately preceding paragraph with respect to Valero has been publicly announced or otherwise communicated to the senior management, Valero Board of Directors or Valero stockholders, and

      -- within 12 months of the termination of the merger agreement, Valero or any of its subsidiaries enters into a definitive agreement with respect to or completes an acquisition proposal or Valero's Board of Directors recommends that its stockholders approve, adopt or accept such an acquisition proposal.

AMENDMENTS, EXTENSIONS AND WAIVERS

  Amendments

     The merger agreement may be amended by action of the Valero Board of Directors and the UDS Board of Directors at any time before or after the special meetings to the extent legally permissible. However, after Valero stockholders approve the merger agreement and the merger or UDS stockholders approve the merger agreement and the merger, no amendment may be made that requires further approval by stockholders under applicable law or the rules of any relevant stock exchange. All amendments to the merger agreement must be in writing signed by each party.

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  Extensions and Waivers

     At any time prior to completion of the merger, any party to the merger agreement may, to the extent legally allowed:

     - extend the time for the performance of any of the obligations or other acts of the other party to the merger agreement;

     - waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement; and

     - waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

     All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective.

                         PROPOSED AMENDMENT TO VALERO'S
                          CERTIFICATE OF INCORPORATION

     Valero presently is authorized to issue 170 million shares of capital stock, divided into 150 million shares of Valero common stock and 20 million
shares of preferred stock. As of             , 2001,                shares of
Valero common stock were issued, including                treasury shares, and
               shares of Valero common stock were outstanding. As of
            , 2001, a total of                shares of Valero common stock were
available for delivery in the future in respect of awards that have been or are authorized to be made under Valero's stock-based compensation plans, which
amount includes an estimated                shares that would become issuable
upon conversion of existing UDS stock options under the merger agreement.
               shares of Valero common stock are estimated to be issued in the
merger upon the conversion of UDS common shares. As of             , 2001, no
shares of preferred stock of Valero were issued and no other class of capital stock of Valero was authorized.

     The Valero Board of Directors has approved an amendment to Valero's certificate of incorporation to increase the number of authorized shares of Valero common stock from 150 million to 300 million. Valero has a sufficient number of authorized shares under Valero's certificate of incorporation to complete the merger. Therefore, approval of the amendment to increase the number of authorized shares of common stock is not a condition to the merger.

     The Valero Board of Directors believes that an increase is advisable and in the best interests of Valero and Valero stockholders. Following the merger,
Valero will have only approximately      million authorized and unissued shares
of Valero common stock. The Valero Board of Directors believes that an increase in authorized shares of Valero common stock to 300 million will give Valero greater flexibility in the future by allowing Valero the latitude to declare stock dividends or stock splits, to use its common stock to acquire other assets (for example, the merger) or to issue its common stock for other corporate purposes, including stock dividends, raising additional capital, issuance pursuant to employee and director stock plans and possible future acquisitions. There are no current plans, understandings or arrangements for issuing a material number of additional shares of Valero common stock from the additional shares proposed to be authorized pursuant to the amendment.

     The issuance of shares of Valero common stock, including the additional shares that would be authorized if the proposed amendment is adopted, may dilute the present equity ownership position of current holders of Valero common stock and may be made without stockholder approval, unless otherwise required by applicable laws or stock exchange regulations. The amendment might also have the effect of discouraging an attempt by another person or entity through the acquisition of a substantial number of shares of Valero common stock, to acquire control of Valero with a view to consummating a merger, sale of all or any part of Valero's assets, or a similar transaction, because the issuance of new shares could be used to dilute the stock ownership of such person or entity.

     All shares of Valero common stock, including those now authorized and those that would be authorized by the proposed amendment to Valero's certificate of incorporation, are equal in rank and have the same voting, dividend and liquidation rights. Holders of Valero common stock do not have preemptive rights.

     Pursuant to Valero's rights plan, one series I junior participating preferred stock purchase right will be issued with each share of Valero common stock. See "Description of Valero Capital Stock -- Valero Rights Plan" below.

     THE VALERO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT VALERO STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO VALERO'S CERTIFICATE OF INCORPORATION.

     To effect the increase in authorized shares of Valero common stock, it is proposed that the first sentence of Article Four of Valero's Restated Certificate of Incorporation be amended to read in its entirety as follows:

          "The total number of shares of all classes of stock that the corporation shall have authority to issue is 320 million shares, divided into classes as follows: 300 million shares shall be Common Stock, par value $0.01 per share ("Common Stock"); and 20 million shares shall be Preferred Stock, par value of $0.01 per share ("Preferred Stock").

     The affirmative vote of the holders of a majority of the outstanding shares of Valero common stock is required to approve the amendment to Valero's certificate of incorporation. Unless a contrary choice is specified, proxies solicited by the Valero Board of Directors will be voted for the amendment.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

VALERO

     Valero common stock is listed on the New York Stock Exchange and traded under the symbol "VLO." The following table sets forth, for the calendar quarters indicated, the high and low reported trading prices per share of Valero common stock on The New York Stock Exchange Composite Transactions reporting system, and cash dividends declared per share of Valero common stock.

                                                                  STOCK PRICE
                                                              -------------------
                       CALENDAR YEAR                            HIGH       LOW      DIVIDENDS
                       -------------                          --------   --------   ---------
2001
Second Quarter (through             , 2001).................  $          $
First Quarter...............................................   39.97      31.50        .08
2000
Fourth Quarter..............................................   38.625     30.0625      .08
Third Quarter...............................................   35.50      24.9375      .08
Second Quarter..............................................   32.75      26.4375      .08
First Quarter...............................................   32.00      18.50        .08
1999
Fourth Quarter..............................................   23.3125    17.25        .08
Third Quarter...............................................   24.1875    18.875       .08
Second Quarter..............................................   25.3125    18.75        .08
First Quarter...............................................   25.25      16.6875      .08

Number of Stockholders of Record at             , 2001......

     On May 4, 2001, the last full trading day before the public announcement of the proposed merger, the high and low sale prices per share for Valero common stock as reported on The New York Stock Exchange Composite Transactions
reporting system were $45.60 and $43.50, respectively. On             , 2001,
the last full trading day before the date of this document, the high and low sale prices per share for Valero common stock as reported on The New York Stock
Exchange Composite Transactions reporting system were $          and
$          , respectively.

UDS

     UDS common stock is listed on the New York Stock Exchange and traded under the symbol "UDS". The following table sets forth, for the calendar quarters indicated, the high and low reported trading prices per share of UDS common stock on The New York Stock Exchange Composite Transactions reporting system, and cash dividends declared per share of UDS common stock.

                                                                  STOCK PRICE
                                                              -------------------
                       CALENDAR YEAR                            HIGH       LOW      DIVIDENDS
                       -------------                          --------   --------   ---------
2001
Second Quarter (through             , 2001).................  $          $
First Quarter...............................................   38.86      28.00       .275
2000
Fourth Quarter..............................................   31.9375    25.1875     .275
Third Quarter...............................................   28.0625    21.8125     .275
Second Quarter..............................................   28.625     23.1875     .275
First Quarter...............................................   26.00      20.5625     .275
1999
Fourth Quarter..............................................   27.625     21.375      .275
Third Quarter...............................................   28.00      21.75       .275
Second Quarter..............................................   25.375     19.6875     .275
First Quarter...............................................   25.50      17.875      .275

Number of Stockholders of Record at             , 2001......

     On May 4, 2001, the last full trading day before the public announcement of the proposed merger, the high and low sale prices per share for UDS common stock as reported on The New York Stock Exchange Composite Transactions reporting
system were $42.75 and $40.70, respectively. On             , 2001, the last
full trading day before the date of this document, the high and low sale prices per share for UDS common stock as reported on The New York Stock Exchange
Composite Transactions reporting system were $          and $          ,
respectively.

                            INFORMATION ABOUT VALERO

GENERAL

     Valero was incorporated in Delaware in 1981 under the name Valero Refining and Marketing Company as a wholly owned subsidiary of Valero Energy Corporation, referred to as Old Valero. Old Valero was engaged in both the refining and marketing business and the natural gas related services business. On July 31, 1997, Old Valero spun off Valero to Old Valero's stockholders by distributing all of the common stock of Valero. Immediately after this distribution, Old Valero, with its remaining natural gas related services business, merged with a wholly owned subsidiary of PG&E Corporation. The distribution of Valero to Old Valero's stockholders and the merger of Old Valero with the subsidiary of PG&E Corporation are collectively referred to as the restructuring. Upon completion of the restructuring, Valero's name was changed from Valero Refining and Marketing Company to Valero Energy Corporation and its common stock was listed for trading on the New York Stock Exchange. Valero is headquartered in San Antonio, Texas, where it was founded.

     Valero is a large and geographically diverse independent petroleum refining and marketing company. Valero owns and operates six refineries in Texas, California, Louisiana and New Jersey with a combined throughput capacity of approximately 1,000,000 barrels per day, or BPD (723,000 BPD of crude capacity). Valero produces premium, environmentally clean products such as reformulated gasoline, low-sulfur diesel and oxygenates, and is able to produce gasoline meeting specifications of the California Air Resources Board, or CARB gasoline. Valero also produces a substantial slate of middle distillates, jet fuel and petrochemicals. Valero markets its products in 34 states through an extensive wholesale bulk and rack marketing network, and in California through approximately 350 retail locations. As of January 31, 2001, Valero had 3,180 employees.

     Valero common stock is listed on the NYSE under the symbol "VLO". Valero's principal executive offices are located at One Valero Place, San Antonio, Texas, 78212 and its telephone number is (210) 370-2000.

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to executive compensation, various Valero compensation plans (including the Valero stock option plans), voting securities, including information regarding the principal holders of those securities, certain relationships and related transactions and other matters regarding Valero is incorporated by reference or set forth in Valero's Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated in this joint proxy statement/prospectus by reference. Stockholders desiring copies of this joint proxy statement/prospectus and the other documents may contact Valero at its address or telephone number indicated under "Where You Can Find More Information."

                             INFORMATION ABOUT UDS

GENERAL

     UDS is an independent refiner and retailer of refined products and convenience store merchandise in the central, southwest and northeast regions of the United States and eastern Canada. UDS's operations consist of refineries, convenience stores, pipelines and terminals, a home heating oil business, and petrochemical and natural gas liquids operations. As of December 31, 2000, UDS had approximately 20,000 employees and over $5.9 billion in assets and had over $17 billion in revenues in 2000.

     UDS owns and operates seven refineries strategically located near its key retail and wholesale assets:

     - McKee Refinery located near Amarillo in north Texas;

     - Three Rivers Refinery located near San Antonio in south Texas;

     - Wilmington Refinery located near Los Angeles in southern California;

     - Golden Eagle Refinery located near San Francisco in northern California;

     - Ardmore Refinery located near the Oklahoma/Texas border in south central Oklahoma;

     - Denver Refinery located near Denver in eastern Colorado; and

     - Quebec Refinery located near Quebec City in northern Quebec, Canada.

     In the United States, UDS markets refined products and a broad range of convenience store merchandise under the Diamond Shamrock(R), Beacon(R), Ultramar(R), and Total(R) brand names through a network of approximately 3,400 convenience stores across 17 central and southwest states. In the Northeast, UDS markets refined products through approximately 1,200 convenience stores and 85 cardlocks. UDS's Northeast operations include one of the largest retail home heating oil businesses in the northeastern region of North America, selling heating oil to approximately 250,000 households.

     UDS common stock is listed on the NYSE under the symbol "UDS". UDS's principal executive offices are located at 6000 North Loop 1604 West, San Antonio, Texas 78249-1112, and the telephone number is (210) 592-2000.

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to executive compensation, various UDS benefit plans (including UDS's stock option plans), voting securities, including information regarding the principal holders of those securities, certain relationships and related transactions and other matters regarding UDS is incorporated by reference or set forth in UDS's Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated in this joint proxy statement/prospectus by reference. Stockholders desiring copies of this joint proxy statement/prospectus and the other documents may contact UDS at its address or telephone number indicated under "Where You Can Find More Information."

                      DESCRIPTION OF VALERO CAPITAL STOCK

     As a result of the merger, UDS stockholders will become Valero stockholders. Your rights as a Valero stockholder will be governed by Delaware law, Valero's certificate of incorporation and Valero's bylaws. The following description of Valero's capital stock, including the Valero common stock to be issued in the merger, reflects the anticipated state of affairs at the completion of the merger.

     The description summarizes the material terms of Valero's capital stock but does not purport to be complete, and is qualified in its entirety by reference to the applicable provisions of Delaware law, Valero's certificate of incorporation, bylaws and the Valero Rights Agreement, dated as of July 17, 1997, between Valero and Computershare Investor Services, LLC, as successor rights agent to Harris Trust and Savings Bank, relating to rights to purchase shares of Valero series I junior participating preferred stock.

VALERO COMMON STOCK

     Valero is authorized to issue 150 million shares of common stock and, if the amendment to Valero's certificate of incorporation is approved by Valero stockholders and thereafter becomes effective under Delaware law, Valero will be authorized to issue 300 million shares of Valero common stock. As of
            , 2001, there were                shares of Valero common stock
outstanding. All of the issued and outstanding shares of Valero common stock are, and upon the issuance of shares of Valero common stock in connection with the merger will be, validly issued, fully paid and nonassessable. Holders of Valero common stock are not entitled to any preemptive rights.

  Dividend Rights

     Holders of Valero common stock may receive dividends when declared by the Valero Board of Directors as permitted by Delaware law. Subject to the terms of any outstanding preferred stock, holders of Valero common stock may not receive dividends until Valero has satisfied its obligations to any holders of its preferred stock.

  Voting Rights

     The holders of Valero common stock are entitled to one vote per share of Valero common stock.

  Liquidation Rights

     In the event of liquidation, holders of Valero common stock would be entitled to receive proportionately any assets legally available for distribution to Valero stockholders with respect to shares held by them, subject to any prior rights of the holders of any Valero preferred stock then outstanding.

  Preemptive or Other Subscription Rights

     Holders of Valero common stock do not have any preemptive rights to subscribe for any securities of Valero.

  Conversion and Other Rights

     No conversion, redemption or sinking fund provisions apply to the Valero common stock, and the holders of Valero common stock are not liable to further calls or assessments by Valero.

VALERO RIGHTS PLAN

     A dividend of one series I junior participating preferred stock purchase right for each share of Valero common stock was issued on July 31, 1997 in the distribution of common shares of Valero stock that took place on that date. Each right entitles the registered holder to purchase from Valero one one-hundredth of a share of Valero series I junior participating preferred stock, at a price of $100 per one-hundredth of a share of series I junior participating preferred stock. The description and terms of the rights are set forth in Valero's rights plan attached as Exhibit 4.1 to Valero's Registration Statement on Form S-8, filed on July 21, 1997, and incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information."

                        COMPARISON OF STOCKHOLDER RIGHTS

     The rights of Valero stockholders are currently governed by Delaware law, Valero's certificate of incorporation, Valero's bylaws and Valero's rights plan, as amended. The rights of UDS stockholders are currently governed by Delaware law, UDS's certificate of incorporation, as amended, UDS's bylaws, as amended, and UDS's rights plan, dated as of June 25, 1992, as amended, between UDS and Chase Bank Texas, N.A., as successor rights agent to Texas Commerce Bank, N.A., as successor rights agent to First City, Texas-Houston, National Association, relating to rights to purchase shares of UDS common stock. Upon completion of the merger, UDS stockholders will automatically become Valero stockholders, and their rights as Valero stockholders will be governed by Delaware law, Valero's certificate of incorporation, Valero's bylaws and Valero's rights plan.

     The following is a summary of material differences between the rights of UDS stockholders and the rights of Valero stockholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of UDS stockholders and Valero stockholders. The summary is qualified in its entirety by reference to Delaware law, Valero's certificate of incorporation, Valero's bylaws, Valero's rights plan, UDS's certificate of incorporation, as amended, UDS's bylaws, as amended, and UDS's rights plan, as amended.


                                   AUTHORIZED CAPITAL STOCK

                    UDS                                              VALERO

  - 250 million shares of UDS common stock        - 150 million shares of Valero common stock
                                                    (to be increased to 300 million if the
  - 25 million shares of UDS preferred stock          amendment to Valero's certificate of
                                                      incorporation is approved and the
                                                      amendment thereafter becomes effective
                                                      under Delaware law)
                                                  - 20 million shares of Valero preferred
                                                    stock

                                  SIZE OF BOARD OF DIRECTORS

                    UDS                                              VALERO

Delaware law provides that the board of           Valero's bylaws provide for a board of
directors of a Delaware corporation shall         directors consisting of not fewer than five
consist of one or more directors as fixed by      nor more than 13 persons. The number of
the corporation's certificate of                  directors of Valero currently is fixed at
incorporation or bylaws. UDS's certificate        nine. There are no vacancies. In connection
of incorporation, as amended, provides for a      with the merger, Valero's Board of Directors
Board of Directors consisting of not more         will be increased to 13 persons and will
than 12 persons. The number of directors of       include four UDS directors.
UDS currently is fixed at ten.

                                      CUMULATIVE VOTING

                    UDS                                              VALERO

Under Delaware law, stockholders of a             Valero's certificate of incorporation does
Delaware corporation do not have the right        not provide for cumulative voting by Valero
to cumulate their votes in the election of        stockholders.
directors, unless such right is granted in
the certificate of incorporation of the
corporation. UDS's certificate of
incorporation does not provide for
cumulative voting by UDS stockholders.

                                     CLASSES OF DIRECTORS

                    UDS                                              VALERO

Delaware law permits, but does not require,       Valero's certificate of incorporation
a Delaware corporation to provide in its          provides for its board of directors to be
certificate of incorporation for a                divided into three classes, of as equal size
classified board of directors, dividing the       as practicable, with three-year terms.
board of directors into up to three classes
of directors with staggered terms of office,
with only one class of directors to be
elected each year for a maximum term of
three years. UDS's certificate of
incorporation provides for its board of
directors to be divided into three classes,
of as equal size as practicable, with
three-year terms.

                                 QUALIFICATIONS OF DIRECTORS

                    UDS                                              VALERO

Under Delaware law, a director of a Delaware      Valero's bylaws provide that a director need
corporation need not be a stockholder of the      not be a Valero stockholder nor a resident
corporation, unless the certificate of            of Delaware and that any individual is
incorporation or bylaws of the corporation        eligible for election as a Valero director,
so requires. Neither the certificate nor the      provided that the individual is less than 70
bylaws of UDS contain such a requirement.         years of age when elected.

                                FILLING VACANCIES ON THE BOARD

                    UDS                                              VALERO

Delaware law provides that, unless the            Valero's bylaws provide that any vacancies
governing documents of a Delaware                 on Valero's Board of Directors may be filled
corporation provide otherwise, vacancies and      by majority vote of the remaining directors,
newly-created directorships resulting from a      even though less than a quorum.
resignation or an increase in the authorized
number of directors elected by all of the
stockholders having the right to vote as a
single class may be filled by a majority of
the directors then in office.

UDS's certificate of incorporation and
bylaws provide that vacancies due to an
increase in the number of directors may be filled by a majority of the directors then in office, provided that there is a quorum, and that vacancies for any other reason may be filled by a majority of the directors then in office, even though less than a quorum.

                                     REMOVAL OF DIRECTORS

                    UDS                                              VALERO

UDS's certificate of incorporation provides       Valero's certificate of incorporation
that directors may be removed only for cause      provides that any director, or the entire
and only by the affirmative vote of a             board of directors, may be removed from
majority of the outstanding shares of voting      office at any time, but only for cause and
stock; it defines "cause" as the willful and      only by the affirmative vote of at least 60%
continuous failure of a director to perform       of the outstanding voting shares.
his or her duties or the willful engaging by
a director in gross misconduct materially
and demonstrably injurious to the
corporation.

                             NOMINATION OF DIRECTORS FOR ELECTION

                    UDS                                              VALERO

Under UDS's bylaws, nominations for the UDS       Under Valero's bylaws, nominations for the
Board of Directors may be made by the UDS         Valero Board of Directors may be made by the
Board of Directors or by any stockholder of       Valero Board of Directors or by any
record on the date of the giving of the           stockholder of record on the date of the
notice described in this section of the           giving of the notice described in this
bylaws who is entitled to vote at the             section of the bylaws who is entitled to
meeting where election of directors will be       vote at the meeting where election of
held. Stockholder nominations must comply         directors will be held. Stockholder
with the notice procedures described in           nominations must comply with the notice
UDS's bylaws. These procedures require the        procedures described in Valero's bylaws.
written notice to be received by UDS              These procedures require the written notice
                                                  to be received by Valero
  - for an annual meeting, not less than 60
    days prior to nor more than 90 days           - for an annual meeting, not less than 60
    prior to the anniversary date of the            days prior to nor more than 90 days prior to
    immediately preceding annual meeting of         the anniversary date of the immediately
    stockholders;                                   preceding annual meeting of stockholders;

  - if the date of the annual meeting is          - if the date of the annual meeting is more
    more than 30 days before or 60 days             than 30 days before or 60 days after that
    after that anniversary date, then notice        anniversary date, then notice must be
    must be received not later than the close       received not earlier than 90 days prior to
    of business on the tenth day following the      such annual meeting nor later than 60 days
    day on which notice of the date of the          prior to such annual meeting or the tenth
    annual meeting was mailed or public             day following the day on which notice of
    disclosure of the date of the annual            the date on which public disclosure of the
    meeting was made, whichever is first; and       date of the annual meeting was made by the
                                                    corporation; and
  - for a special meeting called for the
    purpose of electing directors, not later      - for a special meeting at which directors
    than the close of business on the tenth         are to be elected, not earlier than 90 days
    day following the day on which the proxy        prior to such special meeting nor later
    materials for such meeting were mailed or       than 60 days prior to such special meeting
    public disclosure of the date of the            or the tenth day following the day on
    special meeting was made, whichever is          which notice of the date on which public
    first.                                          disclosure of the date of the special
                                                    meeting was made by the corporation.
The notice must include information on the
nominee required by the proxy rules of the        The notice must include information on the
SEC.                                              nominee required by the proxy rules of the
                                                  SEC.

                          TRANSACTIONS WITH INTERESTED STOCKHOLDERS

                    UDS                                              VALERO

UDS has not elected not to be governed by         Valero has not elected not to be governed by
Section 203 of the Delaware General               Section 203 of the Delaware General
Corporation Law.                                  Corporation Law.

UDS's certificate of incorporation requires       Valero's certificate of incorporation
the affirmative vote of 80% of the                requires the affirmative vote of 66 2/3% of
outstanding voting shares, including a            the outstanding voting shares, including
majority of the shares not owned by the           66 2/3% of the shares not owned by the
interested stockholder or its affiliates,         interested stockholder or its affiliates,
for                                               for
  - merger or consolidation with an               - merger or consolidation with an interested
    interested stockholder or an affiliate          stockholder or an affiliate of an
    of an interested stockholder;                   interested stockholder;

  - sale, lease, exchange, mortgage, pledge,      - sale, lease, exchange, mortgage, pledge,
    transfer or other disposition of all or         transfer or other disposition of any
    substantially all of the assets of the          assets with a fair market value of $10
    corporation or assets representing more         million or more to or with any
    than 75% of the total value of the              interested stockholder or affiliate of
    assets of the corporation to or with any        an interested stockholder;
    interested stockholder or affiliate of
    an interested stockholder;                    - issuance or transfer by the corporation or
                                                    any subsidiary of any securities of the
  - sale, lease, exchange, mortgage, pledge,        corporation or any subsidiary to any
    transfer or other disposition of any            interested stockholder, including
    assets with a fair market value of $10          affiliates of the interested stockholder,
    million or more to or with any                  in exchange for assets having a fair
    interested stockholder or affiliate of          market value of $10 million or more; or
    an interested stockholder;
                                                  - adoption of any plan or proposal for
  - issuance or transfer by the corporation         liquidation or dissolution proposed by or
    or any subsidiary of any securities of          on behalf of an interested stockholder.
    the corporation or any subsidiary to any
    interested stockholder, including
    affiliates of the interested
    stockholder, in exchange for assets
    having a fair market value of $10
    million or more; or

  - any reclassification of securities, or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its subsidiaries or any other transaction, whether or not an interested stockholder is a party thereto, that has the effect of increasing the proportionate share of the outstanding shares of any class of securities of the corporation or a subsidiary which are owned by an interested stockholder or its affiliates.

The provision does not apply in certain           The provision does not apply if:
cases, including if:
                                                  - a majority of the directors who are
  - a majority of the directors who are             unaffiliated with the interested
    unaffiliated with the interested                stockholder and were members of the
    stockholder and were members of the             board prior to the time the interested
    board prior to the time the interested          stockholder became an interested
    stockholder became an interested                stockholder, including any directors
    stockholder, including any directors            appointed thereafter who are
    appointed thereafter who are                    unaffiliated with the interested
    unaffiliated with the interested                stockholder and are recommended for
    stockholder and are recommended for             election by the other unaffiliated
    election by the other unaffiliated              directors, approve the transaction; or
    directors, approve the transaction, and
    the interested stockholder acquired its       - a number of other conditions are met,
    status in a manner approved by the board        including a condition requiring the
    of directors prior to the time such             payment received by the stockholders to be
    interested stockholder acquired its             at least equal to the highest price paid
    status; or                                      by the interested stockholder for shares
                                                    prior to the transaction.
  - a number of other conditions are met,
    including a condition requiring the
    payment received by the stockholders to
    be at least equal to the highest price
    paid by the interested stockholder for
    shares prior to the transaction.

As used in this provision, "interested            As used in this provision, "interested
stockholder" means any person who:                stockholder" means any person who:

  - along with its affiliates, is the             - along with its affiliates, is the
    beneficial owner of more than 10% of the        beneficial owner of more than 15% of the
    outstanding voting stock; or                    outstanding voting stock; or

  - is an affiliate of the corporation and        - is an affiliate of the corporation and at
    at any time within the two years                any time within the two years immediately
    immediately prior to the date in question       prior to the date in question was, along
    was, along with its affiliates, the owner       with its affiliates, the owner of 15% or
    of 10% or more of the outstanding voting        more of the outstanding voting stock; or
    stock; or
                                                  - is an assignee of or has otherwise
  - is an assignee of or has otherwise              succeeded to any voting stock which was at
    succeeded to any voting stock which was         any time within the two years immediately
    at any time within the two years                prior to the date in question owned by an
    immediately prior to the date in question       interested stockholder, if the assignment
    owned by an interested stockholder, if the      or succession occurred other than through
    assignment or succession occurred other         a public offering.
    than through a public offering.

                                   STOCKHOLDER RIGHTS PLAN

                    UDS                                              VALERO

UDS has implemented the UDS rights plan,          Valero has implemented the Valero rights
under which a group of persons becomes an         plan, under which a group of persons becomes
acquiring person upon a public announcement       an acquiring person upon a public
that they have acquired or intend to acquire      announcement that they have acquired or
20% or more of UDS's voting stock.                intend to acquire 15% or more of Valero's
                                                  voting stock. This threshold can be reduced
In connection with the proposed merger, UDS       by amendment of the Valero rights plan. Each
amended the UDS rights plan to exempt the         share of Valero common stock issued in the
merger with Valero from triggering the UDS        merger will be issued with an attached
rights plan.                                      right.

                                                  In connection with the proposed merger,
                                                  Valero amended the Valero rights plan to
                                                  exempt the merger with UDS from triggering
                                                  the Valero rights plan.

                             STOCKHOLDER ACTION WITHOUT A MEETING

                    UDS                                              VALERO

As permitted under Delaware law, UDS's            As permitted under Delaware law, Valero's
certificate of incorporation prohibits            certificate of incorporation and bylaws
stockholder action by written consent and         prohibit stockholder action by written
mandates that any action required or              consent and mandate that any action required
permitted to be taken by UDS stockholders         or permitted to be taken by Valero
must be effected at a duly called annual or       stockholders must be effected at a duly
special meeting.                                  called annual or special meeting. The vote
                                                  of 80% of the outstanding shares are
                                                  required to amend this provision.

                           CALLING SPECIAL MEETINGS OF STOCKHOLDERS

                    UDS                                              VALERO

Under Delaware law, a special meeting of          Valero's bylaws provide that a special
stockholders of a Delaware corporation may        meeting of stockholders may be called only
be called by the board of directors of the        by the CEO or by the Board of Directors
corporation or by any other person                pursuant to a resolution adopted by a
authorized to do so in the certificate of         majority of the total number of authorized
incorporation or the bylaws of the                directors (whether or not there are any
corporation. UDS's bylaws provide that a          vacancies). Valero stockholders do not have
special meeting of stockholders may be            the ability to call a special meeting of
called only by the Chairman of the Board of       stockholders.
Directors, the President or the Board of
Directors pursuant to a resolution adopted
by a majority of the total number of
authorized directors (whether or not there
are any vacancies). UDS stockholders do not
have the ability to call a special meeting
of stockholders.

                                     SUBMISSION OF STOCKHOLDER PROPOSALS

                         UDS                                                    VALERO

UDS's bylaws specify advance notice requirements that   Valero's bylaws specify advance notice requirements
conform to the requirements of Delaware law. Notice     that conform to the requirements of Delaware law.
for an annual meeting would have to be received by UDS  Notice for an annual meeting would have to be received by Valero
  - not earlier than 90 days prior to the anniversary
  date on which UDS first mailed its proxy materials    - not earlier than 90 days prior to the anniversary of
  for the immediately preceding annual meeting of         last year's annual meeting, and
  stockholders, and
                                                        - not later than 60 days prior to such anniversary
  - not later than 60 days prior to such anniversary      date.
    date.

If the date of the annual meeting is not within 30      If the date of the annual meeting is more than 30 days
days before or after the anniversary date of the        before or 60 days after such anniversary date, then
immediately preceding annual meeting of stockholders,   notice must be received by Valero
then notice must be received by UDS not later than 10
days after the day on which the proxy materials for     - not earlier than 90 days prior to the date of the
such annual meeting were mailed or public announcement    annual meeting, and
of the date of the annual meeting, whichever is
earlier.                                                - not later than 60 days prior to the date of the
                                                          annual meeting or 10 days after public announcement
The notice must include a description of the              of such date, if later.
stockholder proposal, the reasons for conducting the
business desired to be brought before the meeting and   The notice must include a description of the
other information.                                      stockholder proposal, the reasons for conducting the
                                                        business desired to be brought before the meeting and
                                                        other information.

                                        NOTICE OF STOCKHOLDER MEETINGS

                         UDS                                                    VALERO

In accordance with Delaware law, UDS's bylaws provide   Valero's bylaws contain a substantially identical
for written notice to stockholders of record not less   provision.
than 10 nor more than 60 days prior to an annual or
special meeting.

                                          DIVIDENDS
                    UDS                                              VALERO
Under Delaware law, a Delaware corporation        Valero's certificate of incorporation
may pay dividends out of surplus or, if           provides that the Valero Board of Directors
there is no surplus, out of net profits for       has full discretion to declare dividends.
the fiscal year in which declared and for
the preceding fiscal year. Delaware law also
provides that dividends may not be paid out
of net profits if, after the payment of the
dividend, capital is less than the capital
represented by the outstanding stock of all
classes having a preference upon the
distribution of assets.

UDS's bylaws provide that the UDS Board of Directors has full discretion to declare dividends.

                                STOCKHOLDER PREEMPTIVE RIGHTS
                    UDS                                              VALERO
Delaware law provides that no stockholder         Valero's certificate of incorporation
shall have any preemptive rights to purchase      provides that no Valero stockholder shall
additional securities of the corporation          have preemptive rights.
unless the certificate of incorporation
expressly grants these rights.

UDS's certificate of incorporation does not provide for preemptive rights for UDS stockholders.

                                       INDEMNIFICATION
                    UDS                                              VALERO
UDS's bylaws provide for indemnification, to      Valero's certificate of incorporation
the fullest extent authorized by Delaware         provides for indemnification, to the fullest
law, for each individual who was or is made       extent authorized by Delaware law, to each
a party to, is threatened to be made a party      director or officer who was or is made a
to or is involved in any action, suit or          party to, is threatened to be made a party
proceeding because he or she is or was a          to or is involved in any action, suit or
director, officer or employee of UDS (or was      proceeding because he or she is or was a
serving at the request of UDS as a director,      director, officer or employee of Valero (or
trustee, officer, employee, or agent of           was serving at the request of Valero as a
another entity) while serving in that             director, trustee, officer, employee, or
capacity against all expenses, liabilities,       agent of another entity) while serving in
or loss incurred by that individual in            that capacity against all expenses,
connection therewith, provided that               judgments, fines, and amounts paid in
indemnification will be permitted only if         settlement actually and reasonably incurred
the individual has met the applicable             in connection therewith by that individual,
standard of conduct, as determined by a           provided that, if required by Delaware law,
majority of disinterested directors or by         payment of expenses incurred by a director
the stockholders.                                 or officer in his capacity as a director or
                                                  officer (but not in any other capacity) in
The right to indemnification is not               advance of the final disposition of a
exclusive of any other right that any             proceeding shall be made only upon delivery
individual may have or acquire under any          to Valero of an undertaking to repay all
bylaw, agreement, contract, vote of               amounts so advanced if it is ultimately
stockholders or disinterested directors or        determined that such individual is not
otherwise.                                        entitled to be indemnified under Delaware
                                                  law.

                                                  The right to indemnification is not
                                                  exclusive of any other right that any
                                                  individual may have or acquire under any
                                                  agreement, vote of stockholders, vote of
                                                  disinterested directors, insurance
                                                  arrangement or otherwise.

                      LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY

                    UDS                                              VALERO

UDS's certificate of incorporation provides       Valero's certificate of incorporation
that, to the fullest extent permitted by          contains a substantially identical
Delaware law, a director or officer of UDS        provision.
shall not be personally liable to UDS or any
of UDS's stockholders for damages for breach
of fiduciary duty as a director or officer,
except for liability arising out of:

  - breach of the director's duty of loyalty to UDS or its stockholders;

  - acts or omissions that involve
    intentional misconduct, fraud or a
    knowing violation of law;

  - payment of a dividend in violation of
    Delaware law; or

  - any transaction from which the director derived an improper personal benefit.

                                      CHARTER AMENDMENTS

                    UDS                                              VALERO

Under Delaware law, amendments to a               Valero's certificate of incorporation
certificate of incorporation of the               requires the affirmative vote of 80% of the
corporation require the approval of the           outstanding voting shares to amend certain
board of directors of the corporation and         provisions relating to the Board of
stockholders holding a majority of the            Directors and requires the affirmative vote
outstanding stock of the class entitled to        of 66 2/3% of the outstanding voting shares
vote on the amendment as a class, unless a        that are unaffiliated with an interested
different proportion is specified in the          stockholder to amend the "interested
certificate of incorporation or by other          stockholder" provisions.
provisions of Delaware law.

UDS's certificate of incorporation requires the affirmative vote of 80% of the outstanding voting shares to amend provisions relating to directors, action by written consent, preferred stock, amendment, and interested stockholders. In addition, the certificate of incorporation requires the affirmative vote of a majority of the outstanding voting shares not affiliated with an interested stockholder to amend the "interested stockholder" provisions.

                                     AMENDMENT OF BYLAWS

                    UDS                                              VALERO

  Under Delaware law, holders of a majority       Valero's bylaws provide that the bylaws may
of the voting power of a corporation, and,        be altered, amended or repealed by majority
when provided in the certificate of               vote of the directors then in office or by
incorporation, the directors of the               the affirmative vote of 80% of the
corporation, have the power to adopt, amend       outstanding voting shares of Valero.
and repeal the bylaws of a corporation.

UDS's bylaws provide that the bylaws may be altered, amended or repealed by majority vote of the whole Board of Directors or by the affirmative vote of 80% of the outstanding voting shares of UDS.

                           VALERO ENERGY CORPORATION

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial statements combine the historical consolidated balance sheets and statements of income of Valero and UDS, giving effect to the merger using the purchase method of accounting. Certain historical balance sheet and income statement amounts of UDS have been reclassified to conform the financial statement presentation of the two companies. Valero's historical income statement for the year ended December 31, 2000 has been adjusted to reflect the pro forma impact of the Benicia acquisition and related financings, which were completed during the second quarter of 2000, as if they had occurred on January 1, 2000.

     We are providing the following information to aid you in your analysis of the financial aspects of the merger. The balance sheet information at March 31, 2001 and the income statement information for the three months ended March 31, 2001 were derived from the unaudited financial statements of Valero and UDS. The income statement information for the year ended December 31, 2000 was derived from the audited financial statements of Valero and UDS. The information should be read together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated herein by reference. See "Where You Can Find More Information."

     The unaudited pro forma combined balance sheet gives effect to the merger as if it had occurred on March 31, 2001. The unaudited pro forma combined statements of income assume the merger was effected on January 1, 2000. The accounting policies of Valero and UDS are substantially comparable.

     The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. Further, the unaudited pro forma combined statements of income do not reflect anticipated synergies or costs and charges that may result from the merger. The pro forma financial information does not reflect any actions the companies may be required to take in connection with obtaining the necessary regulatory approvals for the merger. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Valero will experience.

                           VALERO ENERGY CORPORATION

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 2001
                             (MILLIONS OF DOLLARS)

                                                                                                          VALERO
                                                                VALERO        UDS        PRO FORMA        AND UDS
                                                              HISTORICAL   HISTORICAL   ADJUSTMENTS      COMBINED
                                                              ----------   ----------   -----------      ---------
                                                     ASSETS
CURRENT ASSETS:
  Cash and temporary cash investments.......................   $  125.7     $  191.4     $ 2,028.4 (b)   $   119.3
                                                                                             (20.3)(b)
                                                                                          (2,028.4)(a)
                                                                                             (22.0)(a)
                                                                                            (155.5)(c)
  Receivables, net..........................................      586.7        427.3            --         1,014.0
  Inventories...............................................      581.4        771.4         232.7 (a)     1,585.5
  Current deferred income tax assets........................       92.1        114.7            --           206.8
  Prepaid expenses and other................................       41.4         42.8            --            84.2
                                                               --------     --------     ---------       ---------
                                                                1,427.3      1,547.6          34.9         3,009.8
                                                               --------     --------     ---------       ---------
PROPERTY, PLANT AND EQUIPMENT...............................    3,549.8      5,141.2       1,000.0 (a)     8,146.2
                                                                                          (1,544.8)(d)
  Less: Accumulated depreciation............................      836.3      1,544.8      (1,544.8)(d)       836.3
                                                               --------     --------     ---------       ---------
                                                                2,713.5      3,596.4       1,000.0         7,309.9
                                                               --------     --------     ---------       ---------
GOODWILL....................................................         --        200.1        (200.1)(a)     2,411.2
                                                                                           2,004.0 (a)
                                                                                             158.2 (c)
                                                                                             249.0 (e)
                                                               --------     --------     ---------       ---------
DEFERRED CHARGES AND OTHER ASSETS...........................      418.8        300.2          20.3 (b)       739.3
                                                               --------     --------     ---------       ---------
                                                               $4,559.6     $5,644.3     $ 3,266.3       $13,470.2
                                                               ========     ========     =========       =========

                                    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable and current maturities of long-term debt....   $     --     $    1.5     $      --       $     1.5
  Accounts payable..........................................      867.7        793.9            --         1,661.6
  Accrued expenses..........................................      206.1        532.9           2.7 (c)       741.7
                                                               --------     --------     ---------       ---------
                                                                1,073.8      1,328.3           2.7         2,404.8
                                                               --------     --------     ---------       ---------
LONG-TERM DEBT, less current maturities.....................    1,042.1      1,917.8            .5 (a)     4,988.8
                                                                                           2,028.4 (b)
                                                               --------     --------     ---------       ---------
DEFERRED INCOME TAXES.......................................      468.6        429.9         474.4 (a)     1,372.9
                                                               --------     --------     ---------       ---------
DEFERRED CREDITS AND OTHER LIABILITIES......................       97.9        366.1            --           464.0
                                                               --------     --------     ---------       ---------
COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED
  SECURITIES OF SUBSIDIARY TRUST............................      172.5        200.0            --           372.5
                                                               --------     --------     ---------       ---------
COMMON STOCKHOLDERS' EQUITY:
    Common stock............................................         .6           .9           (.9)(a)        1.1
                                                                                                .5 (a)
    Additional paid-in capital..............................    1,249.4      1,521.0      (1,521.0)(a)     3,534.6
                                                                                           2,036.2 (a)
                                                                                             249.0 (e)
    Retained earnings.......................................      452.8        626.3        (626.3)(a)       452.8
    Accumulated other comprehensive income (loss)...........       42.7       (120.1)        120.1 (a)        42.7
    Treasury stock..........................................      (40.8)      (556.6)        556.6 (a)       (40.8)
    Grantor trust stock ownership program...................         --        (69.3)         69.3 (a)      (123.2)
                                                                                            (123.2)(a)
                                                               --------     --------     ---------       ---------
                                                                1,704.7      1,402.2         760.3         3,867.2
                                                               --------     --------     ---------       ---------
                                                               $4,559.6     $5,644.3     $ 3,266.3       $13,470.2
                                                               ========     ========     =========       =========

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                           VALERO ENERGY CORPORATION

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001
                (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                                                VALERO
                                                        VALERO        UDS        PRO FORMA     AND UDS
                                                      HISTORICAL   HISTORICAL   ADJUSTMENTS    COMBINED
                                                      ----------   ----------   -----------    --------
OPERATING REVENUES..................................   $3,769.3     $4,214.1      $(676.3)(f)  $7,307.1
                                                       --------     --------      -------      --------
COSTS AND EXPENSES:
  Cost of sales and operating expenses..............    3,464.0      3,825.0       (676.3)(f)   6,612.7
  Selling and administrative expenses...............       36.4         82.0           --         118.4
  Goodwill amortization.............................         --          3.3         (3.3)(g)      15.1
                                                                                     15.1 (g)
  Depreciation expense..............................       31.8         55.7          9.8 (h)      97.3
  Gain on sale of property, plant and equipment.....         --         (6.4)          --          (6.4)
                                                       --------     --------      -------      --------
          Total.....................................    3,532.2      3,959.6       (654.7)      6,837.1
                                                       --------     --------      -------      --------
OPERATING INCOME (LOSS).............................      237.1        254.5        (21.6)        470.0
OTHER INCOME (EXPENSE), NET.........................        (.3)        (1.5)          --          (1.8)
INTEREST AND DEBT EXPENSE:
  Incurred..........................................      (21.2)       (33.5)       (37.4)(i)     (92.9)
                                                                                      (.8)(i)
  Capitalized.......................................        2.5           .9           --           3.4
DISTRIBUTIONS ON PREFERRED SECURITIES OF SUBSIDIARY
  TRUST.............................................       (3.4)        (4.3)          --          (7.7)
                                                       --------     --------      -------      --------
INCOME (LOSS) BEFORE INCOME TAXES...................      214.7        216.1        (59.8)        371.0
INCOME TAX EXPENSE (BENEFIT)........................       78.6         79.4         (9.4)(j)     148.6
                                                       --------     --------      -------      --------
NET INCOME (LOSS)...................................   $  136.1     $  136.7      $ (50.4)     $  222.4
                                                       ========     ========      =======      ========
EARNINGS PER SHARE OF COMMON STOCK..................   $   2.23     $   1.77                   $   2.14
  Weighted average common shares outstanding (in
     millions)......................................       61.1         77.4                      103.7
EARNINGS PER SHARE OF COMMON STOCK--ASSUMING
  DILUTION..........................................   $   2.13     $   1.73                   $   2.06
  Weighted average common shares outstanding (in
     millions)......................................       63.9         78.9                      108.0

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                           VALERO ENERGY CORPORATION

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                    VALERO                                    VALERO
                                                  HISTORICAL        UDS        PRO FORMA      AND UDS
                                                AS ADJUSTED(K)   HISTORICAL   ADJUSTMENTS    COMBINED
                                                --------------   ----------   -----------    ---------
OPERATING REVENUES............................    $15,393.4      $17,061.1     $(2,677.4)(f) $29,777.1
                                                  ---------      ---------     ---------     ---------
COSTS AND EXPENSES:
  Cost of sales and operating expenses........     14,467.4       15,677.8      (2,677.4)(f)  27,467.8
  Selling and administrative expenses.........        143.6          345.6            --         489.2
  Goodwill amortization.......................           --           15.4         (15.4)(g)      60.3
                                                                                    60.3 (g)
  Depreciation expense........................        121.4          209.0          39.1 (h)     369.5
  Restructuring and other expenses, net.......           --            1.2            --           1.2
                                                  ---------      ---------     ---------     ---------
          Total...............................     14,732.4       16,249.0      (2,593.4)     28,388.0
                                                  ---------      ---------     ---------     ---------
OPERATING INCOME (LOSS).......................        661.0          812.1         (84.0)      1,389.1
OTHER INCOME, NET.............................           .3           28.5            --          28.8
INTEREST AND DEBT EXPENSE:
  Incurred....................................        (98.3)        (126.1)       (149.6)(i)    (377.0)
                                                                                    (3.0)(i)
  Capitalized.................................          7.4            2.9            --          10.3
DISTRIBUTIONS ON PREFERRED SECURITIES OF
  SUBSIDIARY TRUST............................        (13.4)         (17.1)           --         (30.5)
                                                  ---------      ---------     ---------     ---------
INCOME (LOSS) BEFORE INCOME TAXES.............        557.0          700.3        (236.6)      1,020.7
INCOME TAX EXPENSE (BENEFIT)..................        199.8          256.0         (39.6)(j)     416.2
                                                  ---------      ---------     ---------     ---------
NET INCOME (LOSS).............................    $   357.2      $   444.3     $  (197.0)    $   604.5
                                                  =========      =========     =========     =========
EARNINGS PER SHARE OF COMMON STOCK............    $    5.81      $    5.12                   $    5.81
  Weighted average common shares outstanding
     (in millions)............................         61.5           86.8                       104.1
EARNINGS PER SHARE OF COMMON STOCK -- ASSUMING
  DILUTION....................................    $    5.63      $    5.11                   $    5.69
  Weighted average common shares outstanding
     (in millions)............................         63.5           87.0                       106.3

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                           VALERO ENERGY CORPORATION

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(a) The following is a preliminary estimate of the purchase price for UDS (dollars and shares in millions):

    Number of shares of Valero common stock expected to be
      issued in the exchange (including 2.7 million shares
      issued to UDS's Grantor Trust Stock Ownership Program)....      45.27
    Multiplied by Valero's average stock price from 2 days
      before to 2 days after the announcement date............ X  $   44.99
                                                                  ---------
    Estimated stock portion of purchase price (par value of $.5 million and additional paid-in capital of $2,036.2
      million)..................................................  $ 2,036.7
    Estimated cash portion of purchase price....................    2,028.4
    Estimated transaction-related costs.........................       22.0
                                                                  ---------
    Estimated purchase price....................................    4,087.1
    Less: UDS's common stockholders' equity representing the
      carrying value of assets acquired and liabilities assumed
      and consisting of $.9 million of common stock, $1,521.0
      million of additional paid-in capital, $626.3 million of
      retained earnings, $(120.1) million of accumulated other
      comprehensive loss, $(556.6) million of treasury stock,
      and $(69.3) million related to UDS's Grantor Trust Stock
      Ownership Program.........................................   (1,402.2)
                                                                  ---------
    Excess of estimated purchase price over carrying value of
      net assets acquired.......................................  $ 2,684.9
                                                                  =========

    For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary assessment of the fair value of the assets to be acquired and liabilities to be assumed resulting in the following pro forma adjustments (in millions):

    Increase in inventories (reflects the excess of inventory
      replacement cost over LIFO carrying values at March 31,
      2001).....................................................  $   232.7
    Increase in property, plant and equipment...................    1,000.0
    Elimination of UDS's historical goodwill....................     (200.1)
    Increase in long-term debt..................................        (.5)
    Increase in deferred income taxes...........................     (474.4)
    Value of Valero stock issued to UDS's Grantor Trust Stock
      Ownership Program.........................................      123.2
    Goodwill resulting from the merger..........................    2,004.0
                                                                  ---------
    Excess of estimated purchase price over carrying value of
      net assets acquired.......................................  $ 2,684.9
                                                                  =========

    Due to the non-taxable nature of this transaction, UDS's tax basis in its assets would carry over to Valero. The adjustment to deferred income taxes in the above table represents the tax effect of the incremental difference between the financial and tax bases resulting from these pro forma adjustments.

(b) To reflect the issuance of $2,028.4 million aggregate principal amount of debt (including the incurrence of $20.3 million of debt issuance costs), the proceeds from which are used to fund the acquisition of approximately one-half of the common stock of UDS.

(c) To reflect the payment of $155.5 million and accrual of $2.7 million of estimated payments under termination and change of control provisions in executive compensation and employment agreements.

(d) To reflect the elimination of UDS's historical accumulated depreciation of $1,544.8 million.

(e) To reflect the estimated fair value of $249.0 million of vested stock options issued by Valero in exchange for the outstanding stock options of UDS.

                           VALERO ENERGY CORPORATION

(f) To exclude excise taxes collected on behalf of governmental agencies associated with UDS's operations of $676.3 million for the three months ended March 31, 2001 and $2,677.4 million for the year ended December 31, 2000 from Operating Revenues and Cost of Sales to conform to Valero's accounting policies.

(g) To reverse UDS's historical goodwill amortization ($3.3 million for the three months ended March 31, 2001 and $15.4 million for the year ended December 31, 2000) and record amortization of Valero's goodwill resulting from the merger on a straight-line basis over an estimated useful life of 40 years ($15.1 million for the three months ended March 31, 2001 and $60.3 million for the year ended December 31, 2000). (Note: In February 2001, the Financial Accounting Standards Board ("FASB") issued a revised Exposure Draft on "Business Combinations and Intangible Assets -- Accounting for Goodwill." In this Exposure Draft, the FASB has tentatively decided that goodwill should not be amortized but instead should be tested for impairment. A final Statement of Financial Accounting Standards is expected to be issued in 2001. If and when a final statement is issued, the accounting for goodwill in these pro forma combined financial statements will be revised to reflect the new accounting requirements. If goodwill were not amortized in these pro forma combined financial statements, pro forma combined net income would be $237.5 million and $664.8 million, earnings per common share would be $2.29 and $6.39, and earnings per common share assuming dilution would be $2.20 and $6.25, for the three months ended March 31, 2001 and the year ended December 31, 2000, respectively. These amounts do not reflect the effect of anticipated synergies expected to result from the merger.)

(h) To record depreciation expense on the $1,000.0 million of the excess purchase price allocated to property, plant and equipment of $9.8 million for the three months ended March 31, 2001 and $39.1 million for the year ended December 31, 2000 based on an estimated useful life of 23 years and estimated salvage value of 10%.

(i) To reflect interest expense at a weighted average annual interest rate of 7.375% on borrowings required to fund the estimated cash portion of the purchase price ($37.4 million for the three months ended March 31, 2001 and $149.6 million for the year ended December 31, 2000), as well as the amortization of deferred debt issuance costs ($.8 million for the three months ended March 31, 2001 and $3.0 million for the year ended December 31, 2000). A 1/8% change in the interest rate associated with these borrowings would have a $.6 million and $2.5 million effect on interest expense for the three months ended March 31, 2001 and the year ended December 31, 2000, respectively.

(j) To reflect the tax effect of the pro forma pre-tax income adjustments related to the merger and adjust the effective tax rate to the rate that would have been incurred by Valero as a result of the merger.

(k) Valero's historical statement of income for the year ended December 31, 2000 has been adjusted on a pro forma basis to reflect the Benicia acquisition and related financings, which were completed during the second quarter of 2000, as if they had occurred on January 1, 2000. For additional information on these transactions, see Valero's Current Report on Form 8-K/A filed June 1, 2000 and Valero's annual report on Form 10-K for the year ended December 31, 2000.

                                 LEGAL MATTERS

     The validity of the Valero common stock to be issued in the merger will be passed upon by Jay D. Browning, Esq., Corporate Secretary and Managing Attorney, Corporate Law, of Valero. As of the date of this joint proxy
statement/prospectus, Mr. Browning beneficially owns                shares of
Valero common stock and currently unexercisable options to purchase additional shares of Valero common stock.

                       RIGHTS OF DISSENTING STOCKHOLDERS

     The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not intended to be a complete statement of the provisions and is qualified in its entirety by reference to the full text of
Section 262 of the Delaware General Corporation Law, a copy of which is attached to this proxy statement/prospectus as Appendix E and is incorporated into this summary by reference.

     Under Section 262 of Delaware General Corporation Law, appraisal rights will generally be available for the shares of any class or series of stock of a constituent corporation to a merger if the holders thereof are required by the terms of the agreement of merger to accept for such stock anything except (a) shares of stock of the corporation surviving or resulting from the merger; (b) shares of stock of certain other corporations; (c) cash in lieu of fractional shares; or (d) any combination of shares of stock, depository receipts and cash in lieu of fractional shares.

     UDS stockholders wishing to exercise appraisal rights must strictly comply with the rules governing the exercise of appraisal rights or may lose these rights of appraisal.

     If the merger is consummated, each UDS stockholder who (a) files with UDS a written demand for appraisal of his or her shares prior to the taking of the vote on the merger, and (b) follows the procedures set forth in Section 262 of the Delaware General Corporation Law, will be entitled to be paid by Valero for his or her shares of UDS common stock the fair value in cash of the shares of UDS common stock. All written demands for appraisal rights should be mailed or delivered to Ultramar Diamond Shamrock Corporation, 6000 North Loop 1604 West, San Antonio, Texas 78212, Attention: Corporate Secretary. The fair value of shares of UDS common stock will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger. The shares of UDS common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 of the Delaware General Corporation Law and have not effectively withdrawn or lost their appraisal rights are referred to in this section as the DISSENTING SHARES.

     Within ten days after the effective date of the merger, Valero, as the surviving corporation in the merger, must mail a notice to all stockholders who have complied with (a) in the preceding paragraph notifying such stockholders of the effective date of the merger. Within 120 days after the effective date of the merger, holders of shares of UDS common stock may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective date of the merger, withdraw their demand for appraisal. Within 120 days of the effective date of the merger, the holders of dissenting shares may also, upon written request, receive from Valero a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisals have been received and the aggregate number of holders of such shares.

     Appraisal rights are available only to the holder of record of shares. If a UDS stockholder wishes to exercise appraisal rights but has a beneficial interest in shares which are held of record by or in the name of another person, such as a broker or nominee, the UDS stockholder should act promptly to cause the holder of record to follow the procedures set forth in Section 262 of the Delaware General Corporation Law to perfect the UDS stockholder's appraisal rights.

     A demand for appraisal should be signed by or on behalf of the UDS stockholder exactly as the stockholder's name appears on the stockholder's stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee.

     If any holder of shares of UDS common stock who demands appraisal of his or her shares under Section 262 of the Delaware General Corporation Law fails to perfect, or effectively withdraws or loses the right to appraisal, his or her shares will be converted into a right to receive the consideration with respect to the holder's dissenting shares in accordance with the merger agreement. Dissenting shares lose their status as dissenting shares if:

     - the merger is abandoned;

     - the dissenting stockholder fails to make a timely written demand for appraisal;

     - the dissenting shares are voted in favor of the merger;

     - neither Valero nor the stockholder files a complaint or intervenes in a pending action within 120 days after the effective date of the merger; or

     - the stockholder delivers to Valero, as the surviving corporation, within 60 days of the effective date of the merger, or thereafter, with Valero's approval, a written withdrawal of the stockholder's demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.

     Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of appraisal rights, in which event the UDS stockholder will be entitled to receive the consideration with respect to the holder's dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of
Section 262 of the Delaware General Corporation Law, holders of UDS common stock who are considering dissenting from the merger should consult their own legal advisors.

     Any form of election submitted by a dissenting stockholder will be invalid and will be rejected. If any dissenting stockholder ceases to be a dissenting stockholder but does not submit a valid form of election prior to the election deadline, each share of UDS common stock held by that dissenting stockholder will be treated as a share for which the stockholder has indicated no preference as to the receipt of cash or Valero common stock.

                                    EXPERTS

     The financial statements of Valero and UDS incorporated by reference into this joint proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting.

                                 OTHER MATTERS

     As of the date of this joint proxy statement/prospectus, the Valero Board of Directors and the UDS Board of Directors know of no matters that will be presented for consideration at the Valero special meeting or the UDS special meeting, respectively, other than as described in this joint proxy statement/ prospectus. If any other matters do properly come before either special meeting or any adjournments or postponements of those special meetings and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to any of those other matters.

                             STOCKHOLDER PROPOSALS

     For a stockholder proposal to be considered for stockholder action at the 2002 Annual Meeting of stockholders of Valero, it must be received by the Corporate Secretary of Valero at One Valero Place, San Antonio, Texas 78212 no later than November 28, 2001 in order to be considered for inclusion in Valero's 2002 proxy materials. Stockholder proposals submitted outside the process of Rule 14a-8 under the Securities Exchange Act must be received by Valero as provided in Valero's bylaws no earlier than February 9, 2002 and no later than March 11, 2002 for such proposals to be eligible for consideration at the 2002 annual meeting.

     UDS plans to hold an annual meeting in 2002 only if the merger is not completed. If an annual meeting of UDS stockholders is held in 2002, proposals of UDS stockholders intended to be presented at the 2002 annual meeting must be received by the Corporate Secretary of UDS at 6000 North Loop 1604 West, San Antonio, Texas, 79249 no later than November 27, 2001, in order to be considered for inclusion in UDS's 2002 proxy materials, and stockholder proposals submitted outside the process of Rule 14a-8 under the Securities Exchange Act must be received by UDS as provided in UDS's bylaws no earlier than December 27, 2001 and no later than January 26, 2002, to be eligible for consideration at the 2002 annual meeting.

                              INDEPENDENT AUDITORS

     Representatives of Arthur Andersen LLP will be present at the Valero special meeting and at the UDS special meeting. In each case, those representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

     Valero and UDS file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information filed by either Valero or UDS at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Valero and UDS are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov. You can also inspect reports, proxy statements and other information about Valero and UDS at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     Valero has filed a Registration Statement on Form S-4 to register with the SEC the Valero common stock to be issued to UDS stockholders in the merger. This joint proxy statement/prospectus is a part of that Registration Statement and constitutes a proxy statement and a prospectus of Valero, in addition to being a proxy statement of UDS for the UDS special meeting. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Valero and UDS and Valero common stock. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Summaries contained in this joint proxy statement/prospectus of the contents of any agreement or other document referred to in this joint proxy statement/prospectus are not necessarily complete and we refer you to the complete copy of that agreement or other document for its precise legal terms and other information that may be important to you.

     The SEC allows Valero and UDS to "incorporate by reference" information into this joint proxy statement/prospectus. This means that Valero and UDS can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus.

     This joint proxy statement/prospectus incorporates by reference the documents listed below that Valero and UDS have previously filed with the SEC. They contain important information about Valero and UDS and their financial condition.

VALERO SEC FILINGS                          PERIOD/FILING DATE

Annual Report on Form 10-K                  Year ended December 31, 2000

Quarterly Report on Form 10-Q               Quarter ended March 31, 2001

Current Report on Form 8-K                  Filed May 10, 2001

Current Report on Form 8-K/A                Filed June 1, 2000

The description of Valero common
stock contained in Valero's
Registration Statement on Form S-1
and any amendments thereto filed for
the purpose of updating such
description.

The description of Valero's
preferred share purchase rights
contained in Exhibit C to Valero's
Registration Statement on Form S-8,
filed on July 21, 1997, and any
amendments thereto filed for the
purpose of updating such
description.

UDS SEC FILINGS                             PERIOD/FILING DATE

Annual Report on Form 10-K                  Year ended December 31, 2000

Quarterly Report on Form 10-Q               Quarter ended March 31, 2001

Current Report on Form 8-K                  Filed May 10, 2001

The description of UDS common stock
contained in UDS's Registration
Statement on Form S-1 and any
amendments thereto filed for the
purpose of updating such
description.

The description of UDS's rights to
acquire shares of UDS common stock
contained in Exhibit 4.2 to UDS's
Registration Statement on Form S-1,
and any amendments thereto filed for
the purpose of updating such
description.

     In addition, Valero and UDS incorporate by reference additional documents that either may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the dates of the Valero special meeting and the UDS special meeting, respectively. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Valero has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Valero, and UDS has supplied all the information relating to UDS.

     You can obtain any of the documents incorporated by reference in this joint proxy statement/ prospectus through Valero or UDS, as the case may be, or from the SEC through the SEC's Internet Web site at the address described above. Documents incorporated by reference are available from Valero and UDS without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain these documents by requesting them in writing or by telephone from the appropriate company at the following addresses:

                    VALERO                                          UDS
              Investor Relations                             Investor Relations
          Valero Energy Corporation                Ultramar Diamond Shamrock Corporation
               One Valero Place                          6000 North Loop 1604 West
           San Antonio, Texas 78212                       San Antonio, Texas 78249
                (210) 370-2000                                 (210) 592-2000

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY             , 2001,
TO RECEIVE THEM BEFORE THE SPECIAL MEETINGS. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, promptly after we receive your request.

     We have not authorized anyone to give any information or make any representation about the merger of our companies that is different from, or in addition to, that contained in this joint proxy statement/ prospectus or in any of the materials that we have incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Valero's Restated Certificate of Incorporation provides that the corporation shall indemnify its directors and officers to the full extent of the corporation's ability to indemnify them under the Delaware General Corporation Law. Each director or officer of Valero who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of Valero or is or was serving at the request of Valero as a director or officer, is indemnified by Valero against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith. The rights of directors and officers to indemnification include the right to be paid by Valero the expenses incurred in defending any such proceeding in advance of its final disposition, though if the DGCL requires, the payment of such expenses incurred by a director or officer in his capacity as a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to Valero of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the applicable provisions of the DGCL.

     The Board of Directors may cause Valero to indemnify, to the same extent allowed for directors and officers of Valero, employees or agents of Valero, or any other person who is or was serving at the request of Valero as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, benefit plan, non-profit or charitable organization or other enterprise.

     Valero has in force and effect a policy insuring the directors and officers of Valero against losses which they or any of them shall become legally obligated to pay for by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by the directors and officers in the discharge of their duties, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers, such coverage being limited by the specific terms and provisions of the insurance policy.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     2.1 Agreement and Plan of Merger, dated as of May 6, 2001, by and between Valero Energy Corporation and Ultramar Diamond
           Shamrock Corporation (attached as Appendix A to the Proxy
           Statement/Prospectus included in this Registration
           Statement).
     5.1 Opinion of Jay D. Browning, Esq. as to the legality of the securities.*
     8.1   Tax Opinion of Wachtell, Lipton, Rosen & Katz.*
     8.2   Tax Opinion of Jones, Day, Reavis & Pogue.*
    23.1   Consent of Arthur Andersen LLP, San Antonio, Texas.
    23.2   Consent of Arthur Andersen LLP, San Antonio, Texas.
    23.3   Consent of PricewaterhouseCoopers LLP.
    23.4 Consent of Jay D. Browning, Esq. (included in opinion filed as Exhibit 5.1).*
    23.5 Consent of Wachtell, Lipton, Rosen & Katz (included in opinion filed as Exhibit 8.1).*
    23.6 Consent of Jones, Day, Reavis & Pogue (included in opinion filed as Exhibit 8.2).*
    24.1   Powers of Attorney (included on signature page hereto).
    99.1   Form of Proxy for Holders of UDS Common Stock.
    99.2   Form of Proxy for Participants in the UDS 401(k) Plan.
    99.3   Form of Proxy for Participants in the UDS Grantor Trust
           Stock Ownership Program.
    99.4   Form of Proxy for Holders of Valero Common Stock.
    99.5   Consent of Morgan Stanley & Co. Incorporated.

    99.6   Consent of Credit Suisse First Boston Corporation.
    99.7   Consent of Banc of America Securities LLC.

---------------

* To be filed by amendment.

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Antonio, Texas, on the 25th day of May, 2001.

                                            VALERO ENERGY CORPORATION

                                            By:        /s/ JOHN D. GIBBONS
                                              ----------------------------------
                                                Name:   John D. Gibbons
                                                Title:  Executive Vice
                                                        President and
                                                        Chief Financial Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints William E. Greehey, John D. Gibbons and Jay D. Browning, and each of them severally, acting alone and without the other, his or her true and lawful attorney-in-fact with authority to execute the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this Registration Statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such changes in this Registration Statement as the aforesaid attorney-in-fact deems appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                   SIGNATURE                                             TITLE                             DATE
                   ---------                                             -----                             ----

             /s/ WILLIAM E. GREEHEY                             Chairman of the Board,                 May 25, 2001
------------------------------------------------         President and Chief Executive Officer
               William E. Greehey                            (Principal Executive Officer)

              /s/ JOHN D. GIBBONS                    Executive Vice President and Chief Financial      May 25, 2001
------------------------------------------------                        Officer
                John D. Gibbons                      (Principal Financial and Accounting Officer)

             /s/ RONALD K. CALGAARD                                    Director                        May 25, 2001
------------------------------------------------
               Ronald K. Calgaard

             /s/ DONALD M. CARLTON                                     Director                        May 25, 2001
------------------------------------------------
               Donald M. Carlton

              /s/ JERRY D. CHOATE                                      Director                        May 25, 2001
------------------------------------------------
                Jerry D. Choate

             /s/ ROBERT G. DETTMER                                     Director                        May 25, 2001
------------------------------------------------
               Robert G. Dettmer

             /s/ RUBEN M. ESCOBEDO                                     Director                        May 25, 2001
------------------------------------------------
               Ruben M. Escobedo

            /s/ LOWELL H. LEBERMANN                                    Director                        May 25, 2001
------------------------------------------------
              Lowell H. Lebermann

                   SIGNATURE                                             TITLE                             DATE
                   ---------                                             -----                             ----
           /s/ SUSAN KAUFMAN PURCELL                                   Director                        May 25, 2001
------------------------------------------------
             Susan Kaufman Purcell

           /s/ WILLIAM B. RICHARDSON                                   Director                        May 25, 2001
------------------------------------------------
             William B. Richardson

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
     2.1   -- Agreement and Plan of Merger, dated as of May 6, 2001, by and between Valero Energy Corporation and Ultramar Diamond
              Shamrock Corporation (attached as Appendix A to the Proxy
              Statement/Prospectus included in this Registration
              Statement).
     5.1   -- Opinion of Jay D. Browning, Esq. as to the legality of
              the securities.*
     8.1   -- Tax Opinion of Wachtell, Lipton, Rosen & Katz.*
     8.2   -- Tax Opinion of Jones, Day, Reavis & Pogue.*
    23.1   -- Consent of Arthur Andersen LLP, San Antonio, Texas.
    23.2   -- Consent of Arthur Andersen LLP, San Antonio, Texas.
    23.3   -- Consent of PricewaterhouseCoopers LLP.
    23.4   -- Consent of Jay D. Browning, Esq. (included in opinion
              filed as Exhibit 5.1).*
    23.5   -- Consent of Wachtell, Lipton, Rosen & Katz (included in
              opinion filed as Exhibit 8.1).*
    23.6   -- Consent of Jones, Day, Reavis & Pogue (included in
              opinion filed as Exhibit 8.2).*
    24.1   -- Powers of Attorney (included on signature page hereto).
    99.1   -- Form of Proxy for Holders of UDS Common Stock.
    99.2   -- Form of Proxy for Participants in the UDS 401(k) Plan.
    99.3   -- Form of Proxy for Participants in the UDS Grantor Trust
              Stock Ownership Program.
    99.4   -- Form of Proxy for Holders of Valero Common Stock.
    99.5   -- Consent of Morgan Stanley & Co. Incorporated.
    99.6   -- Consent of Credit Suisse First Boston Corporation.
    99.7   -- Consent of Banc of America Securities, LLC.

---------------
* To be filed by amendment.

                                                                      APPENDIX A









                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 6, 2001

                                 BY AND BETWEEN

                           VALERO ENERGY CORPORATION

                                      AND

                     ULTRAMAR DIAMOND SHAMROCK CORPORATION

                               TABLE OF CONTENTS

ARTICLE I  CERTAIN DEFINITIONS......................................   A-1

ARTICLE II  THE MERGER..............................................   A-6
   2.1  The Merger..................................................   A-6
   2.2  Effective Time of the Merger................................   A-6
   2.3  Effects of the Merger.......................................   A-7
   2.4  Closing.....................................................   A-7
   2.5  Certificate of Incorporation................................   A-7
   2.6  By-Laws.....................................................   A-7
   2.7  Directors and Officers......................................   A-7

ARTICLE III  CONVERSION OF SECURITIES...............................   A-7
   3.1  Effect of the Merger on Capital Stock.......................   A-7
   3.2  Stock Options...............................................  A-10
   3.3  Exchange Fund...............................................  A-10
   3.4  Exchange Procedures.........................................  A-10
   3.5  Distributions with Respect to Unexchanged Shares............  A-11
   3.6  No Further Ownership Rights in UDS Common Stock.............  A-11
   3.7  No Fractional Shares of Valero Common Stock.................  A-12
   3.8  Termination of Exchange Fund................................  A-12
   3.9  No Liability................................................  A-12
  3.10  Investment of the Exchange Fund.............................  A-12
  3.11  Lost Certificates...........................................  A-12
  3.12  Withholding Rights..........................................  A-12
  3.13  Further Assurances..........................................  A-12
  3.14  Stock Transfer Books........................................  A-13

ARTICLE IV  REPRESENTATIONS AND WARRANTIES..........................  A-13
   4.1  Representations and Warranties of UDS.......................  A-13
   4.2  Representations and Warranties of Valero....................  A-20

ARTICLE V  COVENANTS RELATING TO CONDUCT OF BUSINESS................  A-27
   5.1  Covenants of UDS............................................  A-27
   5.2  Covenants of Valero.........................................  A-29
   5.3  Governmental Filings........................................  A-29
   5.4  Control of Other Party's Business...........................  A-30

ARTICLE VI  ADDITIONAL AGREEMENTS...................................  A-30
   6.1  Preparation of Proxy Statement; Stockholders Meetings.......  A-30
   6.2  Valero Board of Directors...................................  A-31
   6.3  Access to Information.......................................  A-31
   6.4  Reasonable Best Efforts.....................................  A-31
   6.5  Acquisition Proposals.......................................  A-33
   6.6  Fees and Expenses...........................................  A-34
   6.7  Directors' and Officers' Indemnification and Insurance......  A-34
   6.8  Employee Benefits...........................................  A-34
   6.9  Public Announcements........................................  A-35
  6.10  Listing of Shares of Valero Common Stock....................  A-36
  6.11  Rights Agreements...........................................  A-36
  6.12  Affiliates..................................................  A-36
  6.13  Section 16 Matters..........................................  A-36
  6.14  UDS Indebtedness............................................  A-36
  6.15  Accountants' Letter.........................................  A-37

ARTICLE VII  CONDITIONS PRECEDENT...................................  A-37
   7.1  Conditions to Each Party's Obligation to Effect the
        Merger......................................................  A-37
   7.2  Additional Conditions to Obligations of Valero..............  A-37
   7.3  Additional Conditions to Obligations of UDS.................  A-38

ARTICLE VIII  TERMINATION AND AMENDMENT.............................  A-38
   8.1  Termination.................................................  A-38
   8.2  Effect of Termination.......................................  A-39
   8.3  Amendment...................................................  A-41
   8.4  Extension; Waiver...........................................  A-41

ARTICLE IX  GENERAL PROVISIONS......................................  A-41
   9.1  Non-Survival of Representations, Warranties and
        Agreements..................................................  A-41
   9.2  Notices.....................................................  A-41
   9.3  Interpretation..............................................  A-42
   9.4  Counterparts................................................  A-42
   9.5  Entire Agreement; No Third Party Beneficiaries..............  A-42
   9.6  Governing Law...............................................  A-42
   9.7  Severability................................................  A-42
   9.8  Assignment..................................................  A-43
   9.9  Submission to Jurisdiction; Waivers.........................  A-43
  9.10  Enforcement.................................................  A-43

     AGREEMENT AND PLAN OF MERGER, dated as of May 6, 2001 (this "Agreement"), by and between VALERO ENERGY CORPORATION, a Delaware corporation ("Valero") and ULTRAMAR DIAMOND SHAMROCK CORPORATION, a Delaware corporation ("UDS").

                              W I T N E S S E T H:

     WHEREAS, the Boards of Directors of Valero and UDS have approved the transactions contemplated by this Agreement and have recommended the adoption of this Agreement by their respective shareholders; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     As used in this Agreement, the following terms shall have the respective meanings set forth below:

     "Acquisition Proposal" shall have the meaning set forth in Section
6.5(a)(i).

     "Affiliate" shall have the meaning given such term in Rule 12b-2 under the Exchange Act.

     "Affiliate Agreement" shall have the meaning set forth in Section 6.12.

     "Agreement" shall have the meaning set forth in the preamble.

     "Assumed Indentures" shall have the meaning set forth in Section 6.14.

     "beneficial ownership" or "beneficially own" shall have the meaning ascribed to such terms under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

     "Benefit Plan" means, with respect to any entity, any employee compensation, benefit plan, program, policy, practice, agreement, contract or other arrangement providing benefits to any current or former employee, officer or director of such entity or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by such entity or any of its Subsidiaries or to which such entity or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, policy or agreement and any related trusts or other funding vehicles.

     "Benefit Protection Period" shall have the meaning set forth in Section 6.8(a).

     "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

     "Cash Consideration" shall have the meaning set forth in Section 3.1(b).

     "Cash Consideration Formula" shall have the meaning set forth in Section 3.1(b).

     "Cash Election" shall have the meaning set forth in Section 3.1(f)(i).

     "Cash Election Shares" shall have the meaning set forth in Section 3.l(g).

     "Cash Election Number" shall mean, subject to Section 3.1(k), the quotient, rounded to the nearest whole share, obtained by dividing (x) the product of 27.5 and the UDS Closing Share Number by (y) the Cash Consideration; provided, however, that, if the Cash Election Number as so determined exceeds 50% of the UDS Closing Share Number, Valero may in its discretion set a maximum Cash Election Number at any lesser number so long as such maximum Cash Election Number equals or exceeds 50% of the UDS Closing Share Number.

     "Cash Fraction" shall have the meaning set forth in Section 3.1(g).

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "Certificate of Merger" shall have the meaning set forth in Section 2.2.

     "Change in the UDS Recommendation" shall have the meaning set forth in
Section 6.1(b).

     "Change in the Valero Recommendation" shall have the meaning set forth in
Section 6.1(c).

     "Closing" shall have the meaning set forth in Section 2.4.

     "Closing Date" shall have the meaning set forth in Section 2.4.

     "Code" shall have the meaning set forth in the recitals.

     "Confidentiality Agreement" shall have the meaning set forth in Section
6.3.

     "DGCL" means the Delaware General Corporation Law.

     "Dissenting Shares" shall have the meaning set forth in Section 3.1(e).

     "DOJ" means the Antitrust Division of the U.S. Department of Justice.

     "Effective Time" shall have the meaning set forth in Section 2.2.

     "Election Deadline" shall have the meaning set forth in Section 3.1(j).

     "Employee Grantor Trust" shall mean the UDS Employee Benefits Trust created by the Trust Agreement, effective as of November 9, 1999, between UDS and Sterling National Bank, a national banking association, as Trustee.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

     "ESOP" has the meaning set forth in Section 4.1(l)(xi).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" shall have the meaning set forth in Section 3.3.

     "Exchange Fund" shall have the meaning set forth in Section 3.3.

     "Exchange Ratio" shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing (i) the sum of (a) $27.50 and (b) the product of (I) 0.614 and (II) the Valero Average Closing Price) by (ii) the Valero Average Closing Price.

     "Expenses" means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the Form S-4 and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby and thereby.

     "Form S-4" shall have the meaning set forth in Section 4.1(d)(iii).

     "Form of Election" shall have the meaning set forth in Section 3.1(f).

     "FTC" means the U.S. Federal Trade Commission.

     "GAAP" means U.S. generally accepted accounting principles.

     "Governmental Entity" shall have the meaning set forth in Section 4.1(d)(vii).

     "GSOP" shall have the meaning set forth in Section 3.1(d).

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Intellectual Property" means all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials.

     "Joint Proxy Statement/Prospectus" shall have the meaning set forth in
Section 4.1(d)(iii).

     "knowledge" or "known" means, with respect to any entity, the knowledge of such entity's executive officers after reasonable inquiry.

     "Letter of Transmittal" shall have the meaning set forth in Section 3.4(a).

     "Liens" shall have the meaning set forth in Section 4.1(b)(ii).

     "Loan" shall have the meaning set forth in Section 4.1(l)(xi).

     "Material Adverse Effect" means, with respect to any entity, a material adverse effect on (i) the business, operations, results of operations or financial condition of such entity and its Subsidiaries taken as a whole or (ii) the ability of such entity to timely consummate the transactions contemplated by this Agreement, except, in each case, to the extent such effect is reasonably attributable to (x) general economic conditions in the United States (including prevailing interest rate and stock market levels), (y) the general state of the industries in which such entity operates or (z) the negotiation, announcement, execution, delivery or consummation of the transactions contemplated by, or in compliance with, this Agreement.

     "Merger" shall have the meaning set forth in Section 2.1.

     "Merger Consideration" shall have the meaning set forth in Section 3.1(b).

     "Multiemployer Plan" means any "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA.

     "Multiple Employer Plan" shall have the meaning set forth in Section 4.1(l)(vi).

     "Necessary Consents" shall have the meaning set forth in Section
4.1(d)(vi).

     "New Plans" shall have the meaning set forth in Section 6.8(b).

     "Non-Election" shall have the meaning set forth in Section 3.1(f).

     "Non-Election Cash Fraction" shall have the meaning set forth in Section 3.1(i).

     "Non-Election Shares" shall have the meaning set forth in Section 3.1(g).

     "Non-Subsidiary Affiliate" shall have the meaning set forth in Section 4.1(b)(ii).

     "NYSE" means the New York Stock Exchange, Inc.

     "Old Plans" shall have the meaning set forth in Section 6.8(b).

     "Other Approvals" shall have the meaning set forth in Section 4.1(d)(ii).

     "other party" means, with respect to Valero, UDS, and with respect to UDS, Valero.

     "Partial Cash Election" shall have the meaning set forth in Section 3.1(f)(ii).

     "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

     "PBGC" shall have the meaning set forth in Section 4.1(l)(v).

     "Regulatory Law" means the HSR Act, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) mergers, acquisitions or other business combinations,
(ii) foreign investment, or (iii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

     "Required Approvals" shall have the meaning set forth in Section 6.4(a)(i).

     "SEC" means the U.S. Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Significant Subsidiary" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

     "Stock Consideration" shall have the meaning set forth in Section
3.1(b)(i).

     "Stock Election" shall have the meaning set forth in Section 3.1(f)(iii).

     "Stock Election Number" shall mean the UDS Closing Share Number minus the Cash Election Number.

     "Stock Election Shares" shall have the meaning set forth in Section 3.1(g).

     "Stock Fraction" shall have the meaning set forth in Section 3.1(h).

     "Subsidiary" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

     "Superior Proposal" means, with respect to UDS, a bona fide written proposal made by a Person other than a party to this Agreement which is (i) an Acquisition Proposal involving UDS and (ii) is on terms which UDS's Board of Directors in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (x) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (y) is reasonably capable of being completed.

     "Surviving Corporation" shall have the meaning set forth in Section 2.1.

     "Taxes" means any and all federal, state, local, foreign or other taxes or charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

     "Tax Return" means any return, report or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

     "Termination Date" shall have the meaning set forth in Section 8.1(b).

     "UDS" shall have the meaning set forth in the preamble.

     "UDS 2000 10-K" means UDS's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the SEC.

     "UDS Benefit Plan" means each UDS Stock Plan and any other Benefit Plan maintained or contributed to by UDS or a Subsidiary of UDS, or to which UDS or any Subsidiary of UDS is required to contribute.

     "UDS Plan" means any UDS Benefit Plan other than a Multiemployer Plan.

     "UDS Board Designees" shall have the meaning set forth in Section 6.2.

     "UDS Capital Stock" shall have the meaning set forth in Section
4.1(b)(i)(B).

     "UDS Certificate" shall have the meaning set forth in Section 3.1(b).

     "UDS Closing Share Number" shall mean the number of shares of UDS Common Stock issued and outstanding immediately prior to the Effective Time, other than such shares that are to be cancelled in the Merger pursuant to Section 3.1(a) hereof.

     "UDS Common Stock" means common stock, par value $0.01 per share, of UDS.

     "UDS Contract" shall have the meaning set forth in Section 4.1(j)(i).

     "UDS Converted Option" shall have the meaning set forth in Section 3.2(a).

     "UDS Disclosure Schedule" shall have the meaning set forth in Section 4.1.

     "UDS Employees" shall have the meaning set forth in Section 6.8(a).

     "UDS Indebtedness" shall have the meaning set forth in Section 5.1(g)(ii).

     "UDS Preferred Stock" shall have the meaning set forth in Section 4.1(b)(i)(B).

     "UDS Qualified Plans" shall have the meaning set forth in Section 4.1(l)(iii).

     "UDS Recommendation" shall have the meaning set forth in Section 6.1(b).

     "UDS Restricted Stock" shall mean all shares of restricted stock outstanding under the terms of any UDS Benefit Plan immediately prior to the Effective Time that continue to be subject to restrictions on transfer or otherwise remain unvested pursuant to the terms thereof immediately following the merger.

     "UDS Right" means any of the Rights, as such term is defined in the UDS Rights Agreement.

     "UDS Rights Agreement" means the Rights Agreement, dated as of June 25, 1992, as amended on October 26, 1992, May 10, 1994, and September 22, 1996, between UDS and First City, Texas-Houston, National Association, as rights agent.

     "UDS SEC Documents" shall have the meaning set forth in Section 4.1(e).

     "UDS Stock Option" shall have the meaning set forth in Section 3.2(a).

     "UDS Stock Plans" shall have the meaning set forth in Section 4.1(b)(i).

     "UDS Stockholder Approval" shall have the meaning set forth in Section 4.1(c)(i).

     "UDS Stockholders Meeting" shall have the meaning set forth in Section 4.1(c)(i).

     "UDS Toprs" means the 8.32% Trust Originated Preferred Securities of UDS Capital I, a wholly owned subsidiary of UDS.

     "UDS Termination Fee" means $125,000,000.

     "Valero" shall have the meaning set forth in the preamble.

     "Valero 2000 10-K" means Valero's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the SEC.

     "Valero Average Closing Price" means the average of the daily last sale prices of Valero Common Stock as reported on the NYSE (as reported in the Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the third business day prior to the Closing Date.

     "Valero Benefit Plan" means each Valero Stock Plan and any other Benefit Plan maintained or contributed to by Valero or a Subsidiary of Valero, or to which Valero or any Subsidiary of Valero is required to contribute.

     "Valero Plan" means any Valero Benefit Plan other than a Multiemployer
Plan.

     "Valero Capital Stock" shall have the meaning set forth in Section 4.2(b)(i)(B).

     "Valero Common Stock" means common stock, par value $0.01 per share, of Valero.

     "Valero Contract" shall have the meaning set forth in Section 4.2(j).

     "Valero Disclosure Schedule" shall have the meaning set forth in Section
4.2.

     "Valero Preferred Stock" shall have the meaning set forth in Section 4.2(b)(i)(B).

     "Valero Qualified Plans" shall have the meaning set forth in Section 4.2(l)(i).

     "Valero Recommendation" shall have the meaning set forth in Section 6.1(c).

     "Valero Rights" shall have the meaning set forth in Section 3.1(b).

     "Valero Rights Agreement" shall have the meaning set forth in Section
3.1(b).

     "Valero SEC Documents" shall have the meaning set forth in Section 4.2(e).

     "Valero Stock Option" shall have the meaning set forth in Section 3.2(a).

     "Valero Stock Plans" shall have the meaning set forth in Section 4.2(b)(i).

     "Valero Stockholder Approval" shall have the meaning set forth in Section 4.2(c)(i).

     "Valero Stockholders Meeting" shall have the meaning set forth in Section 4.2(c)(i).

     "Valero Termination Fee" means $125,000,000.

     "Voting Debt" means any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of capital stock of the same issuer may vote.

     "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

                                   ARTICLE II

                                   THE MERGER

     2.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, UDS shall be merged (the "Merger") with and into Valero, with Valero as the surviving corporation in the Merger (the "Surviving Corporation"), and the separate existence of UDS shall thereupon cease.

     2.2 Effective Time of the Merger. The Merger shall become effective as set forth in a properly executed certificate of merger duly filed with the Secretary of State of the State of Delaware (the "Certificate of Merger"), which filing shall be made on the Closing Date. As used in this Agreement, the term "Effective Time" shall mean the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

     2.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of UDS shall vest in the Surviving Corporation, and all debts, liabilities and duties of UDS shall become the debts, liabilities and duties of the Surviving Corporation.

     2.4  Closing.  Upon the terms and subject to the conditions set forth in
Article VII and the termination rights set forth in Article VIII, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019 at 10:00 A.M. on the second Business Day following the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another place, time or date is agreed to in writing by the parties hereto (the date of the Closing being referred to herein as the "Closing Date").

     2.5 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Valero, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

     2.6 By-Laws. The by-laws of Valero as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation.

     2.7 Directors and Officers. The directors and officers of Valero immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, except as provided in Section 6.2.

                                  ARTICLE III

                            CONVERSION OF SECURITIES

     3.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of UDS:

     (a) All shares of capital stock of UDS that are held by UDS as treasury stock or that are owned by Valero or any wholly-owned subsidiaries of UDS or Valero immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist.

     (b) Subject to Sections 3.1(a), 3.1(c), 3.1(d), 3.1(e) and 3.7, each outstanding share of UDS Common Stock (together with any associated UDS Rights) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the option of the holder as contemplated by Sections 3.1(f) through 3.1(j), either (i) a number of shares of Valero
Common Stock equal to the Exchange Ratio (the "Stock Consideration") or (ii) an amount in cash equal to the sum of (said formula being referred to herein as the "Cash Consideration Formula") (x) $27.50 and (y) the product of (I) 0.614 and
(II) the Valero Average Closing Price (the "Cash Consideration" and together with the Stock Consideration and the shares of Valero Common Stock issued pursuant to Section 3.1(d), the "Merger Consideration"). All of the shares of Valero Common Stock to be issued as Merger Consideration shall be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. One preferred share purchase right issuable pursuant to the Rights Agreement, dated as of July 17, 1997, between Valero and Computershare Investor Services, LLC, as successor rights agent to Harris Trust and Savings Bank (the "Valero Rights Agreement"), or any other purchase right issued in substitution thereof (the "Valero Rights"), shall be issued together with and shall attach to each share of Valero Common Stock issued pursuant to this Section 3.1(b) and Section
3.1(d), subject and pursuant to the terms of the Valero Rights Agreement. All shares of UDS Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 3.1(b) and Section 3.1(d) shall cease to be outstanding and shall be canceled and retired and
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shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of UDS Common Stock (a "UDS Certificate") shall thereafter cease to have any rights with respect to such shares of UDS Common Stock, except the right to receive the Merger Consideration to be issued in consideration therefor and any dividends or other distributions to which holders of UDS Common Stock become entitled all in accordance with this
Article III upon the surrender of such UDS Certificate.

     (c) If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, UDS Common Stock or Valero Common Stock, each of the Exchange Ratio and the Cash Consideration Formula shall be adjusted accordingly, without duplication, to provide to the holders of UDS Common Stock the same economic effect as contemplated by this Agreement prior to such event.

     (d) Subject to Section 3.7, each share held as of the Effective Time in the Employee Grantor Trust pursuant to the UDS Grantor Trust Stock Ownership Program ("GSOP"), each share of UDS Restricted Stock and each share of UDS Common Stock that is owned by any UDS Benefit Plan shall be converted into the right to receive a number of fully paid and nonassessable shares of Valero Common Stock equal to the Exchange Ratio.

     (e) Notwithstanding any other provision contained in this Agreement, no shares of UDS Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised such stockholder's appraisal rights (any such shares being referred to herein as "Dissenting Shares") under the DGCL shall be converted into the right to receive the Merger Consideration as provided in Section 3.1(b) unless and until such stockholder shall have failed to perfect, or shall have effectively withdrawn or lost, such stockholder's right to dissent from the Merger under the DGCL and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the DGCL. If any such stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right prior to the Election Deadline, each of such holder's shares of UDS Common Stock shall thereupon be deemed to be Non-Election Shares for all purposes of this Article III. If any holder of Dissenting Shares shall have so failed to perfect or has effectively withdrawn or lost such stockholder's right to dissent from the Merger after the Election Deadline, each of such holder's shares of UDS Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Stock Consideration or the Cash Consideration, or a combination thereof, as determined by Valero in its sole discretion.

     (f) Subject to the provisions of this Section 3.1, each record holder of shares of UDS Common Stock outstanding immediately prior to the Effective Time to be converted in the Merger pursuant to Section 3.1(b) will be entitled to elect to receive either (i) the Cash Consideration for all of such holder's shares ("Cash Election"), (ii) the Cash Consideration for a stated number of such holder's shares and a number of shares of Valero Common Stock equal to the Exchange Ratio per share of UDS Common Stock for the balance of such holder's shares of UDS Common Stock ("Partial Cash Election") or (iii) a number of shares of Valero Common Stock equal to the Exchange Ratio per share of UDS Common Stock for all of such holder's shares of UDS Common Stock ("Stock Election"). All Cash Elections, Partial Cash Elections and Stock Elections shall be unconditional and made on a form designed for that purpose and mutually agreeable to Valero and UDS (a "Form of Election"). Any holder of UDS Common Stock who fails to properly make a Cash Election, Partial Cash Election or Stock Election and any holder who fails to submit to the Exchange Agent a properly completed and signed and properly and timely submitted Form of Election shall be deemed to have indicated no preference as to the receipt of cash or Valero Common Stock with respect to such holder's shares (a "Non-Election") and will receive for such UDS Common Stock the Merger Consideration described in Section 3.1(g), 3.1(h) or 3.1(i), as applicable. Notwithstanding any other provision set forth herein, the aggregate number of shares of UDS Common Stock to be converted into the right to receive cash in the Merger (which shall for this purpose be deemed to include Dissenting Shares, if any) shall be equal to the Cash Election Number.

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     (g) If the aggregate number of shares of UDS Common Stock for which cash is elected under a Cash Election or a Partial Cash Election and Dissenting Shares, if any (collectively, the "Cash Election Shares"), exceeds the Cash Election Number, then all shares of UDS Common Stock for which Valero Common Stock was elected under a Stock Election or Partial Cash Election (collectively, the
"Stock Election Shares") and all shares of UDS Common Stock covered by Non-Elections (the "Non-Election Shares") shall be converted into the right to receive Valero Common Stock, and the Cash Election Shares (other than Dissenting Shares) shall be converted into the right to receive cash and Valero Common
Stock in the following manner:

          Each Cash Election Share (other than Dissenting Shares) shall be converted into the right to receive (A) an amount of cash (rounded to the nearest cent), without interest, equal to the product of (x) the Cash Consideration and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares and (B) a number of shares of Valero Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction equal to one (1) minus the Cash Fraction.

     (h) If the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive cash, and all Stock Election Shares shall be converted into the right to receive Valero Common Stock and cash in the following manner:

          Each Stock Election Share shall be converted into the right to receive
     (A) a number of shares of Valero Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction (the "Stock Fraction"), the numerator of which shall be the Stock Election Number and the denominator of which shall be the total number of Stock Election Shares, and (B) an amount of cash (rounded to the nearest cent), without interest, equal to the product of (x) the Cash Consideration and (y) a fraction equal to one (1) minus the Stock Fraction.

     (i) In the event that neither Section 3.1(g) or 3.1(h) is applicable, all Cash Election Shares shall be converted into the right to receive the Cash Consideration, all Stock Election Shares shall be converted into the right to receive the Stock Consideration and all Non-Election Shares shall be converted into the right to receive (A) an amount of cash (rounded to the nearest cent), without interest, equal to the product of (x) the Cash Consideration and (y) a fraction (the "Non-Election Cash Fraction"), the numerator of which shall be the Cash Election Number less the number of Cash Election Shares and the denominator of which shall be the number of Non-Election Shares, and (B) a number of shares of Valero Common Stock equal to the product of (x) the Exchange Ratio and (y) 1 minus the Non-Election Cash Fraction.

     (j) UDS shall use all reasonable best efforts to cause copies of the Form of Election (which shall contain a Letter of Transmittal to be mailed with the Joint Proxy Statement/Prospectus to the record holders of UDS Common Stock (other than holders of Dissenting Shares) as of the record date for the UDS Stockholders Meeting) and to make the Form of Election available to all persons who become record holders of UDS Common Stock during the period between such record date and the Election Deadline. A properly completed Form of Election must be received by the Exchange Agent by 5:00 p.m., New York City time, on the second business day preceding the Closing Date (the "Election Deadline"), which day shall not be less than 20 days after the initial mailing of the Form of Election, in order to be effective. An election by a holder of UDS Common Stock shall be validly made only if the Exchange Agent shall have timely received a Form of Election properly completed and executed (with the signature or signatures thereon guaranteed as required by the Form of Election) by that stockholder accompanied either by the UDS Certificate or UDS Certificates representing all of the shares of UDS Common Stock owned by that stockholder, duly endorsed in blank or otherwise in form acceptable for transfer on the books of UDS, or by an appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company in the United States. All elections may be

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revoked until the Election Deadline in writing by the record holders submitting
Forms of Election. Valero shall have the authority, in its sole discretion, to make all determinations as to whether or not a Form of Election has been timely received.

     (k) Notwithstanding anything in this Article III to the contrary, the Cash Election Number shall be not greater than the greatest number that would permit the satisfaction of the conditions set forth in Sections 7.2(c) and 7.3(c).

     3.2 Stock Options. (a) Each option to purchase UDS Common Stock (a "UDS Stock Option") granted under UDS Stock Plans which is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of UDS Common Stock and shall be converted (as so converted, a "UDS Converted Option"), at the Effective Time and subject to the immediately following sentence, into an option to purchase Valero Common Stock (a "Valero Stock Option"), on the same terms and conditions as were applicable under the UDS Stock Option. The number of shares of Valero Common Stock subject to each such Valero Stock Option shall be the number of shares of UDS Common Stock subject to the UDS Stock Option multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Valero Common Stock, and such Valero Stock Option shall have an exercise price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such UDS Stock Option divided by the Exchange Ratio; provided, however, that in the case of any UDS Stock Option to which Section 421 of the Code as of the Effective Time (after taking into account the effect of any accelerated vesting thereof) applies by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. As of the Effective Time, Valero shall assume the obligations of UDS under the UDS Stock Plans, and from and after the Effective Time, except as otherwise set forth herein, the terms of each UDS Stock Option and the UDS Stock Plan under which such UDS Stock Option was initially granted, in each case, as in effect immediately prior to the Effective Time, shall continue to apply to the corresponding Valero Stock Option.

     (b) Prior to the Effective Time, UDS shall take all necessary action for the adjustment of UDS Converted Options under this Section 3.2. Valero shall reserve for issuance a number of shares of Valero Common Stock at least equal to the number of shares of Valero Common Stock that will be subject to UDS Converted Options. As soon as practicable following the Effective Time, Valero shall file a registration statement on Form S-8 (or any successor, or if Form S-8 is not available, other appropriate, forms) with respect to the shares of Valero Common Stock subject to UDS Converted Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

     3.3 Exchange Fund. Prior to the Effective Time, Valero shall appoint Computershare Investor Services, LLC, or a commercial bank or trust company, or a subsidiary thereof, reasonably acceptable to UDS, to act as exchange agent hereunder for the purpose of exchanging UDS Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Valero shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of UDS Common Stock, (a) certificates representing shares of Valero Common Stock and (b) cash, to be issued and paid pursuant to Sections 3.1(b) and
(d) and Section 3.7 in exchange for outstanding shares of UDS Common Stock upon due surrender of UDS Certificates pursuant to this Article III. Following the Effective Time, Valero agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.5. Any cash and certificates representing Valero Common Stock deposited with the Exchange Agent (including the amount of any dividends or other distributions payable with respect thereto and cash in lieu of fractional shares to be paid pursuant to Section 3.7) shall hereinafter be referred to as the "Exchange Fund".

     3.4 Exchange Procedures. Promptly after the Effective Time, Valero shall cause the Exchange Agent to mail to each holder of a UDS Certificate (other than UDS Certificates representing Dissenting

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

Shares) that has not timely submitted a properly completed and executed Form of Election accompanied by an appropriately endorsed Certificate or Certificates representing all of the shares of Company Common Stock owned by that shareholder (or, alternatively, by an appropriate guarantee of delivery) (a) a letter of transmittal (the "Letter of Transmittal") that shall specify that delivery shall be effected, and risk of loss and title to the UDS Certificates shall pass, only upon proper delivery of the UDS Certificates to the Exchange Agent, and which Letter of Transmittal shall be in customary form and have such other provisions as Valero or UDS may reasonably specify (such letter to be reasonably acceptable to UDS and Valero prior to the Effective Time) and (b) instructions for effecting the surrender of such UDS Certificates in exchange for the Merger Consideration, together with any dividends and other distributions with respect thereto and any cash in lieu of fractional shares. Upon surrender of a UDS Certificate to the Exchange Agent together with such Letter of Transmittal or the Form of Election pursuant to Section 3.1(j), duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such UDS Certificate shall be entitled to receive in exchange therefor (i) shares of Valero Common Stock (which shall be in uncertificated book-entry form, unless a physical certificate is requested by such holder or is otherwise required by applicable law or regulation) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 3.1(b) or 3.1(d) (in each case, after taking into account all shares of UDS Common Stock then held by such holder), (ii) a check in the amount equal to the cash, if any, that such holder has the right to receive pursuant to Section 3.1, and (iii) a check in the amount equal to the cash, if any, that such holder has the right to receive pursuant to the provisions of this Article III other than Section 3.1, including cash in lieu of any fractional shares of Valero Common Stock pursuant to Section 3.7 and dividends and other distributions pursuant to Section 3.5. No interest will be paid or will accrue on any cash payable pursuant to the provisions of this Article III. In the event of a transfer of ownership of UDS Common Stock that is not registered in the transfer records of UDS, one or more shares of Valero Common Stock evidencing, in the aggregate, the proper number of shares of Valero Common Stock pursuant to Section 3.1, a check in the proper amount of cash representing Cash Consideration pursuant to Section 3.1, a check in the proper amount of cash in lieu of any fractional shares of Valero Common Stock pursuant to Section 3.7 and any dividends or other distributions to which such holder is entitled pursuant to Section 3.5, may be issued with respect to such UDS Common Stock to such a transferee if the UDS Certificate representing such shares of UDS Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     3.5 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered UDS Certificate with respect to the shares of Valero Common Stock that such holder would be entitled to receive upon surrender of such UDS Certificate, and no cash payment in lieu of fractional shares of Valero Common Stock shall be paid to any such holder pursuant to Section 3.7 until such holder shall surrender such UDS Certificate in accordance with
Section 3.1(j) or Section 3.4. Subject to the effect of applicable laws, following the later of the surrender of any such UDS Certificate and the Effective Time, there shall be paid to the record holder thereof without interest, (a) promptly after such time, the amount of any cash payable in lieu of fractional shares of Valero Common Stock to which such holder is entitled pursuant to Section 3.7 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Valero Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent thereto and to such surrender payable with respect to such shares of Valero Common Stock.

     3.6 No Further Ownership Rights in UDS Common Stock. All shares of Valero Common Stock issued and cash paid upon conversion of shares of UDS Common Stock in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.5 or 3.7) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of UDS Common Stock.

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     3.7  No Fractional Shares of Valero Common Stock.  No certificates or scrip or shares of Valero Common Stock representing fractional shares of Valero Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of UDS Certificates, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Valero or a holder of shares of Valero Common Stock. In lieu of any such fractional share, each holder of shares of UDS Common Stock who would otherwise have been entitled to a fraction of a share of Valero Common Stock upon surrender of UDS Certificates (determined after taking into account all UDS Certificates delivered by such holder) shall be paid upon such surrender cash (without interest) in an amount equal to the value (determined with reference to the closing price of a share of Valero Common Stock as reported on the NYSE Composite Tape on the last full trading day immediately prior to the Closing
Date) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration.

     3.8 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of UDS Certificates one year after the Effective Time shall, at Valero's request, be delivered to Valero or otherwise on the instruction of Valero, and any holders of UDS Certificates who have not theretofore complied with this Article III shall after such delivery look only to Valero for the Merger Consideration with respect to the shares of UDS Common Stock formerly represented thereby to which such holders are entitled pursuant to Sections 3.1 and 3.4, any cash in lieu of fractional shares of Valero Common Stock to which such holders are entitled pursuant to Section 3.7 and any dividends or distributions with respect to shares of Valero Common Stock to which such holders are entitled pursuant to Section 3.5. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of UDS Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Valero free and clear of any claims or interest of any Person previously entitled thereto.

     3.9 No Liability. None of Valero, UDS or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     3.10 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Valero on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to UDS stockholders pursuant to the other provisions of this Article III. Any interest and other income resulting from such investments shall promptly be paid to Valero.

     3.11 Lost Certificates. If any UDS Certificate (other than any UDS Certificate representing Dissenting Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such UDS Certificate to be lost, stolen or destroyed and, if required by Valero, the posting by such Person of a bond in such reasonable amount as Valero may direct as indemnity against any claim that may be made against it with respect to such UDS Certificate, following the Effective Time the Exchange Agent will deliver in exchange for such lost, stolen or destroyed UDS Certificate the Merger Consideration with respect to the shares of UDS Common Stock formerly represented thereby, any cash in lieu of fractional shares of Valero Common Stock, and unpaid dividends and distributions on shares of Valero Common Stock deliverable in respect thereof, pursuant to this Agreement.

     3.12 Withholding Rights. Valero shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Valero, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Valero.

     3.13 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the

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Surviving Corporation or UDS, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Surviving Corporation or UDS, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     3.14 Stock Transfer Books. The stock transfer books of UDS shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of UDS Common Stock thereafter on the records of UDS. On or after the Effective Time, any UDS Certificates presented to the Exchange Agent, Valero or the Surviving Corporation for any reason shall be converted into the right to receive the Merger Consideration with respect to the shares of UDS Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Valero Common Stock to which the holders thereof are entitled pursuant to Section 3.7 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.5).

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

     4.1 Representations and Warranties of UDS. Except as disclosed in a section of the UDS disclosure schedule delivered to Valero concurrently herewith (the "UDS Disclosure Schedule") corresponding to the subsection of this Section
4.1 to which such disclosure applies, UDS hereby represents and warrants to Valero as follows:

     (a) Corporate Organization. (i) UDS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. UDS has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on UDS. True and complete copies of the Certificate of Incorporation and the By-Laws of UDS, as in effect as of the date of this Agreement, have previously been made available by UDS to Valero.

          (ii) Each Subsidiary of UDS (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on UDS, and
     (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     (b) Capitalization.  (i) The authorized capital stock of UDS consists of
(A) 250,000,000 shares of UDS Common Stock (each of which includes one UDS Right), of which, as of May 1, 2001, 71,524,496 shares were issued and outstanding, 2,234,812 shares were held in the GSOP and 17,116,837 shares were held in treasury and (B) 25,000,000 shares of preferred stock, par value $0.01 per share, of UDS ("UDS Preferred Stock," together with the UDS Common Stock, the "UDS Capital Stock"), of which no shares are issued and outstanding. From
May 1, 2001 to the date of this Agreement, no shares of UDS Capital Stock have been issued except pursuant to employee and director stock plans of UDS in effect as of the date hereof (the "UDS Stock Plans"). Except pursuant to the terms of options, stock and restricted units issued pursuant to UDS Stock Plans and outstanding as of the date hereof or issued thereafter as expressly permitted hereby, and pursuant to the UDS Rights, UDS does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of UDS Capital Stock or any other equity securities of UDS or any securities of UDS representing the right to purchase or otherwise receive any shares of UDS Capital Stock. As of May 1, 2001, no shares of UDS Capital Stock were reserved for
                                       A-13
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issuance, except for 12,525,465 shares of UDS Common Stock reserved for issuance upon the exercise of stock options pursuant to the UDS Stock Plans and in respect of the employee and director savings, compensation and deferred compensation plans described in the UDS 2000 10-K, and no shares of UDS Common Stock reserved for issuance in connection with the UDS Rights Agreement. UDS has no Voting Debt issued or outstanding.

          (ii) Except for immaterial amounts of directors' qualifying shares in foreign Subsidiaries of UDS, UDS owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of UDS, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of UDS has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(b)(ii) of the UDS Disclosure Schedule sets forth a list of each material investment of UDS in any corporation, joint venture, partnership, limited liability company or other entity other than its Subsidiaries, which, individually or taken together in the aggregate, would be considered a Significant Subsidiary if such investment constituted control of such entity (each a "Non-Subsidiary Affiliate").

     (c) Authority; No Violation. (i) UDS has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of UDS. The Board of Directors of UDS has directed that this Agreement be submitted to UDS stockholders for approval at a meeting of UDS stockholders for the purpose of approving the Merger and this Agreement (the "UDS Stockholders Meeting"), and, except for the approval of the Merger and of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of UDS Common Stock (the "UDS Stockholder Approval"), no other corporate proceedings on the part of UDS are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by UDS and (assuming due authorization, execution and delivery by Valero) constitutes a valid and binding obligation of UDS, enforceable against UDS in accordance with its terms.

          (ii) Neither the execution and delivery of this Agreement by UDS, nor the consummation by UDS of the transactions contemplated hereby, nor compliance by UDS with any of the terms or provisions hereof, will (A) violate any provision of the Certificate of Incorporation or By-Laws of UDS, each as amended, or (B) assuming that the consents and approvals referred to in Section 4.1(d) are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to UDS, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of UDS, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which UDS, any of its Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (B)(y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on UDS or the Surviving Corporation.

     (d) Consents and Approvals. Except for (i) the filing of a notification and report form under the HSR Act and the termination or expiration of the waiting period under the HSR Act, (ii) the filing of any other required applications or notices with any state or foreign agencies and approval of such applications and notices (the "Other Approvals"), (iii) the filing with the SEC of a joint proxy statement/prospectus relating to the matters to be submitted to Valero's stockholders at the Valero Stockholders Meeting and the matters to be submitted to UDS's stockholders at the UDS Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/ Prospectus") and a registration statement on Form S-4 with respect to the issuance of Valero Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "Form S-4"), (iv) the filing of the Certificate of Merger, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE,
(vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Valero Common Stock pursuant to this Agreement (the consents, approvals, filings and registration required under or in relation to the foregoing clauses
(ii) though (vi) being referred to as "Necessary Consents") and (vii) such other consents, approvals, filings and registrations the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect on UDS or the Surviving Corporation, no consents or approvals of or filings or registrations with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each, a "Governmental Entity") are necessary in connection with (A) the execution and delivery by UDS of this Agreement and (B) the consummation by UDS of the transactions contemplated by this Agreement.

     (e) Financial Reports and SEC Documents. The UDS 2000 10-K and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by UDS or any of its Subsidiaries subsequent to December 31, 1998 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in the form filed, or to be filed (collectively, the "UDS SEC Documents"), with the SEC, (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) as of its filing date, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such UDS SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of operations and changes in stockholders' equity and cash flows or equivalent statements in such UDS SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

     (f) Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in the UDS 2000 10-K, neither UDS nor any of its Subsidiaries had at December 31, 2000, or has incurred since that date through the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies which (i) are accrued or reserved against in the financial statements in the UDS 2000 10-K or reflected in the notes thereto or (ii) were incurred in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on UDS, or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of UDS and its Subsidiaries prepared in accordance with GAAP consistently applied.

     (g) Absence of Certain Changes or Events. (i) Since December 31, 2000, except as set forth in UDS SEC Documents filed since December 31, 2000 and prior to the date hereof, no event or events have occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on UDS.

          (ii) Since December 31, 2000, UDS and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

          (iii) Since December 31, 2000, neither UDS nor any of its Subsidiaries has (A) except for such actions as were in the ordinary course of business consistent with past practice or except as required by applicable law, (I) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer or director from the amount thereof in effect as of December 31, 2000, or (II) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses, to any executive officer or director or (B) suffered any strike, work stoppage, slowdown, or other labor disturbance which would be reasonably be expected to have, (in the case of clause (A) or (B) above) either individually or in the aggregate, a Material Adverse Effect on UDS.

          (iv) Since December 31, 2000, UDS has not declared any dividends on UDS Common Stock other than its regular quarterly dividends.

     (h) Legal Proceedings. There is no suit, action or proceeding or investigation pending or, to the knowledge of UDS, threatened, against or affecting UDS or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on UDS, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against UDS or its Subsidiaries having, or which would reasonably be expected to have, individually or in the aggregate, any such effect.

     (i) Compliance with Applicable Law. UDS and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default under any, applicable law, statute, order, rule or regulation of any Governmental Entity relating to UDS or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on UDS.

     (j) Contracts. (i) Neither UDS nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (B) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Valero, UDS, the Surviving Corporation or any of their respective Subsidiaries to any director officer or employee thereof, (C) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the UDS SEC Documents filed prior to the date hereof, or (D) which materially restricts the conduct of any line of business by UDS or upon consummation of the Merger will materially restrict the ability of Valero or the Surviving Corporation to engage in any line of business. Each contract, arrangement, commitment or understanding of the type described in this Section 4.1(j), whether or not set forth in the UDS Disclosure Schedule or in such UDS SEC Documents, is referred to herein as a "UDS Contract".

          (ii) (A) Each UDS Contract is valid and binding on UDS and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (B) UDS and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each UDS Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UDS, and (C) neither UDS nor any of
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

     its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of UDS or any of its Subsidiaries under any such UDS Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UDS.

     (k) Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition of, on UDS, any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including CERCLA, pending or threatened in writing against UDS, which liability or obligation, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on UDS. UDS is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on UDS.

     (l) Employee Benefit Plans; Labor Matters. (i) Section 4.1(l)(i) of the UDS Disclosure Schedule includes a complete list of all UDS Benefit Plans.

          (ii) With respect to each UDS Plan, UDS has delivered or made available to Valero a true, correct and complete copy of: (A) each UDS Plan document or a summary of any unwritten UDS Plan, trust agreement and insurance contract or other funding vehicle; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA);
     (D) the most recent annual financial report, if any; (E) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents delivered or made available to Valero, there are no amendments to any UDS Plan that have been adopted or approved nor has UDS or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new UDS Plan.

          (iii) Section 4.1(l)(iii) of the UDS Disclosure Schedule identifies each UDS Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("UDS Qualified Plans"). The Internal Revenue Service has issued a favorable determination letter with respect to each UDS Qualified Plan and the related trust, and such determination letter has not been revoked. No circumstances exist and no events have occurred that could adversely affect the qualified status of any UDS Qualified Plan or the related trust, which could not be corrected under the Internal Revenue Service's Employee Plans Compliance Resolution System (Revenue Procedure 2001-17) without material liability. No UDS Plan is intended to meet the requirements of Code Section 501(c)(9).

          (iv) All contributions required to be made to any UDS Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any UDS Plan, for any period through the date hereof have been timely made.

          (v) With respect to each UDS Plan that is subject to Title IV or
     Section 302 of ERISA or Section 412 or 4971 of the Code: (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (B) the fair market value of the assets of such UDS Plan equals or exceeds the actuarial present value of all accrued benefits under such UDS Plan (whether or not vested) on an accumulated benefits obligation basis based on the most recent actuarial report for each such plan; (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not

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

     result in the occurrence of any such reportable event; (D) all premiums to the Pension Benefit Guaranty Corporation (the "PBGC") have been timely paid in full; (E) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by UDS or any of its Subsidiaries; and (F) the PBGC has not instituted proceedings to terminate any such UDS Plan and, to UDS's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such UDS Plan.

          (vi) (A) No UDS Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"); and (B) none of UDS and its Subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. With respect to each UDS Benefit Plan that is a Multiemployer Plan, none of UDS and its Subsidiaries, nor any of their respective ERISA Affiliates has received any notification, nor has any reason to believe, that any such Multiemployer Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

          (vii) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on UDS, (A) each of the UDS Plans has been operated and administered in all material respects in accordance with applicable law and administrative rules and regulations of any Governmental Entity, including, but not limited to, ERISA and the Code, and (B) there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the UDS Plans, any fiduciaries thereof with respect to their duties to the UDS Plans or the assets of any of the trusts under any of the UDS Plans which could reasonably be expected to result in any material liability of UDS or any of its Subsidiaries to the PBGC, the U.S. Department of the Treasury, the U.S. Department of Labor, any UDS Plan, any participant in a UDS Plan, or any other party.

          (viii) UDS and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by
     Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to UDS and its Subsidiaries. To the knowledge of UDS, UDS and each of its Subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage.

          (ix) Section 4.1(l)(ix) of the UDS Disclosure Schedule sets forth (A) an accurate and complete list of each UDS Plan under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit (including the forgiveness of indebtedness) to any employee, officer or director of UDS or any of its Subsidiaries, or could limit the right of UDS or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any UDS Plan or related trust or any material employment agreement or related trust, (B) a reasonable good faith estimate of the maximum amount of the severance benefits that could become payable to officers and senior management of UDS if their employment were terminated at the Effective Time, and (C) a reasonable good faith estimate of the maximum amount of the "excess parachute payments" within the meaning of Section 280G of the Code that could become payable by UDS and its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (x) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on UDS, all UDS Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements; (B) if they are intended to qualify for special tax treatment meet all requirements for

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

     such treatment; and (C) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

          (xi) With respect to any UDS Benefit Plan that is an "employee stock ownership plan" within the meaning of Section 4975(e)(7) of the Code (an "ESOP"), (A) each loan under which the ESOP was a borrower (each, a "Loan") has been fully repaid, and (B) all of the securities of UDS that were acquired with such Loan have been released from the pledge made in connection with the Loan and fully allocated to the accounts of participants in the ESOP in accordance with the requirements of Treasury Regulations Sections 54.4975-7 and 54.4975-11.

     (m) Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on UDS, (i) UDS and its Subsidiaries own, or are licensed to use, all Intellectual Property used in and necessary for the conduct of their business as it is currently conducted, (ii) to the knowledge of UDS, the use of Intellectual Property by UDS and its Subsidiaries does not infringe on or otherwise violate the rights of any third party, and, to the extent such Intellectual Property is licensed, its use is in accordance in all material respects with the applicable license pursuant to which UDS acquired the right to use such Intellectual Property, (iii) to the knowledge of UDS, no third party is challenging, infringing on or otherwise violating any right of UDS in the Intellectual Property, (iv) neither UDS nor any of its Subsidiaries has received any written notice of any pending claim, order or proceeding with respect to any Intellectual Property used in and necessary for the conduct of UDS's and its Subsidiaries' business as it is currently conducted, and (v) to the knowledge of UDS, no Intellectual Property is being used or enforced by UDS or its Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for the conduct of UDS's and its Subsidiaries' business as it is currently conducted.

     (n) State Takeover Laws; Rights Plan. (i) The Board of Directors of UDS has approved this Agreement and the transactions contemplated by this Agreement as required under Section 203 of the DGCL and any other applicable state takeover laws and any applicable provision of the UDS Certificate of Incorporation so that any such state takeover laws and such provisions will not apply to this Agreement or any of the transactions contemplated hereby.

          (ii) UDS has taken all action, if any, necessary or appropriate so that the entering into of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in the ability of any person to exercise any UDS Rights under the UDS Rights Agreement or enable or require the UDS Rights to separate from the shares of UDS Common Stock to which they are attached or to be triggered or become exercisable. No "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the UDS Rights Agreement) has occurred.

     (o) Opinion of Financial Advisor. UDS has received the opinion of Banc of America Securities LLC, dated the date hereof, to the effect that the Merger Consideration to be received by holders of UDS Common Stock in the Merger is fair to such stockholders from a financial point of view.

     (p) Board Approval. The Board of Directors of UDS, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of UDS, (ii) approved and adopted this Agreement and (iii) recommended that the plan of merger contained in this Agreement be adopted by the holders of UDS Common Stock.

     (q) Broker's Fees. Neither UDS nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, excluding fees to be paid to Banc of America Securities LLC.

     (r) Taxes. (i) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on UDS, (A) each of UDS and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all

                                       A-19
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respects; (B) UDS and each of its Subsidiaries has paid all Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party; (C) there are no pending or, to the knowledge of UDS, threatened audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to UDS or any Subsidiary of UDS; (D) there are no liens for Taxes upon the assets of UDS or any Subsidiary of UDS, other than liens for current Taxes not yet due and liens for Taxes that are being contested in good faith by appropriate proceedings; (E) neither UDS nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not subsequently been filed when due (pursuant to such extension), nor provided or been requested to provide any waivers of the time to assess any Taxes that are pending or outstanding; (F) the consolidated federal income Tax Returns of UDS have been examined, or the statute of limitations has closed, with respect to all taxable years through and including 1994; (G) neither UDS nor any of its Subsidiaries has any liability for Taxes of any Person (other than UDS and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law); and (H) neither UDS nor any Subsidiary of UDS is a party to any agreement (with any Person other than UDS and/or any of its Subsidiaries) relating to the allocation or sharing of Taxes which is currently in force.

          (ii) UDS has not constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify under Section 355(a) of the Code (i) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (ii) in a distribution which otherwise constitutes part of a "plan" or "series of related transactions" within the meaning of Section 355(e) of the Code in conjunction with the Merger.

     (s) Reorganization under the Code. As of the date of this Agreement, neither UDS nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     (t) Form S-4; Joint Proxy Statement/Prospectus. None of the information to be supplied by UDS or its Subsidiaries in the Form S-4 or the Joint Proxy Statement/Prospectus will, at the time of the mailing of the Joint Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of each of the Valero Stockholders Meeting and the UDS Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by UDS with respect to information supplied by Valero for inclusion therein.

     (u) Labor Relations; Collective Bargaining Agreements. Neither UDS nor any Subsidiary of UDS is a party to any collective bargaining or other labor union contract applicable to persons employed by UDS or any Subsidiary of UDS, and no collective bargaining agreement or other labor union contract is being negotiated by UDS or any Subsidiary of UDS. No labor organization or group of employees of UDS or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of UDS, except as would not reasonably be expected to have a Material Adverse Effect on UDS,
(i) there is no labor dispute, strike, slowdown or work stoppage against UDS or any Subsidiary of UDS pending or, to the knowledge of UDS, threatened against UDS or any Subsidiary of UDS and (ii) no unfair labor practice or labor charge or complaint has occurred with respect to UDS or any Subsidiary of UDS.

     4.2 Representations and Warranties of Valero. Except as disclosed in a section of the Valero disclosure schedule delivered to UDS concurrently herewith (the "Valero Disclosure Schedule")

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

corresponding to the subsection of this Section 4.2 to which such disclosure applies, Valero hereby represents and warrants to UDS as follows:

     (a) Corporate Organization. (i) Valero is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Valero has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Valero. True and complete copies of the Restated Certificate of Incorporation and By-Laws of Valero, as in effect as of the date of this Agreement, have previously been made available by Valero to UDS.

          (ii) Each Subsidiary of Valero (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Valero and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     (b) Capitalization.  (i) The authorized capital stock of Valero consists of
(A) 150,000,000 shares of Valero Common Stock (each of which includes one Valero Right), of which, as of March 31, 2001, 61,016,165 shares were issued and outstanding and 1,295,001 shares were held in treasury and (B) 20,000,000 shares of preferred stock, par value $0.01 per share, of Valero (the "Valero Preferred Stock," together with the Valero Common Stock, the "Valero Capital Stock"), of which no shares are issued and outstanding. From January 31, 2001 to the date of this Agreement, no shares of Valero Capital Stock have been issued except pursuant to employee and director stock plans of Valero in effect as of the date hereof (the "Valero Stock Plans"). All of the issued and outstanding shares of Valero Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of options and stock issued pursuant to Valero Stock Plans and pursuant to the Valero Rights, Valero does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Valero Capital Stock or any other equity securities of Valero or any securities representing the right to purchase or otherwise receive any shares of Valero Capital Stock. As of March 31, 2001, no shares of Valero Capital Stock were reserved for issuance, except for shares of Valero Common Stock reserved for issuance upon the exercise of stock options pursuant to the Valero Stock Plans and in respect of the employee and director savings, compensation and deferred compensation plans described in the Valero 2000 10-K and 1,500,000 shares of Junior Participating Preferred Stock, Series I, reserved for issuance in connection with the Valero Rights Agreement. Valero has no Voting Debt issued or outstanding. Except for immaterial amounts of directors' qualifying shares in foreign Subsidiaries of Valero, Valero owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Valero, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Valero has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

     (c) Authority; No Violation. (i) Valero has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Valero. The Board of Directors of Valero has directed that this Agreement be submitted to Valero stockholders for approval at a meeting of Valero stockholders for the purpose of approving the Merger and this Agreement (the "Valero Stockholders Meeting"), and, except for the approval of the Merger and this Agreement by majority vote at a meeting of Valero's stockholders at which a quorum is present (the "Valero Stockholder Approval"), no other corporate proceedings on the part of Valero are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Valero and (assuming due authorization, execution and delivery by UDS) constitutes a valid and binding obligation of Valero, enforceable against Valero in accordance with its terms.

          (ii) Neither the execution and delivery of this Agreement by Valero, nor the consummation by Valero of the transactions contemplated hereby, nor compliance by Valero with any of the terms or provisions hereof, will (A) violate any provision of the Restated Certificate of Incorporation or By-Laws of Valero or (B) assuming that the consents and approvals referred to in Section 4.2(d) are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Valero, any of its Subsidiaries or Non-Subsidiary Affiliates or any of its properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the properties or assets of Valero, any of its Subsidiaries or Non-Subsidiary Affiliates under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Valero, any of its Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Valero.

     (d) Consents and Approvals. Except for (i) the filing of a notification and report form under the HSR Act and the termination or expiration of the waiting period under the HSR Act, (ii) the Other Approvals, (iii) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Form S-4, (iv) the filing of the Certificate of Merger, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Valero Common Stock pursuant to this Agreement and
(vii) such other consents, approvals, filings and registrations the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect on Valero, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Valero of this Agreement and (B) the consummation by Valero of the transactions contemplated by this Agreement.

     (e) Financial Reports and SEC Documents. The Valero 2000 10-K and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by Valero or any of its Subsidiaries subsequent to December 31, 1998 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, the "Valero SEC Documents"), with the SEC (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) as of its filing date, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Valero SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Valero SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

     (f) Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in the Valero 2000 10-K, neither Valero nor any of its Subsidiaries had at December 31, 2000, or has incurred since that date through the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies which (i) are accrued or reserved against in the financial statements in the Valero 2000 10-K or reflected in the notes thereto or (ii) were incurred in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Valero, or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities, obligations and contingencies which are of a nature not required to be reflected in the consolidated financial statements of Valero and its Subsidiaries prepared in accordance with GAAP consistently applied.

     (g) Absence of Certain Changes or Events. (i) Since December 31, 2000, except as set forth in Valero SEC Documents filed since December 31, 2000 and prior to the date hereof, no event or events have occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Valero.

          (ii) Since December 31, 2000, Valero and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

          (iii) Since December 31, 2000, Valero has not declared any dividends on Valero Common Stock other than its regular quarterly dividends.

     (h) Legal Proceedings. There is no suit, action or proceeding or investigation pending or, to the knowledge of Valero, threatened, against or affecting Valero or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Valero, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Valero or its Subsidiaries having, or which would reasonably be expected to have, individually or in the aggregate, any such effect.

     (i) Compliance with Applicable Law. Valero and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default under any, applicable law, statute, order, rule or regulation of any Governmental Entity relating to Valero or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Valero.

     (j) Contracts. (i) Neither Valero nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (A) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from UDS, Valero, the Surviving Corporation or any of their respective Subsidiaries to any director officer or employee thereof, (B) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Valero SEC Documents filed prior to the date hereof, or (C) which materially restricts the conduct of any line of business by Valero or upon consummation of the Merger will materially restrict the ability of UDS or the Surviving Corporation to engage in any line of business. Each contract, arrangement, commitment or understanding of the type described in this Section 4.2(j), whether or not set forth in the Valero Disclosure Schedule or in such Valero SEC Documents, is referred to herein as a "Valero Contract".

             (ii) (A) Each Valero Contract is valid and binding on Valero and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (B) Valero and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Valero Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Valero, and
        (C) neither Valero nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Valero or any of its Subsidiaries under any such Valero Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Valero.

     (k) Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition of, on Valero, any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including CERCLA, pending or threatened in writing against Valero, which liability or obligation, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Valero. Valero is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Valero.

     (l) Employee Benefit Plans; Labor Matters. (i) The Internal Revenue Service has issued a favorable determination letter with respect to each Valero Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Valero Qualified Plans") and the related trust, and such determination letter has not been revoked. No circumstances exist and no events have occurred that could adversely affect the qualified status of any Valero Qualified Plan or the related trust which could not be corrected under the Internal Revenue Service's Employee Plans Compliance Resolution System (Revenue Procedure 2001-17) without material liability to Valero. No Valero Plan is intended to meet the requirements of Code Section 501(c)(9).

          (ii) With respect to each Valero Plan that is subject to Title IV or
     Section 302 of ERISA or Section 412 or 4971 of the Code: (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (B) the fair market value of the assets of such Valero Plan equals or exceeds the actuarial present value of all accrued benefits under such Valero Plan (whether or not vested) on an accumulated benefit obligation basis, based on the most recent actuarial report for such plan; (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (D) all premiums to the PBGC have been timely paid in full; (E) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Valero or any of its Subsidiaries; and (F) the PBGC has not instituted proceedings to terminate any such Valero Plan and, to Valero's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Valero Plan.

          (iii) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Valero, (A) each of the Valero Plans has been operated and administered in all material respects in accordance with applicable law and administrative rules and regulations of any Governmental Entity, including, but not limited to, ERISA and the Code, and (B) there are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Valero Benefit Plans, any fiduciaries thereof with respect to their duties to the Valero Benefit Plans or the assets of any of the trusts under any of the Valero Benefit Plans which could reasonably be expected to result in any material liability of Valero or any of its Subsidiaries to the PBGC, the U.S. Department of the Treasury, the U.S. Department of Labor, any Valero Benefit Plan, any participant in a Valero Benefit Plan, or any other party.

          (iv) No Valero Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan.

     (m) Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on Valero, (i) Valero and its Subsidiaries own, or are licensed to use, all Intellectual Property used in and necessary for the conduct of their business as it is currently conducted, (ii) to the knowledge of Valero, the use of Intellectual Property by Valero and its Subsidiaries does not infringe on or otherwise violate the rights of any third party, and, to the extent such Intellectual Property is licensed, its use is in accordance in all material respects with the applicable license pursuant to which Valero acquired the right to use such Intellectual Property, (iii) to the knowledge of Valero, no third party is challenging, infringing on or otherwise violating any right of Valero in the Intellectual Property, (iv) neither Valero nor any of its Subsidiaries has received any written notice of any pending claim, order or proceeding with respect to any Intellectual Property used in and necessary for the conduct of Valero's and its Subsidiaries' business as it is currently conducted, and (v) to the knowledge of Valero, no Intellectual Property is being used or enforced by Valero or its Subsidiaries in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for the conduct of Valero's and its Subsidiaries' business as it is currently conducted.

     (n) State Takeover Laws; Rights Plan. (i) The Board of Directors of Valero has approved this Agreement and the transactions contemplated by this Agreement as required under Section 203 of the DGCL and any other applicable state takeover laws so that any such state takeover laws will not apply to this Agreement or any of the transactions contemplated hereby.

          (ii) Valero has taken all action, if any, necessary or appropriate so that the entering into of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in the ability of any person to exercise any Valero Rights under the Valero Rights Agreement or enable or require the Valero Rights to separate from the shares of Valero Common Stock to which they are attached or to be triggered or become exercisable. No "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Valero Rights Agreement) has occurred.

     (o) Opinion of Financial Advisor. Valero has received the opinion of Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated, in each case dated the date hereof, to the effect that the Merger Consideration is fair to Valero from a financial point of view.

     (p) Board Approval. The Board of Directors of Valero, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders of Valero, (ii) approved and adopted this Agreement, and (iii) recommended that the plan of merger contained in this Agreement be adopted by the holders of Valero Common Stock.

     (q) Broker's Fees. Neither Valero nor any of its Subsidiaries nor any of its respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, excluding fees to be paid to Morgan Stanley & Co. Incorporated and Credit Suisse First Boston Corporation.

     (r) Taxes. (i) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Valero, (A) each of Valero and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all respects; (B) Valero and each of its Subsidiaries has paid all Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party; (C) there are no pending or, to the knowledge of Valero, threatened audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to Valero or any Subsidiary of Valero; (D) there are no liens for Taxes upon the assets of Valero or any Subsidiary of Valero, other than liens for current Taxes not yet due and liens for Taxes that are being contested in good faith by appropriate proceedings; (E) neither Valero nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not subsequently been filed when due (pursuant to such extension), nor provided or been requested to provide any waivers of the time to assess any Taxes that are pending or outstanding; (F) the consolidated federal income Tax Returns of Valero have been examined, or the statute of limitations has closed, with respect to all taxable years through and including July 31, 1997; (G) neither Valero nor any of its Subsidiaries has any liability for Taxes of any Person (other than Valero and its Subsidiaries) under Treasury Regulation
Section 1.1502-6 (or any comparable provision of state, local or foreign law); and (H) neither Valero nor any Subsidiary of Valero is a party to any agreement (with any Person other than Valero and/or any of its Subsidiaries) relating to the allocation or sharing of Taxes which is currently in force.

          (ii) Valero has not constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify under Section 355(a) of the Code (i) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (ii) in a distribution which otherwise constitutes part of a "plan" or "series of related transactions" within the meaning of Section 355(e) of the Code in conjunction with the Merger.

     (s) Reorganization under the Code. As of the date of this Agreement, neither Valero nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     (t) Form S-4; Joint Proxy Statement/Prospectus. None of the information to be supplied by Valero or its Subsidiaries in the Form S-4 or the Joint Proxy Statement/Prospectus will, at the time of the mailing of the Joint Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of each of the Valero Stockholders Meeting and the UDS Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Valero with respect to information supplied by UDS for inclusion therein.

     (u) Neither Valero nor any Subsidiary of Valero is a party to any collective bargaining or other labor union contract applicable to persons employed by Valero or any Subsidiary of Valero, and no collective bargaining agreement or other labor union contract is being negotiated by Valero or any Subsidiary of Valero. No labor organization or group of employees of Valero or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of Valero, except as would not reasonably be expected to have a Material Adverse Effect on Valero, (i) there is no labor dispute, strike, slowdown or work stoppage against Valero or any Subsidiary of Valero pending or, to the knowledge of Valero, threatened against Valero or any Subsidiary of Valero and (ii) no unfair labor practice or labor charge or complaint has occurred with respect to Valero or any Subsidiary of Valero.

     (v) Financing. Valero will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     5.1 Covenants of UDS. During the period from the date of this Agreement and continuing until the Effective Time, UDS agrees as to itself and its Subsidiaries that (unless Valero shall otherwise agree in writing and except as expressly contemplated or permitted by this Agreement or a correspondingly numbered subsection of the UDS Disclosure Schedule):

     (a) Ordinary Course. (i) UDS and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practices in all material respects, in substantially the same manner as heretofore conducted, and shall use its reasonable best efforts consistent with the other provisions of this Agreement to keep available the services of their respective present officers and key employees, preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time.

          (ii) UDS shall not, and shall not permit any of its Subsidiaries to,
     (A) enter into any new material line of business or (B) without the prior written consent of Valero, which will not be unreasonably withheld, incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, other than capital expenditures and obligations or liabilities in connection therewith (I) not exceeding $25 million individually, or $100 million in the aggregate, or (II) contemplated by the 2001 capital budget approved by the UDS Board of Directors and previously disclosed to Valero.

     (b) Dividends; Changes in Share Capital. UDS shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (x) the declaration and payment of regular quarterly cash dividends not in excess of $0.125 per share of UDS Common Stock with usual record and payment dates for such dividends in accordance with past dividend practice, (y) the payment of accrued amounts on any UDS Toprs pursuant to the terms of, and in connection with the redemption of, such UDS Toprs as required by their terms as in effect as of the date hereof and (z) the declaration and payment of regular dividends from a wholly owned Subsidiary of UDS to UDS or to another wholly owned Subsidiary of UDS in accordance with past dividend practice, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of UDS which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

     (c) Issuance of Securities. UDS shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or dispose of, or authorize or propose the issuance, delivery, sale, pledge or disposition of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of UDS Common Stock (and the associated UDS Rights) upon the exercise of UDS Stock Options outstanding as of the date hereof in accordance with their present terms, (ii) issuances, sales or deliveries by a wholly-owned Subsidiary of UDS of capital stock to such Subsidiary's parent or another wholly-owned Subsidiary of UDS or (iii) issuances in accordance with the UDS Rights Agreement. UDS shall not contribute any additional shares of capital stock to any trust associated with the GSOP.

     (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable law, UDS shall not and shall cause each of its Subsidiaries not to amend or propose to so amend its certificate of incorporation or by-laws or similar organizational documents.

     (e) No Acquisitions. Except for acquisitions in the ordinary course of business consistent with past practice that do not exceed $25 million individually or $100 million in the aggregate, without the prior written consent of Valero, which will not be unreasonably withheld, UDS shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of UDS and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor and which acquisitions are in the ordinary course of business consistent with past practice).

     (f) No Dispositions. UDS shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of UDS) other than in the ordinary course of business consistent with past practice.

     (g) Investments; Indebtedness. UDS shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) loans or investments by UDS or a wholly owned Subsidiary of UDS to or in UDS or any wholly owned Subsidiary of UDS, (y) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to UDS and its Subsidiaries taken as a whole (provided that none of such transactions referred to in this clause (y) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Law) or (ii) except in the ordinary course consistent with past practice under UDS's existing authorized commercial paper program, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of UDS or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person (other than any wholly owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing (collectively, "UDS Indebtedness").

     (h) Tax-Free Qualification. UDS shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.1) that would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     (i) Compensation. Except (x) as required by law or by the terms of any collective bargaining agreement or other agreement currently in effect between UDS or any Subsidiary of UDS and any director, officer or employee thereof or
(y) in the ordinary course of business consistent with past practice, UDS shall not (A) increase the amount of compensation of, or pay any severance to, any director or employee of UDS or any material Subsidiary or business unit of UDS (and UDS shall consult with Valero before effecting or proposing any such increase with respect to any director, officer or key employee of the foregoing), or (B) make any increase in or commitment to increase any employee benefits, grant any additional UDS Stock Options, adopt or amend or make any commitment to adopt or amend any UDS Benefit Plan or fund or make any contribution to any UDS Benefit Plan or any related trust or other funding vehicles (provided that, in any event, any such increase, commitment, grant, adoption, amendment, funding or contribution contemplated by this clause (B) shall only be made after prior consultation with Valero), other than regularly scheduled contributions to trusts funding qualified plans. No UDS Stock Options that are issued after the date hereof and prior to the Effective Time shall include "reload" features or "change in control" provisions that would be triggered by the transactions contemplated by this Agreement.

     (j) Accounting Methods; Tax Elections. Except as disclosed in UDS SEC Documents filed prior to the date of this Agreement, or as required by a Governmental Entity, UDS shall not change in any material respect its methods of accounting in effect at December 30, 2000, except as required by changes in GAAP as concurred in by UDS's independent public accountants. UDS shall not (i) change its fiscal

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year or any method of tax accounting, (ii) make any Tax election or (iii) settle or compromise any liability for Taxes, except in each case for any such actions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on UDS or as required by law.

     (k) Certain Actions. UDS and its Subsidiaries shall not take any action or omit to take any action that would reasonably be expected to prevent or materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement or, except in the ordinary course of business consistent with past practice, terminate, amend or modify any material provision of, or waive any material rights under, any UDS Contract.

     (l) No Related Actions. UDS shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     5.2 Covenants of Valero. During the period from the date of this Agreement and continuing until the Effective Time, Valero agrees as to itself and its Subsidiaries that (unless UDS shall otherwise agree in writing and except as expressly contemplated or permitted by this Agreement or a correspondingly numbered subsection of the Valero Disclosure Schedule):

     (a) Ordinary Course. Valero and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practices in all material respects, in substantially the same manner as heretofore conducted, and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time.

     (b) Dividends; Changes in Share Capital. Valero shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (x) the declaration and payment of regular quarterly cash dividends with usual record and payment dates for such dividends in accordance with past dividend practice and (y) the declaration and payment of regular dividends from a Subsidiary of Valero to Valero or to another Subsidiary of Valero in accordance with past dividend practice or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Valero which remains a wholly owned Subsidiary after consummation of such transaction.

     (c) Governing Documents. Except (i) to the extent required to comply with their respective obligations hereunder or with applicable law or (ii) to increase the number of shares of capital stock authorized by its certificate of incorporation, Valero shall not amend or propose to so amend its certificate of incorporation or by-laws.

     (d) Tax-Free Qualification. Valero shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 5.2) that would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     (e) Certain Actions. Valero and its Subsidiaries shall not take any action or omit to take any action that would reasonably be expected to prevent or materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement.

     (f) No Related Actions. Valero shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     5.3 Governmental Filings. UDS and Valero shall (A) confer on a reasonable basis with each other and (B) report to each other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. UDS and Valero shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall, if requested by the other and (to the extent permitted by law or regulation or

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any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly upon request.

     5.4 Control of Other Party's Business. Nothing contained in this Agreement shall give UDS, directly or indirectly, the right to control or direct Valero's operations or give Valero, directly or indirectly, the right to control or direct UDS's operations prior to the Effective Time. Prior to the Effective Time, each of UDS and Valero shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

     6.1 Preparation of Proxy Statement; Stockholders Meetings. (a) As promptly as reasonably practicable following the date hereof, Valero and UDS shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/Prospectus and Valero shall prepare and file with the SEC the Form S-4. The Joint Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Valero's prospectus. Each of Valero and UDS shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Valero and UDS shall, as promptly as practicable after receipt thereof, provide each other with copies of any written comments, and advise each other of any oral comments, with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC. The parties shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Valero and UDS, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Valero will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Valero stockholders, and UDS will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to UDS stockholders, in each case, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Valero Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to Valero or UDS, or any of their respective affiliates, officers or directors, is discovered by Valero or UDS and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Valero and UDS.

     (b) UDS shall duly take all lawful action to call, give notice of, convene and hold the UDS Stockholders Meeting as soon as practicable on a date determined in accordance with the mutual agreement of Valero and UDS for the purpose of obtaining the UDS Stockholder Approval and, subject to Section 6.5, shall take all lawful action to solicit the UDS Stockholder Approval. The Board of Directors

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of UDS shall, subject to the proper exercise of its fiduciary duties, recommend the adoption of the plan of merger contained in this Agreement by the stockholders of UDS to the effect as set forth in Section 4.1(p) (the "UDS Recommendation"), and shall not, unless Valero makes a Change in the Valero Recommendation, (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Valero the UDS Recommendation or (y) take any action or make any statement in connection with the UDS Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the UDS Recommendation"); provided, however, that the Board of Directors of UDS may make a Change in the UDS Recommendation pursuant to Section 6.5 hereof.

     (c) Valero shall duly take all lawful action to call, give notice of, convene and hold the Valero Stockholders Meeting as soon as practicable on a date determined in accordance with the mutual agreement of Valero and UDS for the purpose of obtaining the Valero Stockholder Approval and shall take all lawful action to solicit the Valero Stockholder Approval. The Board of Directors of Valero shall, subject to the proper exercise of its fiduciary duties, recommend the adoption of the plan of merger contained in this Agreement by the stockholders of Valero to the effect set forth in Section 4.2(p) and the approval of the issuance of Valero Common Stock in the Merger by the stockholders of Valero (the "Valero Recommendation"), and shall not, unless UDS makes a Change in the UDS Recommendation, (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to UDS the Valero Recommendation or (y) take any action or make any statement in connection with the Valero Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Valero Recommendation").

     6.2 Valero Board of Directors. At the Effective Time, Valero shall take all requisite action to (i) if necessary to give effect to the succeeding clause
(ii), expand its Board of Directors by up to four members and (ii) cause four of the current members of the UDS Board of Directors, as shall be mutually determined by UDS and Valero, to be appointed to its Board of Directors (collectively, the "UDS Board Designees"). At the annual meeting of the stockholders of Valero immediately following the Effective Time, Valero will take all action necessary to nominate and recommend each UDS Board Designee for reelection to the Valero Board of Directors, with at least one UDS Board Designee serving in each class of directors and no more than two UDS Board Designees serving in the same class of directors.

     6.3 Access to Information. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws or the HSR Act, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that
(i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party or any contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party. The parties will hold any information obtained pursuant to this Section 6.3 in confidence in accordance with, and shall otherwise be subject to, the provisions of the confidentiality agreement dated April 23, 2001, between UDS and Valero (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect. Any investigation by either Valero or UDS shall not affect the representations and warranties of the other.

     6.4 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each party hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all

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documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all Necessary Consents and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the "Required Approvals") and (ii) using its reasonable best efforts to obtain all such Necessary Consents and the Required Approvals. In furtherance and not in limitation of the foregoing, each of Valero and UDS agrees (i) to make (A) prior to May 31, 2001, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, (B) as promptly as practicable, appropriate filings with the European Commission, if required, in accordance with applicable competition, merger control, antitrust, investment or similar laws, and (C) as promptly as practicable, all other necessary filings with other Governmental Entities relating to the Merger, and, to supply as promptly as practicable any additional information or documentation that may be requested pursuant to such laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws or from such authorities as soon as practicable and (ii) not to extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which shall not be unreasonably withheld or delayed).

     (b) Each of UDS and Valero shall, in connection with the efforts referenced in Section 6.4(a) to obtain all Required Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) subject to applicable law, permit the other party to review in advance any proposed written communication between it and any Governmental Entity, (iii) promptly inform each other of (and, at the other party's reasonable request, supply to such other party) any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the DOJ, the FTC or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iv) consult with each other in advance to the extent practicable of any meeting or conference with the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

     (c) In furtherance and not in limitation of the covenants of the parties contained in Section 6.4(a) and 6.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any regulatory law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated hereby, UDS shall cooperate with Valero in all respects in responding thereto, and each shall use its respective reasonable best efforts in responding thereto, including (i) contesting and resisting any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement and (ii) holding separate or otherwise disposing of or conducting their business in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct their business in a specified manner or permitting the sale, holding separate or other disposition of, assets of Valero, UDS or their respective Subsidiaries or the conducting of their business in a specified manner. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4 shall

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limit a party's right to terminate this Agreement pursuant to Section 8.1(b) or
8.1(c) so long as such party has up to then complied with its obligations under this Section 6.4.

     (d) Each of Valero and UDS and their respective Boards of Directors shall, if any state takeover statute or similar statute (including, without limitation, Section 203 of the DGCL) becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

     6.5 Acquisition Proposals. (a) UDS agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of UDS or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving UDS or any of its Significant Subsidiaries, or any purchase or sale of 20% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its equity securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of its total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by any other party to this Agreement or an Affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"), (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

     (b) Notwithstanding anything in this Agreement to the contrary, UDS (and its Board of Directors) shall be permitted to (A) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal (to the extent applicable), (B) effect a Change in the UDS Recommendation, or (C) engage in discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case referred to in clause (B) or (C), (I) the UDS Stockholders Meeting shall not have occurred other than as a result of a breach by UDS of its obligations pursuant to Section 6.1, (II) (x) in the case of clause (B) above, it has received an unsolicited bona fide written Acquisition Proposal from a third party and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal and (y) in the case of clause (C) above, its Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal could constitute a Superior Proposal, (III) in the case of clause (B) or (C) above, its Board of Directors, after receipt of the advice of UDS's outside counsel, determines in good faith that there is a reasonable probability that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, (IV) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement having provisions that are customary in such agreements, as advised by counsel, provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provision, or omits restrictive provisions, contained in the Confidentiality Agreement, then the Confidentiality Agreement will be deemed to be amended to contain only such less restrictive provisions or to omit such restrictive provisions, as the case may be, and (V) prior to providing any information or data

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to any Person or entering into discussions or negotiations with any Person, it notifies Valero promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. UDS agrees that it will promptly keep Valero reasonably informed of the status and terms of any inquiries, proposals or offers and the status and terms of any discussions or negotiations, including the identity of the party making such inquiry, proposal or offer. UDS agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties (other than the parties to this Agreement) conducted heretofore with respect to any Acquisition Proposal. UDS agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 6.5. Nothing in this Section 6.5 shall (x) permit UDS to terminate this Agreement (except as specifically provided in Article VIII hereof) or (y) affect or limit any other obligation of Valero or UDS under this Agreement.

     6.6 Fees and Expenses. Subject to Section 8.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus and Form S-4, which shall be shared equally by Valero and UDS.

     6.7 Directors' and Officers' Indemnification and Insurance. Following the Effective Time, Valero shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of UDS and its Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by UDS pursuant to UDS's Certificate of Incorporation, By-laws and indemnification agreements, if any, in existence on the date hereof with, or for the benefit of, any directors, officers and employees of UDS and its Subsidiaries and (B) without limitation to clause (A), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the Surviving Corporation's (or any successor to the business of the Surviving Corporation) certificate of incorporation and by-laws for a period of six years after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current Certificate of Incorporation and By-laws of UDS and
(iii) cause to be maintained by the Surviving Corporation (or any successor to the business of the Surviving Corporation) for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by UDS (provided that Valero (or any such successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Valero (or any such successor) be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by UDS for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, Valero (or any such successor) shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. The obligations of Valero (or any such successor) under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.7 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.7 applies and their respective heirs and other representatives shall be third-party beneficiaries of, and entitled to enforce, this Section 6.7).

     6.8 Employee Benefits. (a) Following the Effective Time until the first to occur of (i) the first anniversary of the Effective Time and (ii) December 31, 2002 (such shorter period referred to herein as

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the "Benefit Protection Period"), Valero shall provide, or shall cause to be provided, to individuals who are employees of UDS and its Subsidiaries immediately before the Effective Time and who continue to be employed by Valero and its Subsidiaries after the Effective Time (the "UDS Employees") Benefit Plans (other than any equity-based UDS Benefit Plans) that are, in the aggregate, not less favorable than those generally provided to UDS Employees as of the date hereof, as disclosed by UDS to Valero immediately prior to the date of this Agreement. After the expiration of the Benefit Protection Period, Valero shall provide, or cause to be provided, to UDS Employees compensation and employee benefit plans and programs that are, in the aggregate, not less favorable than those generally provided to other similarly situated employees of Valero and its Subsidiaries. After the Effective Time, the equity-based benefits to be provided to an eligible UDS Employee shall be pursuant to the equity-based benefit plans and programs provided to similarly situated employees of Valero. Nothing contained herein shall be construed to prevent the termination of employment of any UDS Employee; provided, however, that in the event of a qualifying termination of any UDS Employee during the Benefit Protection Period, Valero shall provide, or cause to be provided, to such terminated UDS Employee severance benefits that are not less than the amount of severance benefits that would have been payable under the terms of the UDS severance plan or policy listed on Section 6.8(a) of the Company Disclosure Letter as in effect as of the date hereof that is applicable to any such UDS Employee. Notwithstanding anything contained herein to the contrary, UDS Employees who are covered under a collective bargaining agreement shall be provided the benefits that are required by such collective bargaining agreement from time to time.

     (b) For all purposes under the employee benefit plans of Valero and its Subsidiaries providing benefits to any UDS Employee after the Effective Time (the "New Plans"), each UDS Employee shall be credited with his or her years of service with UDS and its Subsidiaries and predecessor employers before the Effective Time, to the same extent as such UDS Employee was entitled, before the Effective Time, to credit for such service under any similar UDS Benefit Plans, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each UDS Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a UDS Benefit Plan in which such UDS Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans"); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any UDS Employee, Valero shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Valero shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) for purposes of each New Plan providing long-term or short-term disability, life insurance or other welfare benefits (other than medical, dental, pharmaceutical and/or vision benefits) to any UDS Employee, Valero shall cause all pre-existing condition exclusions of such New Plan to be waived for such employee and his or her covered dependents.

     (c) Valero will honor, in accordance with their terms, all vested and accrued benefit obligations to, and contractual rights of, current and former employees of UDS and its Subsidiaries which are disclosed on UDS's Disclosure Schedules, including, without limitation, the "change of control" provisions contained in the UDS Benefit Plans listed on the Section 6.8(c) of the Valero Disclosure Schedule. Nothing in this Agreement shall be interpreted as preventing Valero from amending, modifying or terminating any UDS Benefit Plan or other contract, arrangement, commitment or understanding, in accordance with their terms and applicable law.

     6.9 Public Announcements. Valero and UDS shall use reasonable best efforts to develop a joint communications plan and each shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable law or by obligations pursuant

                                       A-35
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to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 6.1, and subject to Section 6.5(b), neither Valero nor UDS shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

     6.10 Listing of Shares of Valero Common Stock. Valero shall use its reasonable best efforts to cause the shares of Valero Common Stock to be issued in the Merger and the shares of Valero Common Stock to be reserved for issuance upon exercise of the UDS Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     6.11 Rights Agreements. (a) The Board of Directors of Valero shall take all action to the extent necessary (including amending the Valero Rights Agreement) in order to render the Valero Rights inapplicable to the Merger and the other transactions contemplated by this Agreement.

     (b) The Board of Directors of UDS shall take all action to the extent necessary (including amending the UDS Rights Agreement) in order to render the UDS Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. Except in connection with the foregoing sentence, the Board of Directors of UDS shall not, without the prior written consent of Valero, (i) amend or waive any provision of the UDS Rights Agreement or (ii) take any action with respect to, or make any determination under, the UDS Rights Agreement, including a redemption of the UDS Rights, in each case in order to facilitate any Acquisition Proposal with respect to UDS.

     6.12 Affiliates. Not less than 45 days prior to the date of the UDS Stockholders Meeting, UDS shall deliver to Valero a letter identifying all persons who, in the judgment of UDS, may be deemed at the time this Agreement is submitted for adoption by the stockholders of UDS, "affiliates" of UDS for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. UDS shall use reasonable best efforts to cause each person identified on such list to deliver to Valero not later than ten days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit A hereto (an "Affiliate Agreement").

     6.13 Section 16 Matters. Prior to the Effective Time, Valero and UDS shall take all such steps as may be required to cause any dispositions of UDS Common Stock (including derivative securities with respect to UDS Common Stock) or acquisitions of Valero Common Stock (including derivative securities with respect to Valero Common Stock) resulting from the transactions contemplated by
Article II or Article III of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to UDS or will become subject to such reporting requirements with respect to Valero, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

     6.14 UDS Indebtedness. With respect to UDS Indebtedness issued under indentures qualified under the Trust Indenture Act of 1939, and any other UDS Indebtedness the terms of which require Valero to assume such debt in order to avoid default thereunder (collectively, the "Assumed Indentures"), Valero shall execute and deliver to the trustees or other representatives in accordance with the terms of the respective Assumed Indentures, supplemental indentures or other instruments, in form satisfactory to the respective trustees or other representatives, expressly assuming the obligations of UDS with respect to the due and punctual payment of the principal of (and premium, if any) and interest, if any, on, and conversion obligations under, all debt securities issued by UDS under the Assumed Indentures and the due and punctual performance of all the terms, covenants and conditions of the Assumed Indentures to be kept or performed by UDS and shall deliver such supplemental indentures or other instruments to the respective trustees or other representatives under the Assumed Indentures.

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

     6.15 Accountants' Letter. UDS shall use its reasonable best efforts to cause to be delivered to Valero a letter from its independent public accountants addressed to Valero, dated a date within two Business Days before the date on which the Form S-4 shall become effective, in form and substance reasonably satisfactory to Valero and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

     7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of UDS and Valero to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. (i) UDS shall have obtained the UDS Stockholder Approval and (ii) Valero shall have obtained the Valero Stockholder Approval.

     (b) No Injunctions or Restraints; Illegality. No law shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     (c) HSR Act; Other Approvals. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and (ii) all Other Approvals shall have been obtained, except those Other Approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Valero or UDS.

     (d) NYSE Listing. The shares of Valero Common Stock to be issued in the Merger and such other shares of Valero Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     7.2 Additional Conditions to Obligations of Valero. The obligations of Valero to effect the Merger are subject to the satisfaction, or waiver by Valero, on or prior to the Closing Date, of the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of UDS set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of UDS set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be so true and correct as of such other date); provided, however, that no such representations or warranties shall be deemed to have failed to be true and correct for purposes of this Section 7.2(a) unless the failure of such representations and warranties to be true and correct, disregarding for this purpose all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on UDS; and Valero shall have received a certificate of an executive officer of UDS to such effect.

     (b) Performance of Obligations of UDS. UDS shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date; and Valero shall have received a certificate of an executive officer of UDS to such effect.

     (c) Tax Opinion. Valero shall have received from Wachtell, Lipton, Rosen & Katz, counsel to Valero, a written opinion dated the Closing Date to the effect that for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Valero shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Valero and UDS.

     7.3 Additional Conditions to Obligations of UDS. The obligations of UDS to effect the Merger are subject to the satisfaction, or waiver by UDS, on or prior to the Closing Date, of the following additional conditions:

     (a) Representations and Warranties. Each of the representations and warranties of Valero set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of Valero set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date, in which case such representations and warranties shall be so true and correct as of such other date); provided, however, that no such representations or warranties shall be deemed to have failed to be true and correct for purposes of this Section 7.3(a) unless the failure of such representations and warranties to be true and correct, disregarding for this purpose all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Valero; and UDS shall have received a certificate of an executive officer of Valero to such effect.

     (b) Performance of Obligations of Valero. Valero shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date; and UDS shall have received a certificate of an executive officer of Valero to such effect.

     (c) Tax Opinion. UDS shall have received from Jones, Day, Reavis & Pogue, counsel to UDS, a written opinion dated the Closing Date to the effect that for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to UDS shall be entitled to rely upon customary assumptions and representations reasonably satisfactory to such counsel, including representations set forth in certificates of officers of Valero and UDS.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as specifically provided below, whether before or after the Valero Stockholders Meeting or the UDS Stockholders
Meeting:

     (a) By mutual written consent of Valero and UDS;

     (b) By either Valero or UDS, if the Effective Time shall not have occurred on or before May 3, 2002 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party's obligations set forth in Section 6.4) has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

     (c) By either Valero or UDS, if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 6.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action which is necessary to fulfill the conditions set forth in Sections 7.1(c), (d) or (e), as applicable, and such denial of a request to issue such order, decree, ruling or the failure to take such other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain, in accordance with Section 6.4); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with Section 6.4 has been the primary cause of such action or inaction;

     (d) By either Valero or UDS, if either the Valero Stockholder Approval or the UDS Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Valero Stockholders Meeting or the UDS Stockholders Meeting, as applicable;

     (e) By Valero, if UDS shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.2(a) or (b) are not capable of being satisfied on or before the Termination Date;

     (f) By UDS, if Valero shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 7.3(a) or (b) are not capable of being satisfied on or before the Termination Date;

     (g) By UDS, if the Board of Directors of UDS has provided written notice to Valero that UDS intends to enter into a binding written agreement for a Superior Proposal (with such termination becoming effective, if Valero does not make the offer contemplated by clause (iii) below, on the business day immediately following the five business day period contemplated thereby, or otherwise, upon UDS entering into such binding written agreement); provided, however, that (i) UDS shall have complied with Section 6.5 hereof in all material respects; (ii) UDS shall have (A) notified Valero in writing of its receipt of such Superior Proposal, (B) further notified Valero in such writing that UDS intends to enter into a binding agreement with respect to such Superior Proposal subject to clause (iii) below and (C) attached the most current written version of such Superior Proposal (or a summary containing all material terms and conditions of such Superior Proposal) to such notice; (iii) Valero does not make, within five business days after receipt of UDS's written notice pursuant to clause (ii) above, an offer that the Board of Directors of UDS shall have reasonably concluded in good faith (following consultation with its financial advisor and outside counsel) is as favorable to the stockholders of UDS as such Superior Proposal; and (iv) UDS pays the UDS Termination Fee in accordance with Section 8.2(d) concurrently with such termination;

     (h) By UDS, if Valero shall have (i) failed to make the Valero Recommendation or effected a Change in the Valero Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or (ii) materially breached its obligations under this Agreement by reason of a failure to call the Valero Stockholders Meeting in accordance with Section 6.1(c) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 6.1(a); or

     (i) By Valero, if UDS shall have (i) failed to make the UDS Recommendation or effected a Change in the UDS Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or (ii) materially breached its obligations under this Agreement by reason of a failure to call the UDS Stockholders Meeting in accordance with Section 6.1(b) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 6.1(a).

     8.2 Effect of Termination. (a) In the event of termination of this Agreement by either UDS or Valero as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party to this Agreement or their respective officers or directors except with respect to Section 4.1(q), Section 4.2(o), the second sentence of
Section 6.3, Section 6.6, this Section 8.2 and Article IX, which provisions shall survive such termination; provided that, notwithstanding anything to the contrary contained in this Agreement, neither Valero nor UDS shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

     (b) If (A)(I)(x) either UDS or Valero terminates this Agreement pursuant to
Section 8.1(d) (provided that the basis for such termination is the failure to obtain the UDS Stockholder Approval) or pursuant to Section 8.1(b) without the UDS Stockholders Meeting having occurred or (y) Valero terminates this Agreement pursuant to Section 8.1(e), (II) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to UDS shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of UDS, or UDS shall have breached in any material respect its obligations under Section 6.5, and (III) within twelve months of such termination UDS or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, or the Board of Directors of UDS or any of its Subsidiaries recommends that its respective stockholders approve, adopt or accept, any Acquisition Proposal, or (B) Valero shall terminate this Agreement pursuant to Section 8.1(i), then UDS shall promptly, but in no event later than one Business Day after the date of such termination (or, in the case of clause (A), if later, the date UDS or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal), pay Valero an amount equal to the UDS Termination Fee, by wire transfer of immediately available funds.

     (c) If (A)(I)(x) either UDS or Valero terminates this Agreement pursuant to
Section 8.1(d) (provided that the basis for such termination is the failure to obtain the Valero Stockholder Approval) or pursuant to Section 8.1(b) without the Valero Stockholders Meeting having occurred or (y) UDS terminates this Agreement pursuant to Section 8.1(f), (II) at any time after the date of this Agreement and before such termination there shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of Valero a proposal for the acquisition by a third party of 50% or more of the consolidated assets (including stock of its Subsidiaries) of Valero and its Subsidiaries, taken as a whole, or of 50% or more of its total voting power, whether by merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution, tender offer or exchange offer or similar transaction and (III) within twelve months of such termination Valero or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, or the Board of Directors of Valero or any of its Subsidiaries recommends that its respective stockholders approve, adopt or accept, a transaction contemplated by clause (II), or (B) UDS shall terminate this Agreement pursuant to Section 8.1(h), then Valero shall promptly, but in no event later than one Business Day after the date of such termination (or, in the case of clause (A), if later, the date Valero or its Subsidiary enters into such agreement with respect to or consummates the transaction contemplated by clause (II)), pay UDS an amount equal to the Valero Termination Fee, by wire transfer of immediately available funds.

     (d) If UDS terminates this Agreement pursuant to Section 8.1(g), UDS shall pay Valero in an amount equal to the UDS Termination Fee, by wire transfer of immediately available funds, concurrently with such termination.

     (e) The parties hereto acknowledge that the agreements contained in this
Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement; accordingly, if either party fails promptly to pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for the fee set forth in this Section 8.2, such party shall pay to the other party its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made, notwithstanding the provisions of Section 6.6. The parties hereto agree that any remedy or amount payable pursuant to this Section 8.2 shall not preclude any other remedy or amount payable hereunder, and shall not be an exclusive remedy, for any willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement.



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

     8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Valero Stockholder Approval or the UDS Stockholder Approval, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon verbal confirmation of receipt,
(b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

          (i) if to Valero to:

              Valero Energy Corporation
              One Valero Place
              San Antonio, Texas 78212

              Attention: General Counsel

              with a copy to:

              Wachtell, Lipton, Rosen & Katz
              51 West 52nd Street
              New York, New York 10019

              Attention: Edward D. Herlihy, Esq.

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

          (ii) if to UDS to:

               Ultramar Diamond Shamrock Corporation
               6000 North Loop
               1604 West
               San Antonio, Texas 78249-1112

               Attention: Chief Administrative & Legal Officer

               with a copy to:

               Jones, Day, Reavis & Pogue
               North Point
               901 Lakeside Avenue
               Cleveland, Ohio 44114-1190

               Attention: Lyle Ganske, Esq.

     9.3 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." In addition, each Section of this Agreement is qualified by the matters set forth with respect to such Section on the Valero Disclosure Schedule, the UDS Disclosure Schedule and the other Schedules to this Agreement, and such other Sections of this Agreement to the extent that the matter in such Section of such Schedule is disclosed in such a way as to make its relevance called for by such other Section of this Agreement readily apparent.

     9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     9.5 Entire Agreement; No Third Party Beneficiaries. (a) This Agreement, the Confidentiality Agreement and the exhibits and schedules hereto and the other agreements and instruments of the parties delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except that, for purposes of the definition of "best efforts" as used in Sections 6.4(a) and 6.4(c) and interpreting the right of UDS to terminate this Agreement under Section 8.1(f) upon breach by Valero of Sections 6.4(a) and 6.4(c), the parties agree that it is proper to refer to the course of their discussions prior to entering into this Agreement.

     (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 6.7 (which is intended to be for the benefit of the Persons covered thereby).

     9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

     9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     9.9 Submission to Jurisdiction; Waivers. Each of Valero and UDS irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Valero and UDS hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Valero and UDS hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise),
(c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.

     9.10 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, Valero and UDS have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                            VALERO ENERGY CORPORATION

                                            By: /s/ WILLIAM E. GREEHEY
                                              ----------------------------------
                                                Name: William E. Greehey
                                                Title: Chief Executive Officer
                                                and President

                                            ULTRAMAR DIAMOND SHAMROCK
                                            CORPORATION

                                            By: /s/ JEAN R. GAULIN
                                              ----------------------------------
                                                Name: Jean R. Gaulin
                                                Title: Chief Executive Officer
                                                and President

                                                                      APPENDIX B

                                 [VALERO LOGO]

                                                                     May 4, 2001

Board of Directors
Valero Energy Corporation
One Valero Place
San Antonio, TX 78212

Members of the Board:

     We understand that Valero Energy Corporation ("Valero" or the "Company") and Ultramar Diamond Shamrock Corporation ("UDS") propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated May 3, 2001 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of UDS with and into Valero. Pursuant to the Merger, each outstanding share of common stock, par value $.01 per share, of UDS and any associated UDS Rights (as defined in the Merger Agreement) (collectively, the "UDS Common Stock"), other than shares held in treasury or held by Valero or any wholly-owned subsidiaries of UDS or Valero or as to which dissenters' rights have been perfected, will be converted into the right to receive, at the option of the holder of UDS Common Stock and subject to the provisions of the Merger Agreement, either (i) a number of shares of common stock, par value $0.01 per share, of Valero (the "Valero Common Stock") that is the quotient obtained by dividing the sum of (a) $27.50 and (b) the product of (I) 0.614 and (II) the Valero Average Closing Price as defined in the Merger Agreement by the Valero Average Closing Price, or (ii) an amount in cash equal to the sum of $27.50 and the product of 0.614 and the Valero Average Closing Price (collectively, the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Merger Consideration to be paid by Valero pursuant to the Merger Agreement is fair from a financial point of view to the Company.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly-available financial statements and other information of the Company and UDS, respectively;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and UDS, prepared by the managements of the Company and UDS, respectively;

          (iii) reviewed certain financial projections of the Company and UDS prepared by the managements of the Company and UDS, respectively;

          (iv) discussed the past and current operations and financial condition and the prospects of the Company and UDS, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company and UDS, respectively;

          (v) reviewed the pro forma impact of the Merger on Valero's present and projected financial performance and other financial ratios;

          (vi) discussed potential strategic and operational benefits of the Merger with senior executives of the Company and UDS;

          (vii) reviewed the reported prices and trading activity for the Valero Common Stock and the UDS Common Stock;

Valero Energy Corporation
May 4, 2001
Page  2

          (viii) compared the financial performance of the Company and UDS and the prices and trading activity of the Valero Common Stock and the UDS Common Stock with that of certain other comparable publicly-traded companies and their securities;

          (ix) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

          (x) participated in discussions and negotiations among representatives of the Company and UDS and their legal and financial advisors;

          (xi) reviewed the Merger Agreement and certain related documents;

          (xii) considered such other factors and performed such other analysis as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance and prospects of the Company and UDS. Morgan Stanley has assumed that in connection with the receipt of all the necessary regulatory approvals for the proposed Merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger.

     In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of UDS, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company and UDS and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the Valero Common Stock will trade following consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meetings held in connection with the Merger.

Valero Energy Corporation
May 4, 2001
Page  3

     Based on the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be paid by Valero pursuant to the Merger Agreement is fair from a financial point of view to the Company.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:      /s/ MICHAEL DICKMAN
                                            ------------------------------------
                                              Michael Dickman
                                              Managing Director

              [CREDIT SUISSE FIRST BOSTON CORPORATION LETTERHEAD]

                                                                      APPENDIX C

May 4, 2001

Board of Directors
Valero Energy Corporation
One Valero Place
San Antonio, TX 78212

Members of the Board:

You have asked us to advise you with respect to the fairness to Valero Energy Corporation ("Valero") from a financial point of view of the Consideration (as defined below) to be paid by Valero pursuant to the terms of an Agreement and Plan of Merger, which you have advised us is expected to be entered into as of May 6, 2001 (the "Merger Agreement"), by and between Ultramar Diamond Shamrock Corporation ("Ultramar") and Valero. Pursuant to the Merger Agreement Ultramar will merge with and into Valero (the "Merger") and each outstanding share of common stock, par value $0.01 per share, of Ultramar will be converted into the right to receive, at the option of the holder thereof (subject to certain procedures and limitations set forth in the Merger Agreement as to which we express no opinion), either (i) a number of shares (the "Stock Consideration") of common stock, par value $0.01 per share ("Valero Common Stock"), of Valero equal to the quotient, rounded to the nearest ten-thousandth, obtained by dividing (a) the sum of (x) $27.50 and (y) the product of (A) 0.614 and (B) the average daily last sale prices of Valero Common Stock as reported on the NYSE for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the third business day prior to the closing date (the "Valero Average Closing Price") by (b) the Valero Average Closing Price or (ii) an amount in cash equal to the sum of (x) $27.50 and (y) the product of (A) 0.614 and (B) the Valero Average Closing Price (the "Cash Consideration" and, together with the Stock Consideration, as applicable, the "Consideration").

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to Valero and Ultramar, as well as a draft of the Merger Agreement dated May 1, 2001, and certain related documents. We have also reviewed certain other information, including financial forecasts, provided to or discussed with us by Valero and Ultramar, and have met with Valero's and Ultramar's managements to discuss the businesses and prospects of Valero and Ultramar. We have also considered certain financial and stock market data of Valero and Ultramar, and we have compared those data with similar data for other publicly held companies in businesses similar to those of Valero and Ultramar and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Valero's and Ultramar's managements as to the future financial performance of Valero and Ultramar and as to the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. You also have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We have assumed, with your consent, that in the course of obtaining the necessary regulatory and third party approvals and consents for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on the contemplated benefits to Valero of the Merger. You also have advised us, and we have assumed, that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, amendment or modification of any material term, condition or agreement set forth therein. We have also assumed that the Merger Agreement, when executed, will conform to the draft reviewed by us in all respects material to our analyses. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Valero or Ultramar, nor have been we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or business strategies that may be available to Valero, nor does it address Valero's underlying business decision to engage in the Merger. We are not expressing any opinion as to the actual value of Valero Common Stock when issued pursuant to the Merger or the prices at which such common stock will trade at any time.

We have been engaged solely to render our opinion to the Board of Directors of Valero with respect to the fairness from a financial point of view of the Consideration to be paid by Valero pursuant to the Merger and did not participate in the negotiation of the Merger Agreement or the determination of the Consideration. We will receive a fee for rendering this opinion.

We and our affiliates have in the past provided, and may in the future provide, investment banking and financial services to Valero for which we have received, and expect to receive, compensation. We may also provide or otherwise assist Valero in obtaining all or a portion of the financing Valero requires in connection with the Merger, for which we would expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both Valero and Ultramar for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of Valero in connection with its consideration of the Merger and does not constitute a recommendation as to how any stockholder of Valero should vote or act on any matter relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by Valero pursuant to the Merger is fair to Valero from a financial point of view.

                                            Very truly yours,

                                            /s/ CREDIT SUISSE FIRST BOSTON
                                                CORPORATION

                                            CREDIT SUISSE FIRST BOSTON
                                            CORPORATION

                                                                      APPENDIX D
                 [LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

                     [BANC OF AMERICA SECURITIES LLC LOGO]

May 5, 2001

Board of Directors
Ultramar Diamond Shamrock Corporation
6000 North Loop 1604 West
San Antonio, TX 78249

Members of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to the stockholders of Ultramar Diamond Shamrock Corporation (the "Company"), of the Merger Consideration (as defined below) provided for in connection with the proposed merger (the "Merger") of the Company with Valero Energy Corporation (the "Purchaser"). Pursuant to the terms of the Agreement and Plan of Merger (the "Agreement") to be entered into by and between the Company and the Purchaser, the Company will be merged with and into the Purchaser and each share of Common Stock, par value $0.01 per share, of the Company (the "Company Common Stock"), other than shares held in treasury or held by the Purchaser or any wholly-owned subsidiary of the Purchaser or as to which dissenters' or appraisal rights have been perfected, will be converted into the right to receive, at the election of the holder thereof and subject to certain election and proration procedures specified in the Agreement (as to which we express no opinion), either (a) a number of shares of Common Stock, par value $0.01 per share, of the Purchaser (the "Purchaser Common Stock"), equal to the quotient obtained by dividing (i) the sum of (A) $27.50 and (B) the product of (x) 0.614 and (y) the average of the daily last sale prices of a share of Purchaser Common Stock on the New York Stock Exchange for the ten consecutive full trading days ending at the close of trading on the third business day prior to the closing date (the "Purchaser Average Closing Price") by (ii) the Purchaser Average Closing Price (such number of shares of Purchaser Common Stock, the "Stock Consideration"); or
(b) an amount in cash equal to the sum of (i) $27.50 and (ii) the product of (A)
0.614 and (B) the Purchaser Average Closing Price (the "Cash Consideration" and together with the Stock Consideration, the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization and/or exchange pursuant to the Internal Revenue Code of 1986, as amended.

For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other business and financial information of the Company and the Purchaser;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and the Purchaser;

          (iii) analyzed certain financial forecasts prepared by the managements of the Company and the Purchaser and certain analysts;

          (iv) reviewed and discussed with the managements of the Company and the Purchaser information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and the Purchaser, respectively;

          (v) discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company and discussed the past and current operations, financial condition and prospects of the Purchaser with senior executives of the Purchaser;

Board of Directors
Ultramar Diamond Shamrock Corporation
May 5, 2001
Page  2

          (vi) reviewed the pro forma impact of the Merger on the Purchaser's earnings per share, cash flow, consolidated capitalization and financial ratios;

          (vii) reviewed the reported prices and trading activity for the Company Common Stock and the Purchaser Common Stock;

          (viii) compared the financial performance of the Company and the Purchaser and the prices and trading activity of the Company Common Stock and the Purchaser Common Stock with that of certain other publicly traded companies we deemed relevant;

          (ix) compared certain financial terms of the Merger to corresponding financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

          (x) participated in discussions among representatives of the Company and the Purchaser and their financial and legal advisors;

          (xi) reviewed a draft dated May 3, 2001 of the Agreement and certain related documents; and

          (xii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have been advised, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company and the Purchaser. With respect to certain adjustments to the financial forecasts relating to the Purchaser provided to or discussed with us by the management of the Company, we assumed, at the direction of the management of the Company, without independent verification or investigation, that such adjustments and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals.

We were not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We did not participate in negotiations with respect to the terms of the Merger. Consequently, we have assumed that such terms are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties to the Merger, and no opinion is expressed as to whether any alternative transaction might produce consideration for the Company's stockholders in an amount in excess of that contemplated in the Merger. We have also assumed that the definitive form of the Agreement will be substantially similar to the last draft reviewed by us.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, including a fee which is contingent upon the consummation of the Merger. In the past, Banc of America Securities LLC or its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services. Bank of America, N.A., an affiliate of ours, is agent and a lender under the Company's senior credit facility. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company and the Purchaser for our own account or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities.

Board of Directors
Ultramar Diamond Shamrock Corporation
May 5, 2001
Page  3

It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with and for purposes of its evaluation of the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. However, this opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the Securities and Exchange Commission, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion does not in any manner address the prices at which the Purchaser Common Stock will trade following consummation of the Merger or at any time. In addition, we express no opinion or recommendation as to how the stockholders of the Company should vote or act on any matter relating to the Merger or as to the form of the Merger Consideration to be elected by such stockholders.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Merger Consideration is fair from a financial point of view to the Company's stockholders.

Very truly yours,

/s/ BANC OF AMERICA SECURITIES LLC

                                                                      APPENDIX E

     SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that

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     such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list


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filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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